Exhibit 99.7

Budget and Fiscal Plan

2017/18 — 2019/20

February 21, 2017

National Library of Canada Cataloguing in Publication Data

British Columbia.

Budget and fiscal plan. —- 2002/03/2004/05-

Annual

Also available on the Internet.

Continues: British Columbia. Ministry of Finance and

Corporate Relations. Budget ... reports. ISSN 1207-5841

ISSN 1705-6071 = Budget and fiscal plan — British Columbia.

1. Budget — British Columbia — Periodicals. 2. British

Columbia — Appropriations and expenditures — Periodicals.

I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742 352.48’09711’05 C2003-960048-3

Budget and Fiscal Plan 2017/18 — 2019/20	February 21, 2017

Attestation by the Secretary to Treasury Board

Summary		1

Part 1: Three Year Fiscal Plan
Introduction		5
Revenue		8
Major Revenue Sources		10
Expense		18
Consolidated Revenue Fund Spending		18
	Health Care	19
	K–12 Education	21
	Post-Secondary Sector	23
	Supporting Families and Individuals in Need	23
	Investing in Housing Supply and Affordability	25
	Support for Economic Development and Communities	25
	Protecting the Environment	27
	Accountability and Transparency	28
Management of the BC Public Service		28
Recovered Expenses		29
Operating Transfers		30
Service Delivery Agency Spending		30
Capital Spending		31
Taxpayer-supported Capital Spending		31
Self-supported Capital Spending		37
Projects over $50 million		37
Provincial Debt		42
Risks to the Fiscal Plan		45
Tables:
1.1	Three Year Fiscal Plan	5
1.2	Comparison of Major Factors Underlying Revenue	9
1.3	Personal Income Tax Revenue	10
1.4	Corporate Income Tax Revenue	11
1.5	Sales Tax Revenue	11
1.6	Federal Government Contributions	14
1.7	Revenue by Source	16
1.8	Expense by Ministry, Program and Agency	17
1.9	Mental Health and Substance Use Incremental Funding	20
1.10	Health Per Capita Costs and Outcomes: Canadian Comparisons	21
1.11	Funding Increases for the K—12 Sector	22
1.12	Supporting the Technology Sector	23
1.13	Additional Support for Children, Families and Individuals in Need	24
1.14	Funding for Economic Development and Communities	26

Budget and Fiscal Plan — 2017/18 to 2019/20

1.15	Protecting the Environment	28
1.16	Capital Spending	31
1.17	Provincial Transportation Investments	35
1.18	Capital Expenditure Projects Greater Than $50 Million	38
1.19	Provincial Debt Summary	43
1.20	Provincial Borrowing Requirements	44
1.21	Reconciliation of Summary Results to Provincial Debt Changes	44
1.22	Key Fiscal Sensitivities	45

Topic Boxes:
Liquefied Natural Gas — Update		50
Addressing Housing Supply and Affordability		53
Child Care and Family Supports		57

Part 2: Tax Measures
Tax Measures — Supplementary Information		60
Tables:
2.1	Summary of Tax Measures	59
2.2	Impact of Medical Services Plan Premium Changes	63

Topic Boxes:
Carbon Tax Report and Plan		66
Medical Services Plan Premiums		69
Commission on Tax Competitiveness		72

Part 3: British Columbia Economic Review and Outlook
Summary		75
British Columbia Economic Activity and Outlook		75
The Labour Market		76
Consumer Spending and Housing		77
Business and Government		79
External Trade and Commodity Markets		80
Demographics		81
Inflation		82
Risks to the Economic Outlook		82
External Outlook		83
United States		83
Canada		85
Europe		87
Asia		88
Financial Markets		89
Interest Rates		89
Exchange Rate		90

Budget and Fiscal Plan — 2017/18 to 2019/20

ii

Tables:
3.1	British Columbia Economic Indicators	76
3.2	US Real GDP Forecast: Consensus vs Ministry of Finance	85
3.3	Canadian Real GDP Forecast: Consensus vs Ministry of Finance	87
3.4	Private Sector Canadian Interest Rate Forecasts	90
3.5	Private Sector Exchange Rate Forecasts	91
3.6.1	Gross Domestic Product: British Columbia	92
3.6.2	Selected Nominal Income and Other Indicators: British Columbia	93
3.6.3	Labour Market Indicators: British Columbia	93
3.6.4	Major Economic Assumptions	94

Topic Box:
The Economic Forecast Council, 2017		95

Part 4: 2016/17 Updated Financial Forecast (Third Quarterly Report)
Introduction		99
Revenue		101
Expense		101
Government Employment (FTEs)		102
Provincial Capital Spending		102
Provincial Debt		103
Risks to the Fiscal Forecast		104
Supplementary Schedules		105
Tables:
4.1	2016/17 Forecast Update	99
4.2	2016/17 Financial Forecast Changes	100
4.3	2016/17 Capital Spending Update	102
4.4	2016/17 Provincial Debt Update	103
4.5	2016/17 Operating Statement	105
4.6	2016/17 Revenue by Source	106
4.7	2016/17 Expense by Ministry, Program and Agency	107
4.8	2016/17 Expense by Function	108
4.9	2016/17 Capital Spending	109
4.10	2016/17 Provincial Debt	110
4.11	2016/17 Statement of Financial Position	111

Appendix		113

Budget and Fiscal Plan — 2017/18 to 2019/20

iii

February 21, 2017

As required by Section 7(1)(d) of the Budget Transparency and Accountability Act (BTAA), and Section 4(a)(v) of the Carbon Tax Act, I confirm that Budget 2017 contains the following elements:

•                  Fiscal forecasts for 2017/18 to 2019/20 (provided in Part 1) and economic forecasts for 2017 to 2021 (provided in Part 3).

•                  A report on the advice received from the Economic Forecast Council (EFC) in late November 2016 (updated January 2017) on the economic growth outlook for British Columbia, including a range of forecasts for 2017 and 2018 (see Part 3, page 95).

•                  Material economic, demographic, fiscal, accounting policy and other assumptions and risks underlying Budget 2017 economic and fiscal forecasts. In particular:

•                  The economic forecast reflects stable economic growth for British Columbia in an uncertain global economic environment. Policy uncertainty weighs on the North American outlook, Europe’s economy remains fragile, while China’s economy is going through a period of transition. Accordingly, the economic projections assumed in Budget 2017 are prudent relative to the average of the forecasts provided by the Economic Forecast Council.

•                  Personal and corporate income tax revenue forecasts include the preliminary 2015 income tax assessments and the latest projections for national corporate taxable income received from the federal government. The property transfer tax forecast assumes the level of housing activity in 2016/17 does not fully carry forward.

•                  Natural gas royalty forecasts continue to adopt a lower natural gas price forecast compared to the private sector average in order to maintain prudence against volatility.

•                  The economic and revenue forecasts do not reflect any incremental activity or revenue from liquefied natural gas development. In addition, the economic and revenue forecasts do not incorporate a settlement to the current US-Canada softwood lumber dispute or any impacts of potential litigation that could arise.

•                  Ministry budgets include base increases for the costs arising from the second Economic Stability Dividend payable under the current Economic Stability Mandate. 2018/19 represents the fifth and final year in the current wage mandate. Budget 2017 does not incorporate any funding or cost estimates for a new mandate.

•                  Budget 2017 includes spending projections for the George Massey Tunnel Replacement Project.

•                  Budget 2017 includes $320 million to fund the Memorandum of Agreement with the BC Teachers’ Federation regarding the recent Supreme Court of Canada decision in relation to Bill 22. Any incremental funding required for a final settlement will be managed within the fiscal plan.

•                  The fiscal plan includes three-year financial projections for school districts, post-secondary institutions and health authorities, as provided by the Ministries of Education, Advanced Education and Health, respectively, based on plans submitted to the ministries by those entities, and for the other service delivery agencies and the commercial Crown corporations, as submitted directly to the Ministry of Finance by those organizations.

•                  Forecast prudence totals $750 million in 2017/18 and $550 million in each of 2018/19 and 2019/20, being the sum of the Contingencies vote and the forecast allowance in each fiscal year.

•          A Revenue Neutral Carbon Tax Report for 2015/16 and 2016/17, and the Revenue Neutral Carbon Tax Plan for 2017/18 to 2019/20 (see Part 2: Tax Measures, page 66).

To the best of my knowledge, the three-year fiscal plan contained in Budget 2017 conforms to the standards and guidelines of generally accepted accounting principles for senior governments as outlined in Note 1 of the 2015/16 Public Accounts.

I would like to recognize staff in government ministries and agencies for their contribution to this document. I would like to especially acknowledge staff in the Ministry of Finance, whose professionalism, commitment and expertise were essential to the completion of this budget.

/s/ Athana Mentzelopoulos
Athana Mentzelopoulos
Deputy Minister and Secretary to Treasury Board

Budget and Fiscal Plan — 2017/18 to 2019/20

Summary: BUDGET AND FISCAL PLAN — 2017/18 to 2019/20

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Revenue	50,890	50,838	51,196	52,045
Expense	(49,082)	(50,193)	(50,702)	(51,572)
Forecast allowance	(350)	(350)	(250)	(250)
Surplus	1,458	295	244	223
Capital spending:
Taxpayer-supported capital spending	4,123	4,804	4,491	4,398
Self-supported capital spending	2,855	3,279	3,572	3,985
	6,978	8,083	8,063	8,383
Provincial Debt:
Taxpayer-supported debt	42,027	43,302	45,184	47,201
Self-supported debt	24,289	26,135	28,023	30,237
Total debt (including forecast allowance)	66,666	69,787	73,457	77,688
Taxpayer-supported debt to GDP ratio	16.1%	15.9%	15.9%	16.0%
Taxpayer-supported debt to revenue ratio	84.0%	87.6%	91.1%	93.5%

	2016	2017	2018	2019
Economic Forecast:
Real GDP growth	3.0%	2.1%	2.1%	2.0%
Nominal GDP growth	4.7%	4.1%	4.0%	3.9%

Improving Affordability and Increasing Competitiveness

Budget 2017 provides significant financial relief for British Columbians and investment in key program areas and new initiatives while maintaining government’s ongoing commitment to responsible fiscal management. Budget 2017 projects modest surpluses across the fiscal plan period for the fifth year in a row.

In particular, Budget 2017 signals government’s intention to eliminate Medical Services Plan (MSP) premiums. The timing and structure of the change will be influenced by the Province’s fiscal capacity.

As a first step, beginning January 1, 2018, British Columbia will begin the process by reducing premiums by 50 per cent for households with annual family net income up to $120,000. In addition, the income threshold below which households are fully exempt from MSP premiums is increased by $2,000. These changes will reduce premiums by 50 per cent for up to 2 million British Columbians, providing an annual benefit of $845 million. MSP premiums will generally return to levels they have not been at since 1993. In fact, adjusting for inflation, households under $120,000 will pay lower premiums than at any time since the 1980s.

Budget 2017 reflects government’s commitment to expand social supports, improve public education, and broaden economic development over the fiscal plan period. Key areas for increased expenditures over the next three years include:

•        $740 million in additional funding to the K—12 sector, including $320 million in interim agreement funding to help address the recent decision of the Supreme Court of Canada;

•        $796 million in additional program funding and income assistance for children, families and individuals in need;

•        $100 million more for mental health and substance use treatment, focusing on youth;

•        an additional $311 million for rural economic development and community initiatives, and the enhancement and protection of the environment; and

•        an additional $87 million to enhance government’s technology strategy.

In 2016, government committed to $855 million over the next five years to create 4,900 affordable rental units with its partners. Leading up to Budget 2017, government announced a further $65 million to fund 380 more units largely in support of individuals with mental health and substance use issues, bringing housing investments to $920 million in total.

Budget and Fiscal Plan — 2017/18 to 2019/20

Summary

Through the Housing Priority Initiatives Special Account, government will be dedicating up to $728 million of property transfer tax revenue to provide BC Housing Management Commission with financing as needed, to deliver the new BC Home Owner Mortgage and Equity Partnership Program; continue housing investments; and maintain rental assistance and homelessness programs.

In addition to the MSP premium reduction, government will initiate a number of tax policy measures in Budget 2017 to achieve social policy, economic development and competitiveness objectives, including:

•        phasing out the provincial sales tax on electricity purchases by businesses over the next two years;

•        reducing the small business corporate income tax rate to 2 per cent from 2.5 per cent;

•        pausing the phase-out of the preferential tax treatment for credit unions;

•        extending the scientific research and experimental development tax credit, BC mining flow-through share tax credit, training tax credit and book publishing tax credit;

•        increasing the threshold for the first time homebuyers’ exemption to $500,000 from $475,000;

•        increasing the threshold for the home owner grant phase-out to $1.6 million from $1.2 million;

•        introducing a back-to-school tax credit; and

•        introducing a tax credit for volunteer firefighters and search and rescue volunteers.

These new commitments included in Budget 2017 are made from the strong revenues that result from British Columbia’s diverse and resilient economy, as well as ongoing interest cost savings stemming from government’s focus on debt management within an affordability framework. Reducing direct operating debt and maintaining government’s AAA credit rating results in an estimated half billion dollars in interest cost savings over the fiscal plan.

Steady Economic Growth

Following an estimated increase of 3.0 per cent in 2016, the Ministry of Finance forecasts British Columbia’s economy to grow by 2.1 per cent in both 2017 and 2018, and by 2.0 per cent annually from 2019 to 2021.

Prudent economic forecast

The Ministry’s forecast for BC real GDP growth is 0.2 percentage points below the outlook provided by the Economic Forecast Council for 2017 and 0.1 percentage point below in 2018. This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan.

The Ministry estimate for 2016 is higher than forecast in Budget 2016 as growth in employment, retail sales, and housing starts exceeded expectations. While in subsequent years the domestic economy is generally expected to grow as previously anticipated, a weaker outlook for external economies is weighing on export growth. As such, the Ministry’s real GDP outlook for 2017 and beyond is lower than what was forecast in Budget 2016.

Downside risks to BC’s economic outlook include:

•        uncertainty regarding US fiscal and trade policy;

•        fragility in Europe as governments and the financial system deal with elevated sovereign debt alongside weak economic growth and ongoing uncertainty associated with Brexit;

•        slower than anticipated economic activity in Asia resulting in weaker demand for BC’s exports and downward pressure on global commodity prices (particularly as China’s economy transitions from investment and export-led growth towards a consumer-driven economy);

Budget and Fiscal Plan — 2017/18 to 2019/20

Summary

•        exchange rate uncertainty; and

•        potential for a slowdown in domestic and Canadian economic activity.

Capital Spending

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary facilities, transit, and roads is forecast to be $13.7 billion over the fiscal plan period, the highest level ever. These investments will be financed by $9.5 billion in borrowing with the remainder funded by third parties, such as the federal government, and from internal cash sources.

Self-supported capital spending on power projects, transportation infrastructure and other capital assets will total $10.8 billion over the fiscal plan period and will be financed by $6.7 billion in borrowing, with the remainder funded internally.

Ongoing Debt Affordability

Investments made in Budget 2017 are within government’s debt affordability framework. Total taxpayer-supported debt is projected to fall year-over-year in 2016/17 for the first time since 2008/09. Direct operating debt is on track to be eliminated by 2020/21, the first time since 1975/76.

As well, government’s key debt affordability metric, the taxpayer-supported debt to GDP ratio, is forecast to continue to decline from 17.1 per cent in 2015/16 to end the fiscal plan period at 16.0 per cent.

Debt to GDP trend steady

1 Restated to reflect the impact of Statistics Canada GDP revisions.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue, including Crown corporation net income forecasts, such as economic factors, commodity prices and weather conditions;

•        potential changes to federal government allocations for health and social transfers and cost-sharing agreements, as well as impacts on provincial income taxes arising from federal government tax policy changes;

•        utilization rates for government services such as health care, children and family services, and income assistance;

•        impacts of the expiration of the 2006 Softwood Lumber Agreement between Canada and the US; and

•        the outcome of litigation, arbitrations, and negotiations with third parties.

To mitigate the risks to the fiscal plan, government incorporates four main levels of prudence in its projections:

•        the Ministry of Finance outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.2 percentage points lower in 2017 and 0.1 percentage point lower in 2018);

•        the natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the 20th percentile of private sector forecasts;

•        government has included a forecast allowance of $350 million in 2017/18 and $250 million in each 2018/19 and 2019/20 fiscal years to guard against volatility, including revenue changes; and

•        the fiscal plan also includes a Contingencies vote allocation of $400 million in 2017/18, and $300 million in each of 2018/19 and 2019/20, to help manage unexpected pressures and fund priority initiatives.

Budget and Fiscal Plan — 2017/18 to 2019/20

Summary

Conclusion

In summary, Budget 2017:

•        significantly lowers the cost of MSP premiums for up to two million British Columbians in addition to the two million British Columbians who do not pay any premiums;

•        reflects improved program delivery and benefits through higher funding to the health, education, social services, and technology sectors;

•        maintains a focus on debt management in support of British Columbia’s enviable AAA credit rating resulting in ongoing lower debt interest costs;

•        introduces tax measures targeted towards achieving social policy and competitiveness objectives, while supporting government’s balanced budget commitment; and

•        makes investments in government’s capital infrastructure in support of government priority initiatives and service delivery.

Budget and Fiscal Plan — 2017/18 to 2019/20

Part 1: THREE YEAR FISCAL PLAN

Table 1.1 Three Year Fiscal Plan

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Revenue	50,890	50,838	51,196	52,045
Expense	(49,082)	(50,193)	(50,702)	(51,572)
Forecast allowance	(350)	(350)	(250)	(250)
Surplus	1,458	295	244	223
Capital spending:
Taxpayer-supported capital spending	4,123	4,804	4,491	4,398
Self-supported capital spending	2,855	3,279	3,572	3,985
	6,978	8,083	8,063	8,383
Provincial Debt:
Taxpayer-supported debt	42,027	43,302	45,184	47,201
Self-supported debt	24,289	26,135	28,023	30,237
Total debt (including forecast allowance)	66,666	69,787	73,457	77,688
Taxpayer-supported debt to GDP ratio	16.1%	15.9%	15.9%	16.0%
Taxpayer-supported debt to revenue ratio	84.0%	87.6%	91.1%	93.5%

Introduction

Budget 2017 provides significant financial relief for British Columbians while maintaining government’s ongoing commitment to responsible fiscal planning. Budget 2017 projects modest surpluses across the fiscal plan period for the fifth year in a row.

Budget 2017 signals government’s intention to eliminate Medical Services Plan (MSP) premiums. The timing and structure of the change will be influenced by the Province’s fiscal capacity.

As a first step, beginning January 1, 2018, British Columbia will begin the process of eliminating MSP premiums by reducing premiums by 50 per cent for households with annual family net income up to $120,000. In addition, the income threshold below which households are fully exempt from MSP premiums is increased by $2,000 (e.g. from $24,000 to $26,000 for a single individual and from $33,000 to $35,000 for a couple with two children). These changes will reduce premiums by 50 per cent for up to 2 million British Columbians, providing an annual benefit of $845 million, in addition to the two million British Columbians who do not pay any premiums.

MSP premiums will generally return to levels they have not been at since 1993. In fact, adjusting for inflation, households under $120,000 will pay lower premiums than at any time since the 1980s. For more on the MSP changes, see the Medical Service Plan Premiums topic box on page 69.

Government is able to make new commitments in Budget 2017 due to strong revenues resulting from British Columbia’s diverse and resilient economy, as well as ongoing interest cost savings stemming from government’s focus on debt management within an affordability framework. In combination, the maintenance of government’s AAA credit rating and the falling direct operating debt result in over a half billion dollars saved in interest costs over the fiscal plan period. These savings provide ongoing fiscal room for investments in key program areas of importance to British Columbians.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Government’s taxpayer-supported capital spending over the fiscal plan period will total $13.7 billion, the highest level ever, reflecting investments in transportation, education and health sector infrastructure. This total is $1.7 billion higher than Budget 2016, due in part to an increase in cost-shared projects with the federal government under the Strategic Investment Fund and the Public Transit Infrastructure Fund in the post-secondary and transportation sectors, respectively.

Capital investments by self-supported commercial Crown corporations will total $10.8 billion, $2.2 billion higher than the Budget 2016 estimate, mainly due to the inclusion of the George Massey Tunnel Replacement Project.

Government’s total debt is forecast to end the fiscal plan period at $77.7 billion. Within this overall balance, direct operating debt is projected to fall to $1.1 billion, the lowest level since 1982/83. In addition, taxpayer-supported debt falls year-over-year in 2016/17 for the first time since 2008/09. Taxpayer-supported debt then grows in out years, reflecting investment in priority infrastructure projects in the sectors noted above.

Budget 2017 commitments are made with a continuing emphasis on responsible fiscal management and the debt affordability framework. Government’s key debt metric, debt to GDP, is forecast to fall from 17.1 per cent in 2015/16 to end the fiscal plan period at 16.0 per cent.

Chart 1.1 Debt to GDP trend steady

1 Restated to reflect the impact of Statistics Canada GDP revisions.

As well, taxpayer-supported debt to revenue remains within a reasonable range over the Budget 2017 fiscal plan track.

The major risks to the fiscal plan stem from changes in factors that government does not directly control. These include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue, including commercial Crown corporation forecasts, such as economic factors, commodity prices and weather conditions;

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Chart 1.2 Debt to revenue compared to Budget 2016

•        potential changes to federal government transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income taxes arising from federal government tax policy and budget changes;

•        utilization rates for government services such as health care, children and family services, and income assistance;

•        impacts of the expiration of the 2006 Softwood Lumber Agreement between Canada and the US; and

•        the outcome of litigation, arbitrations, and negotiations with third parties.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•        the Ministry outlook for BC’s real GDP growth is lower than the outlook provided by the Economic Forecast Council (0.2 percentage points lower in 2017 and 0.1 percentage point lower in 2018);

•        the natural gas revenue forecast incorporates additional prudence by using a price forecast that is within the 20th percentile of private sector forecasts;

•        government has included a forecast allowance of $350 million in 2017/18 and $250 million in each of 2018/19 and 2019/20 to guard against volatility, including changes to revenue; and

•        the fiscal plan includes a Contingencies vote allocation of $400 million in 2017/18, and $300 million in 2018/19 and 2019/20, to help manage unexpected pressures and fund priority initiatives.

A complete discussion of the risks to the fiscal plan can be found beginning on page 45. Economic risks are discussed in Part 3: British Columbia Economic Review and Outlook.

Budget and Fiscal Plan — 2017/18 to 2019/20

                                                                                                 Three Year Fiscal Plan

Revenue

Chart 1.3 Revenue trends

Total revenue growth is expected to average 2.3 per cent annually over the four year period to 2019/20. This reflects the impacts of 4.2 per cent average annual nominal GDP growth on taxation revenues, projected increases in other fee revenues, investment earnings, federal government contributions and commercial Crown net income. These improvements are partly offset by an expected declining trend in natural resource revenues and reductions to Medical Service Plan (MSP) premiums.

Chart 1.4 Revenue forecast

In 2017/18, taxation revenue is forecast to decline 0.4 per cent due to the effects of one time income and property transfer tax revenues recorded in 2016/17 that are not expected to fully carry forward. Over the next two years, taxation revenue sources are projected to average 3.0 per cent annual growth, consistent with the Ministry of Finance economic

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

growth projections for nominal GDP, household income, net operating surplus, consumer expenditures and housing starts. The forecast also includes the impacts of tax measures detailed in Part 2: Tax Measures.

Natural resource revenue is forecast to decline 9.4 per cent in 2017/18 compared to 2016/17 mainly due to reduced revenue from Crown land tenures. This revenue source includes the revenue recognized from the bonus bids in the monthly auctions and rents on drilling licences and leases. Excluding this revenue source, natural resource revenue growth is 1.4 per cent in 2017/18 as the effect of higher natural gas prices is partly offset by the impact of lower coal prices. Over the next two years, the average annual change in natural resource revenues is projected to decline 2.9 per cent as the effects of declining bonus bid revenue and lower coal prices offset the impacts of rising natural gas and copper prices.

Revenue from MSP premiums is forecast to decline 8.2 per cent in 2017/18 and a further 26.0 per cent in 2018/19 reflecting government’s decision to reduce premiums by 50 per cent for up to 2 million British Columbians. More information on MSP premium changes can be found in the Medical Services Plan Premiums topic box on page 69.

Excluding MSP premiums, over the next three years, average annual growth in revenue from fees and licences, investment earnings and miscellaneous sources is expected to be relatively flat. The revenue forecast incorporates estimates provided by ministries and taxpayer-supported agencies.

Federal government contributions are forecast to average 2.3 per cent annual growth over the next three years mainly due to expected increases in the Canada Health Transfer (CHT) and Canada Social Transfer (CST) disbursements.

Table 1.2 Comparison of Major Factors Underlying Revenue

Calendar Year	February 21, 2017				February 16, 2016
Per cent growth unless otherwise indicated	2016	2017	2018	2019	2016	2017	2018	2019
Real GDP	3.0	2.1	2.1	2.0	2.4	2.3	2.3	2.3
Nominal GDP	4.7	4.1	4.0	3.9	4.0	4.3	4.3	4.3
Household income	3.7	3.6	3.8	3.8	3.6	3.9	3.9	3.9
Net operating surplus	8.5	5.0	2.4	3.0	3.7	5.0	5.0	5.4
Consumer expenditures	5.8	4.6	4.6	4.5	4.8	4.7	4.5	4.6
Consumer expenditures on durable goods	7.9	2.4	2.4	2.0	2.5	1.9	1.8	1.5
Business investment	8.5	5.0	5.1	4.9	5.6	5.1	4.6	4.6
Residential investment	15.4	6.1	5.3	4.9	6.8	6.0	4.8	4.9
Retail sales	6.3	3.7	3.7	3.6	4.3	3.7	3.6	3.6
Employment	3.2	1.2	1.2	1.1	1.2	1.2	1.2	1.2
BC Housing starts	33.1	-28.4	-8.2	-2.0	-6.5	-4.6	-3.6	0.0
US Housing starts	4.9	-0.5	3.4	0.0	-1.0	0.0	0.0	0.0
SPF 2x4 price ($US/thousand board feet)	$308	$326	$318	$300	$288	$300	$300	$300
Pulp ($US/tonne)	$803	$806	$800	$800	$840	$825	$825	$825
Exchange rate (US cents/Canadian dollar)	75.4	73.7	75.3	78.4	73.1	76.8	79.7	81.8

Fiscal Year	2016/17	2017/18	2018/19	2019/20	2016/17	2017/18	2018/19	2019/20
Natural gas price ($Cdn/GJ at plant inlet)	$1.22	$1.61	$1.53	$1.73	$1.04	$1.34	$1.61	$1.84
Bonus bid average bid price per hectare ($)	$163	$140	$160	$200	$252	$290	$388	$362
Electricity price ($US/mega-watt hour, Mid-C)	$24	$27	$25	$27	$24	$26	$29	$31
Metallurgical coal price ($US/tonne, fob west coast)	$141	$140	$113	$110	$85	$93	$105	$121
Copper price ($US/lb)	$2.26	$2.38	$2.48	$2.61	$2.27	$2.48	$2.58	$2.70
Crown harvest volumes (million cubic metres)	58.5	59.0	60.0	60.0	62.0	62.0	62.0	62.0

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Commercial Crown net income is expected to average 3.6 per cent annual growth over the next three years mainly reflecting relatively stable growth in net income for BC Hydro, Liquor Distribution Branch and BC Lottery Corporation, and lower losses expected for ICBC. More details on commercial Crown corporation net income are provided beginning on page 14.

Major Revenue Sources

Key assumptions and sensitivities relating to revenue are provided in Appendix Table A5. The assumptions and factors that are the major drivers for preparing projections of individual revenue sources include sensitivities to provide the reader with a sense of potential impacts to revenue projections if there are changes to these underlying assumptions and factors. The following text references the forecasts of these assumptions and factors in explaining individual revenue sources. An analysis of historical volatility of the economic variables related to revenue sources can be found in the 2016 BC Financial and Economic Review (pages 14-15). The major revenue components are detailed below.

Taxation revenue

Personal income tax base revenue (excluding tax measures and adjustments for prior years) is forecast to average 4.4 per cent annual growth over the next three years, consistent with Budget 2017 projections of household and employee compensation income growth.

Table 1.3 Personal Income Tax Revenue

($ millions)	2016/17	2017/18	2018/19	2019/20
Base personal income tax revenue	8,784	9,153	9,570	10,003
Measures:
–Budget 2017 tax measures	(1)	17	28	28
Prior-Year adjustment	815	—	—	—
Budget 2017 revenue	9,598	9,170	9,598	10,031
Annual growth	14.5%	-4.5%	4.7%	4.5%
Household income growth (calendar year)	3.7%	3.6%	3.8%	3.8%
Employee compensation income growth (calendar year)	4.1%	4.1%	4.1%	4.0%
Elasticity[1] (calendar year basis, policy neutral)	1.1	1.2	1.2	1.2

1 Per cent growth in current year tax relative to per cent growth in personal income.

Personal income tax revenue is expected to decrease 4.5 per cent in 2017/18 mainly due to the effects of prior-year adjustments in 2016/17. Over the next two years, revenue is projected to average 4.6 per cent annual growth based on the economic projections of household and employee compensation income. The impacts of the Budget 2017 tax policy measures are mainly due to the decrease in the dividend tax credit rate to 15 per cent from 17 per cent.

Corporate income tax revenue is mainly based on cash instalments received from the federal government and settlement adjustments for prior years. The revenue forecast is expected to increase 13.7 per cent in 2017/18 reflecting increases in instalments and the settlement payment for prior years, partly offset by the effects of the reduction in the small business corporate income tax rate to 2.0 per cent from 2.5 per cent. Average annual growth over the next two years is forecast at just 1.5 per cent as increases in instalments are partly offset by lower prior-year settlement payments.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

The revenue forecast incorporates the federal government’s latest projections of national corporate taxable income. Revenue projections assume the reduction of the small business income tax rate to 2.0 per cent from 2.5 per cent, effective April 1, 2017, while the general corporate income tax rate remains at 11.0 per cent. BC corporate income tax entitlement is forecast to rise in line with the economic projections of net operating surplus of corporations.

Table 1.4 Corporate Income Tax Revenue

($ millions)	2016/17	2017/18	2018/19	2019/20
Advance instalments from the federal government:
–Payment share	11.6%	12.5%	13.3%	13.8%
–Instalments	2,727	3,013	3,237	3,416
–less small business income tax rate measure	—	(68)	(72)	(73)
International Business Activity Act refunds	(20)	(25)	(25)	(25)
Prior-years’ settlement payment	295	493	328	198
Corporate income tax revenue	3,002	3,413	3,468	3,516
Annual per cent growth	7.7%	13.7%	1.6%	1.4%

Provincial sales tax revenue growth is expected to average 3.5 per cent annually over the next three years. The forecast incorporates a two-year phase out of tax applied to electricity purchases as recommended by the Commission on Tax Competitiveness to help businesses become more competitive and support increased investment, growth and job creation. The tax rate is reduced to 3.5 per cent from 7.0 per cent effective October 1, 2017, and effective April 1, 2019, electricity purchases are fully exempt from provincial sales tax. This is expected to reduce revenue by $164 million once fully implemented in 2019/20.

Table 1.5 Sales Tax Revenue

($ millions)	2016/17	2017/18	2018/19	2019/20
Provincial sales taxes	6,544	6,785	7,061	7,257

Annual per cent change (calendar year)	2016	2017	2018	2019
Durable goods	7.9%	2.4%	2.4%	2.0%
Consumer goods and services	5.8%	4.6%	4.6%	4.5%
Residential investment	15.4%	6.1%	5.3%	4.9%
Government expenditures	4.3%	1.9%	2.5%	2.0%
Nominal GDP	4.7%	4.1%	4.0%	3.9%
Retail sales	6.3%	3.7%	3.7%	3.6%

Carbon tax revenue is forecast to average 1.5 per cent annual growth over the next three years. The forecast assumes that purchased volumes of natural gas will grow in line with real GDP and that consumption of gasoline will remain flat. Carbon tax revenue is fully returned to taxpayers through tax reductions and credits. For more details on carbon tax recycling, see the Carbon Tax Report and Plan topic box on page 66.

Tobacco tax revenue is expected to grow by an average of 1.1 per cent annually over the three years of the fiscal plan. The forecast incorporates the Budget 2017 tobacco tax rate increase of 0.8 cents per cigarette, effective October 1, 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Property tax revenue is expected to grow by an average of 4.6 per cent annually over the three year plan, in line with the outlook for BC housing starts and inflation. The forecast incorporates the impact of increasing the threshold for the phase-out of the home owner grant to $1.6 million from $1.2 million for the 2017 tax year.

Property transfer tax revenue is forecast to decline 23.9 per cent in 2017/18 due to expected slowing housing market activity. In 2017/18, market activity and revenue are projected to be at 2015/16 levels. Over the next two years, revenue is forecast to average 3.9 per cent annual decline in line with the outlook for BC housing starts. Revenue from the 15 per cent additional property transfer tax applied in Metro Vancouver is forecast at $100 million in 2016/17 and $150 million in each of the next three years.

More information on tax measures are detailed in Part 2: Tax Measures.

Natural resource revenue

Natural gas royalties are expected to increase 49.1 per cent in 2017/18 due to the impact of higher prices for natural gas and natural gas liquids, including butane and pentane. Royalties are forecast to be relatively flat in 2018/19 as the effects of higher production volumes are offset by lower natural gas prices and utilization of royalty program credits. In 2019/20, revenue increases 21.8 per cent due to the effects of rising prices and production volumes.

The forecast assumes an average price of $1.61 ($Cdn/gigajoule, plant inlet) in 2017/18, up from $1.22 in 2016/17. The 2017/18 assumption is within the 20th percentile of the private sector forecasters, continuing the prudence incorporated since 2013/14. Prices are expected to fluctuate over the next two years, averaging $1.53 in 2018/19 and $1.73 in 2019/20, in line with the growth of the average of the private sector forecasts. Over the three-year fiscal plan period, the Budget 2017 natural gas price projection averages 52 cents lower than the average of the private sector forecasters. Natural gas royalty rates are sensitive to prices in the $1.20 to $2.60 range. Hence the effective royalty rate is generally expected to rise as prices increase, depending on the take up of royalty program credits.

See Appendix Table A6 for more details regarding natural gas price forecasts.

Chart 1.5 Revenue from energy, metals and minerals

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Revenue from bonus bids and rents on drilling licences and leases: Over the next three years, this revenue is forecast to decline 73.7 per cent, from $623 million in 2016/17 to $164 million in 2019/20. This is due to declining deferred revenue over the three years and total cash sales expected at less than $10 million annually. More detail is provided in Appendix Table A5 on page 123.

Mining and minerals: Revenue from mineral tax, fees and miscellaneous mining receipts is expected to decline an average of 13.8 per cent annually over the next three years mainly due to the impacts of lower assumed coal prices. Spot metallurgical coal prices rose significantly in the latter half of 2016 reflecting short-term supply shortages due to temporary mine closures in Australia and China. Prices are forecast to decline over the forecast period as global production increases.

Other energy: Other energy revenue is comprised of electricity sales under the Columbia River Treaty, petroleum royalties and fees collected by the Oil and Gas Commission. These revenues are expected to increase 10.2 per cent in 2017/18 due to the effects of higher assumed electricity and oil prices, followed by an average annual increase of 0.4 per cent over the next two years.

Forests revenue is expected to remain relatively flat over the three-year fiscal plan period, with average annual growth of just 0.5 per cent. Total harvest levels on Crown land are projected to increase from 58.5 million cubic metres in 2016/17 to 60.0 million cubic metres by 2019/20. The effects of increasing harvest volumes are partly offset by projected declining stumpage rates in the BC Timber sales program. The forecast does not explicitly incorporate any impacts of duties that the US may impose on Canadian lumber exports resulting from the recent dispute.

Other natural resource revenue is comprised of water rentals and fees for hunting and fishing licenses collected under the Wildlife Act. These sources are expected to increase by an annual average rate of 1.6 per cent over the fiscal plan mainly due to higher water rentals collected under the Water Sustainability Act.

Other revenue

Medical Service Plan premiums: Budget 2017 signals government’s intention to eliminate MSP premiums. The timing and structure of the change will be influenced by the Province’s fiscal capacity.

As a first step, beginning January 1, 2018, British Columbia will begin by first reducing premiums by 50 per cent for households with annual family net income up to $120,000. In addition, the income threshold below which households are fully exempt from MSP premiums is increased by $2,000 (e.g. from $24,000 to $26,000 for a single individual and from $33,000 to $35,000 for a couple with two children). These changes will reduce premiums by 50 per cent for up to 2 million British Columbians, providing an annual benefit of $845 million, in addition to the two million British Columbians who do not pay any premiums.

MSP premiums will generally return to levels they have not been at since 1993. In fact, adjusting for inflation, households under $120,000 will pay lower premiums than at any time since the 1980s.

As a result of these changes, revenue to government from MSP premiums is forecast to decline 8.2 per cent in 2017/18 and a further 26.0 per cent in 2018/19. More information on MSP premium changes can be found in the Medical Service Plan Premiums topic box on page 69.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Other fees and licences: Over the next three years, revenue from other fees and licences is expected to average 2.0 per cent annual growth as higher fee revenue collected by post-secondary institutions and from motor vehicle licences and permits are partly offset by lower revenue from other sources.

Investment earnings and miscellaneous revenue sources are projected to decline an average 2.2 per cent annually over the three year fiscal plan mainly reflecting the loss of one-time revenue in 2016/17 related to the net gain of the transfer of selected lands and buildings to non-profit societies. Excluding this one-time revenue, the average annual growth is flat over the three years.

Federal government transfers

Health and social transfers are expected to average 3.3 per cent annual growth over the three years of the fiscal plan, mainly reflecting national cash transfers and a rising BC population share. The plan assumes the national Canada Health Transfer (CHT) cash disbursement increases 3.0 per cent in 2017/18 followed by increases of 3.3 per cent and 4.0 per cent in the last two years of the plan. The national CHT cash disbursement in 2017/18 is based on a three year average (2015 to 2017) of Canada’s nominal GDP growth, subject to a minimum annual growth rate of 3.0 per cent. The national Canada Social Transfer (CST) cash disbursement is projected to increase 3.0 per cent annually, consistent with the federal government forecast. The forecast does not include any targeted funding for homecare and mental health that was recently offered by the federal government.

Table 1.6 Federal Government Contributions

($ millions)	2016/17	2017/18	2018/19	2019/20
Canada Health Transfer	4,741	4,868	5,035	5,246
Deferred health equipment grants	3	—	—	—
Canada Social Transfer	1,751	1,802	1,859	1,918
Total health and social transfers	6,495	6,670	6,894	7,164
Ministry cost recoveries	529	604	534	533
Transfers to post-secondary institutions	492	501	508	513
Transfers to taxpayer-supported Crown corporations	319	297	220	193
Transfers to other SUCH sector agencies	90	92	90	89
Disaster financial assistance contributions	18	15	23	19
Other transfers	137	138	138	139
Total other contributions	1,585	1,647	1,513	1,486
Total Federal Government Contributions	8,080	8,317	8,407	8,650

Other federal contributions are expected to decline 2.1 per cent annually, on average, over the next three years. Reduced funding includes declining contributions to the BC Housing Management Commission in support of housing as well as lower ministry vote recoveries, mainly reflecting a time-limited transfer in 2017/18 to support local governments under the federal government’s Clean Water and Wastewater Fund.

Commercial Crown corporations

British Columbia Hydro and Power Authority: As required by regulation, BC Hydro’s net income is set at $698 million in 2017/18 and $712 million in 2018/19. For 2019/20, BC Hydro’s net income will remain at $712 million. Pursuant to the 10 Year Rates Plan, BC Hydro forecasts include annual rate increases of 3.5 per cent for 2017/18, 3 per cent for 2018/19 and 2.6 per cent for 2019/20.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

As part of the 10 Year Rates Plan, government is phasing out the payment of dividends by BC Hydro starting in 2017/18 to assist with stabilizing rate increases and improve BC Hydro’s capital structure to a 60:40 debt to equity ratio.

British Columbia Liquor Distribution Branch: The Liquor Distribution Branch’s net income is projected to average $1,054 million over the fiscal plan period, based on an average annual growth of 2.2 per cent in net sales revenue.

British Columbia Lottery Corporation: BCLC reflects moderate net income growth over the fiscal plan period, from $1,284 million in 2017/18 to $1,314 million by 2019/20. Growth in net income is mainly attributed to a continued focus on innovation to retain existing players by supporting and enhancing existing products and to broaden the player base and engage new demographics of players by developing new content and experiences. The corporation continually manages costs and looks for ways to operate the business more efficiently and effectively.

For each year of the fiscal plan, government will distribute approximately $255 million (or approximately 20 per cent of the distribution paid to government) of its gaming income to charities and local governments. This distribution is $5 million more per year than Budget 2016. As well, $147 million of the gaming income retained by government will be allocated each year to the Health Special Account in support of health services.

Insurance Corporation of British Columbia: A net loss is forecast to average $104 million annually over the fiscal plan period. The outlook assumes average annual growth of 1.8 per cent in the number of insured vehicles and a 4.1 per cent average annual increase in current year claims costs. The net loss forecasts for 2018/19 and 2019/20 also assume preliminary planned savings targets related to an announced comprehensive independent review. The forecast will be reassessed once government has reviewed the independent review recommendations. The Budget 2017 plan assumes that ICBC will not pay any dividends to government in 2016/17 and over the next three years.

Transportation Investment Corporation (TI Corp): TI Corp continues to forecast net losses for the fiscal plan period, with profits expected for future years, consistent with TI Corp’s long-term financing plan. Through tolls, TI Corp will recover capital costs for the Port Mann/Highway 1 Improvement Project, and will pay for ongoing operations and maintenance for the bridge and highway. Traffic forecasts indicate long term traffic growth on the Port Mann Bridge, and TI Corp is expected to repay the Project debt and meet all financial obligations by 2050.

TI Corp manages the TReO toll system on the Port Mann Bridge and highway operations for 37 kilometers of Highway 1 between Langley and Vancouver. Bridge and highway construction was completed in 2015, with some construction continuing off-highway scheduled to be completed on time in 2016/17 and within the $3.3 billion project budget.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.7 Revenue by Source

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Taxation revenue
Personal income	9,598	9,170	9,598	10,031
Corporate income	3,002	3,413	3,468	3,516
Sales [1]	6,544	6,785	7,061	7,257
Fuel	976	983	990	997
Carbon	1,201	1,218	1,236	1,255
Tobacco	745	758	770	770
Property	2,289	2,395	2,504	2,618
Property transfer	2,025	1,542	1,445	1,425
Insurance premium	530	540	550	560
	26,910	26,804	27,622	28,429
Natural resource revenue
Natural gas royalties	159	237	239	291
Forests	859	852	870	872
Other natural resources [2]	1,544	1,231	1,121	1,024
	2,562	2,320	2,230	2,187
Other revenue
Medical Services Plan premiums	2,529	2,322	1,719	1,749
Other fees and licences [3]	3,603	3,695	3,769	3,820
Investment earnings	1,189	1,239	1,255	1,279
Miscellaneous [4]	3,353	3,226	3,119	2,970
	10,674	10,482	9,862	9,818
Contributions from the federal government
Health and social transfers	6,495	6,670	6,894	7,164
Other federal government contributions [5]	1,585	1,647	1,513	1,486
	8,080	8,317	8,407	8,650
Commercial Crown corporation net income
BC Hydro	684	698	712	712
Liquor Distribution Branch	1,050	1,054	1,060	1,050
BC Lottery Corporation (net of payments to federal government)	1,305	1,284	1,301	1,314
ICBC	(396)	(144)	(25)	(143)
Transportation Investment Corporation	(88)	(90)	(86)	(86)
Other [6]	109	113	113	114
	2,664	2,915	3,075	2,961
Total revenue	50,890	50,838	51,196	52,045

1  Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.

2  Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

3  Post-secondary, healthcare-related, motor vehicle, and other fees.

4  Includes reimbursements for healthcare and other services provided to external agencies, and other recoveries.

5   Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6   Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.8 Expense by Ministry, Program and Agency

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17 [1]	2017/18	2018/19	2019/20
Office of the Premier	9	9	9	9
Aboriginal Relations and Reconciliation	86	91	91	91
Advanced Education	1,981	2,066	2,062	2,080
Agriculture	82	85	86	86
Children and Family Development	1,451	1,596	1,592	1,592
Community, Sport and Cultural Development	539	318	269	269
Education	5,617	5,923	5,969	5,970
Energy and Mines	28	74	35	35
Environment	151	171	160	158
Finance	1,171	374	607	613
Forests, Lands and Natural Resource Operations	887	703	696	698
Health	17,965	18,840	19,341	19,913
International Trade	50	54	55	55
Jobs, Tourism and Skills Training	196	212	206	206
Justice	527	515	521	521
Natural Gas Development	454	458	461	460
Public Safety and Solicitor General	684	742	741	741
Small Business and Red Tape Reduction	4	4	4	4
Social Development and Social Innovation	2,738	2,981	3,039	3,056
Technology, Innovation and Citizens’ Services	492	564	505	505
Transportation and Infrastructure	988	868	874	874
Total ministries and Office of the Premier	36,100	36,648	37,323	37,936
Management of public funds and debt	1,148	1,181	1,169	1,162
Contingencies	450	400	300	300
Funding for capital expenditures	1,045	1,485	1,580	1,432
Refundable tax credit transfers	1,031	1,166	1,187	1,208
Legislative Assembly and other appropriations	146	179	136	137
Total appropriations	39,920	41,059	41,695	42,175
Elimination of transactions between appropriations [2]	(16)	(53)	(54)	(58)
Prior year liability adjustments	(5)	—	—	—
Consolidated revenue fund expense	39,899	41,006	41,641	42,117
Expenses recovered from external entities	2,753	2,969	2,854	2,900
Funding provided to service delivery agencies	(23,914)	(24,506)	(25,239)	(25,551)
Total direct program spending	18,738	19,469	19,256	19,466
Service delivery agency expense:
School districts	6,048	6,248	6,315	6,358
Universities	4,461	4,619	4,771	4,885
Colleges and institutes	1,215	1,224	1,245	1,250
Health authorities and hospital societies	14,161	14,352	14,707	15,086
Other service delivery agencies	4,459	4,281	4,408	4,527
Total service delivery agency expense	30,344	30,724	31,446	32,106
Total expense	49,082	50,193	50,702	51,572

1   Restated to reflect government’s current organization and accounting policies.

2     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Expense

Excluding the Ministry of Health increase, Budget 2017 provides new funding commitments totaling almost $3 billion over the three year fiscal plan for important ministry programs, compared to Budget 2016. The average annual growth in spending is expected to be 2.4 per cent while maintaining modest surpluses across the fiscal plan period.

Chart 1.6 Expense trends

Government is able to provide funding increases within the balanced budget objective. This is made possible due to revenue improvements that flow from a diverse and resilient economy, as well as ongoing interest cost savings resulting from focused management of debt within government’s affordability framework. The reduction in direct operating debt from $10.2 billion in 2013/14 to a forecast $1.1 billion by 2019/20 results in over a half billion dollars in interest cost savings over the fiscal plan period. These savings provide ongoing fiscal room for investments in key program areas of importance to British Columbians.

Consolidated Revenue Fund Spending

Given the recent relatively strong growth in provincial revenues, Budget 2017 affords the opportunity to make significant investments in the K—12 education, health, and social services sectors. In addition, new funding is added for housing programs, youth mental health services, an enhanced technology strategy, several environmental initiatives, and various other areas that support economic and community development. Further, there is modest incremental funding for all unionized employees and other eligible groups in the broader public sector, for the second Economic Stability Dividend (ESD). This wage increase arises from BC’s real economic growth exceeding the private sector forecast that was reported in Budget 2015. The general wage increase for these public sector workers resulting from the second ESD is 0.35 per cent, beginning in early 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Health Care

Continued Funding Growth

Compared to 2016/17, the Ministry of Health’s annual budget will increase by $875 million in 2017/18, and is targeted to reach almost $20 billion by 2019/20 as is evident from Chart 1.7. Much of this increase is necessary to fund the scheduled wage increases in the health sector which were negotiated as part of the five year 2014 Economic Stability Mandate. As previously noted, there is also separate funding for the health sector’s portion of the second Economic Stability Dividend.

The three year average growth rate for the Ministry of Health in Budget 2017 is 3.6 per cent. The added funding in 2017/18 includes $25 million to further reduce surgery waiting lists in the Health Authorities.

Chart 1.7   Ministry of Health budget increases

A Renewed Emphasis on Youth Mental Health

Government recognizes the importance of mental health services with current spending on the treatment of mental health and substance use issues in British Columbia estimated at $1.5 billion annually. However, more can be done, particularly for young people.

In response, Budget 2017 adds $100 million to ministry budgets over three years primarily for youth mental health needs and to address associated substance use issues. This is apart from the considerable incremental expenditures that are being made from existing budgets in order to respond to the opioid crisis. As seen in Table 1.9, the new funding consists of the following initiatives:

•          $45 million for the Ministry of Children and Family Development to provide resources to allow for more mental health counselling and treatment for children, with the objective of preventing and reducing the impact of mental health challenges in later years;

•          $12 million for the Ministry of Health to provide up to 28 highly specialized addiction treatment beds for youth;

•          $9 million to expand the reach of the Ministry of Health’s BC Integrated Youth Service Centres to provide early intervention and specialized mental health and substance use services in up to five sites, with each site expected to serve an additional 1,200 – 2,500 youth annually;

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          $3 million for a combination of expanding the Youth E—Mental Health online/phone coaching for youth with mild to moderate depression as well as for treatment services aimed at the aboriginal population, all within the Ministry of Health;

•          up to $5 million over three years to support mental health initiatives for post-secondary students, to be supported by the Ministry of Advanced Education;

•          as announced by the Premier in Fall 2016, $5 million is being allocated in 2016/17, to be continued in 2017/18 (for the Ministries of Health and Public Safety and Solicitor General) to fund several pro-active measures to mitigate the ongoing opioid crisis, including Naloxone use/training, additional street outreach and enforcement, and new supervised consumption facilities — this funding is expected to continue in future years, with amounts to be finalized pending assessment of first year results;

•          $11 million to flow through the Ministry of Health for the new BC Centre on Substance Use that includes a one-time $5 million in 2017/18 (also part of the Premier’s announcement) to establish the Centre as part of the St. Paul’s Hospital Foundation, and an additional $2 million annually for operating costs — the Centre will provide professional education for health care practitioners, undertake clinical research in support of evidence-based addiction treatments, and produce guidelines for addictions care for health and social services professionals; and

•          $10 million for the Ministry of Health in 2017/18 to reduce wait lists for substance use treatment services incremental to those provided by the Health Authorities.

Table 1.9  Mental Health and Substance Use Incremental Funding

($ millions)	2017/18	2018/19	2019/20
Expand child and youth mental health services	15	15	15
Additional specialized youth treatment beds	4	4	4
Expand BC integrated youth services centres	3	3	3
Additional youth and aboriginal mental health services	1	1	1
Mental health initiatives for post-secondary students	1	2	2
Action Plan on overdose prevention	5	TBD	TBD
BC Centre on Substance Use	7	2	2
Addressing waitlists for substance use treatment	10	—	—
Total	46	27	27

Note: For Action Plan on Overdose Prevention, additional assessment is required to finalize amounts for 2018/19 and ongoing.

Supplementing the above measures are the following:

•          additional resources being added to address children’s mental health issues as part of the funding being provided to school districts through the Ministry of Education as a result of the January 2017 Memorandum of Agreement with the BC Teachers’ Federation, as discussed below; and

•          a further $65 million ($50 million in 2016/17 and $15 million in 2017/18) for the acquisition and renovation of buildings to house the homeless and those with mental health or substance use issues. This funding is provided to the BC Housing Management Commission through the Housing Priority Initiatives special account and will result in 380 more housing units for these populations.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

At a higher level, BC still leads the nation in important health outcomes while continuing to be third lowest in per capita health costs compared to other Canadian provinces, at $4,050 per person. BC continues to rank best in terms of Life Expectancy, Cancer Mortality, and Mortality related to Diseases of the Heart and second best for Infant Mortality, according to the most recently available data as per Table 1.10.

Table 1.10   Health Per Capita Costs and Outcomes: Canadian Comparisons

	2016 Per	Life	Infant Mortality	Cancer Mortality Rate	Diseases of the Heart
	Capita Health	Expectancy at	per 1000 Live	per 100,000	Mortality Rate per
Province	Care Costs ($)	Birth (Years)	Births	Population	100,000 Population

Quebec	3,718	81.6	5.0	170.1	84.8
Ontario	3,888	81.9	4.9	148.1	88.4
British Columbia	4,050	82.2	3.8	140.4	83.7
New Brunswick	4,101	80.8	5.7	157.4	100.4
Nova Scotia	4,272	80.4	4.6	174.1	98.5
Prince Edward Island	4,411	80.9	3.5	171.1	105.9
Saskatchewan	4,741	79.8	5.5	152.7	113.3
Manitoba	4,774	79.9	5.9	159.3	110.9
Alberta	4,793	81.3	4.3	142.2	111.2
Newfoundland	5,333	79.6	5.5	175.0	121.0

Sources: Canadian Institute for Health Information, 2016 (cost data) and Statistics Canada (outcomes data).

Note: All outcomes data are as of 2012, which is the most recent data available.

K–12 Education

Increased Funding for Enrolment Growth and to Enhance the Education System

In Budget 2017, the Ministry of Education’s allocation will increase by $740 million over the three-year fiscal plan period, including additional funding for enrolment growth, rural education enhancement, student transportation needs, compensation costs, and to address the recent Memorandum of Agreement (MoA) with the BC Teachers’ Federation (BCTF).

In 2012, in response to a previous court decision, the government established a Learning Improvement Fund (LIF) with an initial annual budget of $75 million to help address class size and composition. In 2014 the annual LIF budget was increased to $100 million as per the ratified BCTF and CUPE collective agreements. Budget 2017 continues the $100 million annual LIF funding over three years while the employer continues negotiations with the BCTF on a final agreement that addresses the fall 2016 Supreme Court of Canada decision on Bill 22, the Education Improvement Act.

As an initial step the employer and the BCTF reached a negotiated MoA on January 5, 2017. This MoA provided for an additional $50 million to be added to school district funding during the last six months of the 2016/17 school year, ending June 30, 2017. This funding enables districts to immediately begin hiring more teachers, including specialty teachers who provide additional student support within the education system.

As a consequence, in Budget 2017, a total of $320 million has been added to the Ministry of Education’s budget over the next three years. This amount is the three year annualized funding under the interim MoA and includes the amount for the 2016/17 school year. The MoA funding is in addition to the $100 million annual LIF funding discussed previously. The government expects that negotiations will reach a final agreement

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

on specialty teacher, class size and composition language as required by the Letter of Understanding (LoU No. 17) ratified by the parties in the last collective agreement with respect to the Supreme Court’s decision to restore the provisions. Further funding will be identified to manage the cost of a final agreement from within the fiscal plan to the extent that it is required, for example from the Contingencies vote.

It is anticipated that 5 to 10 per cent of the $100 million in annual funding being added to the K—12 system as a result of the Supreme Court of Canada decision will be used to address students with mental health needs, which includes the hiring of educational psychologists, school counselors, and other professionals whose role it is to assist with such challenges.

As for the remainder of the ministry’s Budget 2017 allocations, after almost two decades of enrolment decline, the number of students in BC schools is now increasing. In-migration of families from other jurisdictions, combined with reduced drop-out rates, is causing significant increases in enrolment. Budget 2017 provides $228 million over three years in new funding to school districts to fund this growth in student numbers. This funding represents the base annual amounts required that can be forecasted with relative certainty at this time. Government will continue to monitor enrolment and will manage any further growth from within the fiscal plan.

There is additional funding for other priority initiatives in the sector, as detailed in Table 1.11, including a three-year total of $45 million to eliminate fees for busing services (except for international students or those outside of catchment areas), $9 million for rural education enhancement funding to mitigate against school closures in eligible areas, and a total of $94 million to relieve the K–12 sector from a variety of operational cost pressures.

Budget 2017 also includes new funding for the second Economic Stability Dividend for public school teachers and unionized support staff. This amount totals $44 million over the fiscal plan period.

Table 1.11  Funding Increases for the K-12 Sector

($ millions)	2017/18	2018/19	2019/20
Funding for preliminary estimates of enrolment growth in public schools	76	76	76
Annualized cost of interim agreement with the BCTF	120	100	100
Increased funding for student transportation	15	15	15
Rural education enhancement funding	3	3	3
Relief of various school district and other pressures	28	32	34
Second Economic Stability Dividend salary increases	14	15	15
Total	256	241	243

Finally, $27.4 million is being provided immediately in 2016/17 to school districts to assist with the provision of new learning resources and supplies to help defray the costs of implementing the new curriculum, purchase needed athletic equipment, and/or other ancillary costs. An additional $2 million will be provided to independent schools for the same purposes. Where possible, funding will first be used on items that will help defray costs to parents.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Post-Secondary Sector

Additional Operating Funding, a Lower Rate for Student Loans, and an Emphasis on Technology Career Education

In addition to $27 million over three years for the second Economic Stability Dividend, Budget 2017 also provides a three year total of $14 million to the Ministry of Advanced Education for increased operating funding for the Emily Carr University of Arts and Design that is scheduled to open its new Vancouver campus at Great Northern Way in September 2017. Further, there is an $8 million increase over the fiscal plan period to fund an improved “BC Net” service, which will increase network/internet capacity, security and reliability for at least 20 post-secondary institutions.

The government is also increasing affordability and access to post-secondary education by reducing the interest rate on BC Student Loans by almost half, to the prime rate, down from prime rate plus 2.5 per cent. Further, the student loan process will be made more streamlined and predictable by implementing a fixed student contribution model that will allow students, particularly adult learners, to hold jobs while in study, gaining valuable work experience and earning a paycheque without affecting their student financial assistance.

Finally, significant funding is being added to the ministry’s budget as part of government’s enhanced technology strategy, with additional allocations to other ministries. These amounts are broken out in Table 1.12, with an overall total of $87 million over the three years, and are in addition to the costs of tax changes to support BC’s technology sector that can be found in Part 2: Tax Measures. Further details on the specific uses for this funding will follow in the coming weeks.

Table 1.12  Supporting the Technology Sector

($ millions)	2017/18	2018/19	2019/20
Ministry of Advanced Education	14	7	25
Ministry of Technology, Innovation and Citizen’s Services	16	2	2
Ministry of Jobs, Tourism and Skills Training	4	7	7
Ministry of International Trade	1	1	1
Total	35	17	35

The foregoing incremental operating funding is in addition to the significant capital investments that are being made by the provincial and federal governments, augmented by the sector itself, for 30 BC post-secondary capital projects that have been approved over the past year as part of the Strategic Investment Fund initiative that was first announced in the March 2016 federal budget. The provincial contribution alone is $269 million and is further discussed in the capital spending section.

Supporting Families and Individuals in Need

Budget 2017 provides an additional $796 million over the next three years for the Ministry of Social Development and Social Innovation and for the Ministry of Children and Family Development to support families and individuals most in need, as detailed in Table 1.13 and as described below.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.13  Additional Support for Children, Families and Individuals in Need

($ millions)	2017/18	2018/19	2019/20
Ministry of Social Development and Social Innovation:
– Increase to monthly Persons With Disabilities income assistance rates	64	66	69
– Income assistance supports for those in need	49	61	65
– Increased contribution provided to Community Living Services	38	43	54
Ministry of Children and Family Development:
– Services and programs for children, youth and their families	109	89	89
Total	260	259	277

Increase to Disability Assistance Rates for Persons with Disabilities

In support of goals established in Accessibility 2024 — government’s plan to make BC the most progressive province in Canada for people with disabilities — Budget 2017 provides $199 million over the next three years to increase disability assistance rates for Persons with Disabilities. The $50 per month rate increase will take effect April 1, 2017.

Additional Funding for Income Assistance Caseload and Exemptions

Budget 2017 provides an additional $175 million over the next three years for individuals and families in need to address caseload pressures for temporary income assistance, disability assistance, and related supplementary benefits. This includes $8 million to exempt additional child-related benefits that are expected to benefit approximately 600 families and 1,000 children per year.

With Budget 2015, BC became the first province in Canada to fully exempt child-support payments for families receiving income assistance and in 2016/17 became only the second province to exempt Employment Insurance maternity and parental benefits from monthly income assistance. Budget 2017 builds on the changes the Province has made over the last two years to further support families receiving income assistance.

Community Living BC

In Budget 2017, government’s contribution to Community Living Services will increase by $135 million over the fiscal plan period. The additional funding will support services for individuals with developmental disabilities and their families, and to address continued caseload growth and demand for services.

Caring for Children and Families

New investments provided for the Ministry of Children and Family Development in Budget 2017 build on the $217 million that was provided to the ministry in Budget 2016 to support the needs of those most vulnerable, and respond to recommendations from the Plecas review of BC’s child welfare system. Budget 2017 provides $287 million over the next three years for the ministry as follows:

•          $147 million to reduce waitlists and strengthen programs and services which provide for the welfare of children and youth, including: child protection, children and youth in care, autism programs, and services for children and youth with special needs;

•          $120 million for family supports and reunification, culturally appropriate services, and additional staff within Indigenous communities that will begin to address the recommendations of the Grand Chief Ed John Report on Indigenous Child Welfare; and

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          $20 million in 2017/18 for child care, including up to 2,000 new child care spaces that are in addition to government’s current goal of creating 13,000 new licensed child care spaces between 2014 and 2020, announced as part of the BC Early Years Strategy.

Note that the above amounts and those in Table 1.13 are incremental to the $45 million over three years to provide the ministry with additional children and youth mental health resources as detailed in Table 1.9.

In addition to the 300 front-line social workers added over the past two years, these new investments will fund another 100 front-line support workers and more than 120 child and youth mental health workers in communities across the Province.

Investing in Housing Supply and Affordability

In 2016, government committed $855 million in support of the construction of 4,900 units of affordable housing in communities throughout the Province. In addition, leading up to Budget 2017, government announced a further $65 million in support of individuals with mental health and substance use issues, bringing housing investments to $920 million in total.

Through the Housing Priority Initiatives Special Account, Budget 2017 will provide $728 million in property transfer tax revenue to BC Housing Management Commission over three years to support first-time home buyers, continue housing investments, and maintain rental assistance and homelessness programs.

Launched in January 2017, the BC Home Owner Mortgage and Equity Partnership program provides down payment assistance loans to first-time home buyers and is expected to benefit 42,000 individuals and families over the next three years.

Rental assistance programs for low-income families and seniors continue to support over 33,000 households each year.

Support for Economic Development and Communities

Budget 2017 adds $162 million to ministries to support communities and their economies, as shown below.

Budget 2017 provides $40 million in 2017/18 in additional funding for the Connecting British Columbia program to extend high-speed internet access to rural and remote BC communities and bring higher speeds to support community economic growth. This funding is to be administered by the Ministry of Technology, Innovation and Citizens’ Services and is in addition to the $10 million that government provided in 2015. Provincial funding will be leveraged by other levels of government and the private sector.

Funding of $6 million over three years has also been provided to the Ministry of Agriculture in support of the Buy Local program to support the continued growth of local demand for BC agrifoods.

$10 million in 2017/18 funding is added to the Ministry of Jobs, Tourism and Skills Training to provide an infusion to the Island Coastal Economic Trust, a community economic development organization representing central and north Vancouver Island and the south coast region of the province north of Greater Vancouver. The Trust was originally established in 2006, and has provided leadership and funding assistance for a wide variety of economic development initiatives since that time.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Continued support to expand overseas markets for the province’s export products is important to all regions of British Columbia. Therefore, Budget 2017 provides the Ministry of International Trade with another $6 million over three years to support three new trade and investment offices in Southeast Asia, specifically in Jakarta, Manila, and Johor Bahru in Malaysia.

Budget 2017 also confirms the continuation of the $25 million in annual funding to the Ministry of Forests, Lands and Natural Resource Operations for the Rural Dividend program into 2019/20. This application-driven program recognizes the ongoing challenges faced by rural communities as they work to diversify their local economies.

Investing in Communities

Under the New Building Canada Fund: Small Communities Component, the provincial and the federal governments are each allocating approximately $109 million over ten years to support infrastructure projects in BC communities with populations of less than 100,000. Given that investments will occur over many years, $10 million is added to the budget of the Ministry of Community, Sport and Cultural Development for 2017/18; out-year funding will be addressed in future budgets as progress on these local government-owned projects is tracked.

Similarly, $40 million for the 2017/18 provincial component of the Clean Water and Wastewater Fund local infrastructure projects is provided. Under this program the provincial and federal governments are assisting communities by partnering to invest in the rehabilitation of water, wastewater and stormwater infrastructure, the planning and design of future facilities, and upgrades to existing systems.

An additional $5 million per year is being added to community gaming grants, bringing the total annual amount for this program up to $140 million. The new funding will be directed to capital projects undertaken by not-for-profit agencies.

Given the importance of the province’s highways network, especially to British Columbians outside of the major metropolitan areas, it is critical that highways be maintained to the appropriate standards. Therefore in addition to an already sizeable annual maintenance budget, a further $12 million is added to the Ministry of Transportation and Infrastructure for this purpose over the fiscal plan period.

Table 1.14  Funding for Economic Development and Communities

($ millions)	2017/18	2018/19	2019/20
Rural internet connectivity	40	—	—
Buy Local BC	2	2	2
Island Coastal Economic Trust	10	—	—
Support for international trade offices	2	2	2
Building Canada Small Communities Fund	10	—	—
Clean Water and Wastewater Fund	40	—	—
Increased Community Gaming Grants	5	5	5
Increased funding for highways maintenance	4	4	4
Guns and Gangs Strategy and community safety	8	8	7
Total	121	21	20

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

The government will invest an additional $23 million over the next three years for the Province’s expanded Guns and Gangs Strategy and other community safety initiatives, to be held within the Ministries of Justice and Public Safety and Solicitor General. This will extend the funding for two additional anti-gang police units and dedicated prosecutors to prioritize cases linked to gangs and organized crime, further reducing the risk to citizens from such activities.

Protecting the Environment

A total of $149 million over three years is added to ministries in Budget 2017 in order to preserve and protect the environment.

In support of the BC Parks’ Future Strategy, announced in December 2016, Budget 2017 provides the Ministry of Environment with $36 million in new funding over three years. This includes base budget increases totaling $26 million to increase the number of park rangers across the province to enhance recreation, conservation and stewardship activities, and one-time funding of $10 million is provided in 2017/18 for an endowment for the new BC Parks Foundation.

Demonstrating the province’s commitment to species-at-risk, Budget 2017 provides the Ministry of Forests, Lands and Natural Resource Operations with $27 million over three years for a comprehensive caribou recovery program. Under the federal Species at Risk Act, all woodland caribou populations in Canada have been identified as needing special management because of their declining population trends due to numerous factors including habitat alteration, climate change, increased predation and competition from moose, deer and elk. This funding will support enhanced recovery efforts targeted to achieve and maintain self-sustaining caribou populations in British Columbia.

Budget 2017 provides the Ministry of Forests, Lands and Natural Resource Operations with funding of $10 million in 2017/18 to support enhanced efforts to control and contain high risk invasive plant species across the province and replace Crown-owned range fencing.

A further $18 million is allocated to the Ministry of Energy and Mines over three years in support of mine permitting and related compliance and enforcement activities along with $9 million for the Ministry of Environment in support of Environmental Management Act authorizations, compliance and enforcement activities.

There is also an injection of $150 million in funding from the 2016/17 fiscal year as a transfer to the Forest Enhancement Society of British Columbia to continue forest rehabilitation initiatives. The Society was established in 2016 to advance environmental and resource stewardship of British Columbia’s forests, and was provided with $85 million at that time.

Program funding of $9 million over three years is provided to the Ministry of Forests, Lands and Natural Resource Operations to support implementation of the Forest Carbon Initiative, a suite of activities under BC’s Climate Leadership Plan targeted to reduce carbon emissions in the forest sector and capture carbon through the restoration of forests damaged by disease and wildfire.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Finally, Budget 2017 provides the Ministry of Energy and Mines with funding of $40 million in 2017/18 in support of the Clean Energy Vehicle Program to continue to provide British Columbians with financial incentives to help make zero-emission vehicles more affordable, and encourage the build out of charging infrastructure to support a higher number of vehicles.

Table 1.15 Protecting the Environment

($ millions)	2017/18	2018/19	2019/20
New park rangers	8	9	9
BC Parks Foundation endowment	10	—	—
Caribou recovery program	8	9	10
Invasive plant management	10	—	—
Environmental Management Act compliance and enforcement	3	3	3
Mines permitting and oversight	6	6	6
Enhanced reforestation work	3	3	3
Clean Energy Vehicle Program	40	—	—
Total	88	30	31

Accountability and Transparency

In support of government’s commitment to openness and transparency, and to continue to address the recommendations from the Office of the Information and Privacy Commissioner and David Loukidelis’ F15-03 investigative report, Budget 2017 provides an additional $7.5 million over the next three years to support the Corporate Information and Records Management Office in the Ministry of Finance.

The Financial Institutions Commission will receive an additional $4 million over the next three years to support increased financial services sector oversight. Government has also increased its financial commitment to the Office of the Superintendent of Real Estate from $4.2 million to $9.7 million over the next three years funded by increased fees paid by realtors. This funding supports the office’s expanded mandate under a dedicated superintendent with an increase to the staffing complement to 18 full-time equivalent staff members.

Management of the BC Public Service

Full-time equivalent (FTE) staff utilization in core government ministries is projected to increase slightly from 27,455 FTEs in 2016/17 to 28,000 FTEs in 2017/18 due mainly to the hiring of additional social workers; records management as well as financial and real estate oversight staff; park rangers; and employees for other environmental management, compliance and enforcement activities.

FTE staff utilization is projected to increase slightly in 2018/19 due to the continued hiring of additional social workers, before stabilizing in 2019/20.

Public Sector Compensation: The Second Economic Stability Dividend

There are about 310,000 members covered by more than 180 collective agreements throughout the BC public sector. Nearly all have now reached ratified settlements under the 5-year, 2014 Economic Stability Mandate (ESM), with contracts not expiring until 2018. Beginning with Budget 2015, ministries have received budget increases to fund the additional wage costs.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Chart 1.8 Managing FTEs

1 2001/02 FTE count has been restated to reflect the 2011/12 transfer of approximately 3,200 BC Ambulance Service FTEs from the Ministry of Health to the Provincial Health Services Authority.

A key opportunity provided to encourage negotiated settlements within the ESM was the commitment for additional wage increases if actual annual provincial real economic growth (GDP) exceeds the independent Economic Forecast Council’s forecasted growth for that year as published in provincial budgets. As a result, in Budget 2016, ministries received additional funds to pay for a 0.45 per cent general wage increase to eligible groups in the broader public sector. This was the first Economic Stability Dividend (ESD) paid under the 2014 ESM.

There is now a second ESD payable, which is funded in Budget 2017. As background, in Budget 2015, the Council’s forecast was for 2.6 per cent real GDP growth for 2015, while actual 2015 growth reported by Statistics Canada in November 2016 was 3.3 per cent. As a result, all individuals in the provincial public sector who have reached finalized labour agreements are entitled to an additional general wage increase equivalent to one-half of the 0.7 percentage point positive difference, or an ongoing wage increase of 0.35 per cent annually.

In Budget 2017, ministries have received budget increases totaling $208 million over the three year fiscal plan to fund the ESD in respect of that 2015 result. This represents a very small fraction of government’s $26.7 billion annual compensation base.

Going forward, the Council’s forecast of 2.7 per cent real GDP growth for 2016, as published in Budget 2016, will be the benchmark for comparing against Statistics Canada results in November 2017 and consequently the eligibility for an Economic Stability Dividend based on the 2016 economic forecast. Should actual growth turn out to be higher than the Council’s forecast, any resulting costs for a third ESD will again be managed within the fiscal plan.

Recovered Expenses

Government projects it will incur $8.7 billion in program spending over the fiscal plan period whose costs will be recovered from third parties.

Recovered costs include an estimated $3.0 billion in interest payments from commercial Crown corporations through the fiscal agency loan program and from sinking fund investment returns.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

A total of $1.7 billion of programs will be delivered with funding from the federal government, such as the Labour Market Development Agreement, the Canada Jobs Fund, integrated workplace solutions, and child and family support programs.

$1.6 billion in government spending is supported by other miscellaneous sources, including hospital expansion costs recovered from regional hospital districts, MSP and PharmaCare costs paid by agencies and other jurisdictions, and employee health benefits costs collected from participating government agencies.

$2.4 billion in remaining cost recoveries will be invested in a variety of programs, including industry-funded regulatory programs recovered through fees and fees recovered for collections services rendered.

Government reports the expenses incurred and the recoveries as revenue. The offsetting nature of these amounts results in no net impact to government’s fiscal plan.

Operating Transfers

Approximately 60 per cent of ministry spending takes the form of transfers paid to service delivery agencies for the provision of services on behalf of government. These transfers will total $75.3 billion over the three year fiscal plan period and will support education, health care, social services, housing, and transportation programs delivered by the agencies. These service delivery agencies include the SUCH sector (schools, universities, colleges and health organizations), Community Living BC, BC Housing Management Commission, BC Transit, and the BC Transportation Financing Authority.

Service Delivery Agency Spending

Service delivery agency spending is projected to total $32.1 billion by 2019/20, reflecting an increase of $1.8 billion over the fiscal plan period.

School district spending is projected to rise from $6.1 billion in 2016/17 to $6.4 billion by 2019/20 — an increase of $310 million, or 5.1 per cent over the three year period. This spending increase is primarily due to salary and benefits cost increases relating to higher projected student enrolment and the agreement reached to fund the hiring of new teachers.

Post-secondary institutions spending is projected to rise from $5.7 billion in 2016/17 to $6.1 billion by 2019/20 — an increase of $459 million, or 8.1 per cent over the three year period. The spending increase is primarily due to increased salary costs relating to the Economic Stability Mandate agreements, higher amortization costs in line with ongoing self-funded capital asset investments, and higher operating costs due to inflationary pressures and higher enrolment.

Health authority and hospital society spending is projected to rise from $14.2 billion in 2016/17 to $15.1 billion by 2019/20 — an increase of $925 million, or 6.5 per cent over the three year period. In addition to the Opioid Crisis and higher drug costs, this spending increase is due to increasing staffing and operating costs incurred to meet the projected volume growth in healthcare services delivered by these organizations.

Projected spending by other service delivery agencies is forecast to increase by $68 million by 2019/20. This 1.5 per cent increase is largely due to increased debt servicing costs and higher spending in transportation and social services sectors, offset by reduced spending from BC Housing Management Commission due to one-time new housing priority initiatives in 2016/17.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Capital Spending

In Budget 2017 capital spending on schools, hospitals, roads, bridges, hydro-electric projects and other infrastructure across the province is expected to total $24.5 billion over the fiscal plan period. These investments will support the ongoing implementation of the BC Jobs Plan, and key infrastructure needs in communities across the province.

Table 1.16    Capital Spending

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Taxpayer-supported
Education
Schools (K–12)	504	687	678	597
Post-secondary institutions	816	987	880	757
Health	1,245	917	962	782
BC Transportation Financing Authority	941	1,344	1,226	1,546
BC Transit	66	161	113	115
Government ministries	374	519	442	442
Housing [1]	138	134	139	114
Other [2]	39	55	51	45
Total taxpayer-supported	4,123	4,804	4,491	4,398
Self-supported
BC Hydro	2,613	2,421	2,434	2,961
Columbia River power projects [3]	5	12	7	18
Transportation Investment Corporation	46	592	959	837
BC Railway Company	9	22	13	12
ICBC	63	60	40	40
BC Lotteries	90	90	90	90
Liquor Distribution Branch	29	82	29	27
Total self-supported commercial	2,855	3,279	3,572	3,985
Total capital spending	6,978	8,083	8,063	8,383

1     Includes BC Housing Management Commission and Provincial Rental Housing Corporation.

2     Includes BC Pavilion Corporation and other service delivery agencies.

3     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Taxpayer-supported Capital Spending

Taxpayer-supported capital spending over the next three years will total $13.7 billion, the highest level ever, and includes completion of existing approved projects along with new investments to expand and sustain provincial infrastructure including schools, post-secondary facilities, roads and hospitals. This total is $1.7 billion higher than Budget 2016 due in part to an increase in cost-shared projects with the federal government under the Strategic Investment Fund and the Public Transit Infrastructure Fund in the post-secondary and transportation sectors, respectively.

Investments in Schools

Over the three years of the capital plan, $2.0 billion will be invested to maintain, replace, renovate or expand K–12 facilities, including continued investment in new school space to accommodate increasing enrolment in growth districts, and continued investment in the program to seismically upgrade or replace schools.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Current and planned capital investments in Budget 2017 include:

•          A new Grandview Heights Secondary School will provide 1,500 new spaces in Surrey. The school design will allow for future classroom additions to accommodate future growth. This school is expected to be completed in 2020.

•          Up to 5,200 new student seats in Surrey with an investment of $217 million over the next three years to address the substantial enrolment growth in this area.

•          Smiling Creek Elementary in Coquitlam will provide 430 student spaces, as well as a Neighbourhood Learning Centre. In addition, students will be able to access a new park and sports field next to the school through an agreement with the city. The new school is expected to open in September 2018.

•          A seismic upgrade to Alpha Secondary in Burnaby will include the replacement of two classroom wings with more efficient and modern space; the remainder of the existing building will be retained and seismically strengthened. It is expected that the project will be completed in 2018.

•          $52.7 million over the three year fiscal plan period to address capital needs for the Conseil scolaire francophone de la Colombie-Britannique school district (CSF).

A funding envelope has been established, with the value of future funds established through the long-term capital planning process.

Spending to Support Post-secondary Education

Budget 2017 includes $2.6 billion in capital spending over the next three years by post-secondary institutions across the province. Investments in priority projects will build capacity and help meet the province’s future workforce needs in key sectors, as outlined in BC’s Skills for Jobs Blueprint, the BC Jobs Plan, and the #BCTECH Strategy. A significant portion of this capital investment is funded through other sources, including foundations, donations, cash balances, revenues generated from services and federal funding.

This investment includes projects supported by the Federal Government’s Post-Secondary Institutions Strategic Investment Fund. This targeted, short-term funding program will promote economic activity across Canada and help Canada’s universities and colleges develop highly skilled workers, act as engines of discovery, and collaborate on innovations that help Canadian companies compete and grow internationally.

Examples of current and planned investments in the post-secondary sector include:

•          Construction of a new Sustainable Energy and Environmental Engineering Building at the Surrey campus of Simon Fraser University for 515 students that will create jobs, expand research and foster innovation.

•          Construction of a new Industrial Training and Technology Centre at Thompson Rivers University in Kamloops for 550 additional students that will accommodate a range of new and existing trades, technology and industrial programs that will prepare the students for in-demand careers in the region.

•          Renewal of trades facilities at the College of the Rockies in Cranbrook which includes expansion for an increased capacity of 325 students.

•          Construction of a new Heavy Duty Mechanics building at the College of New Caledonia in Prince George to accommodate 251 existing students and up to 48 new students in the heavy-duty equipment technician and truck and transport mechanics program.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          Renovation and renewal of the trades facilities at Selkirk College in Nelson to improve the current delivery of trades education and meet future trades training requirements for the region.

•          $71.2 million of capital infrastructure investments in rural areas of BC, including:

•          North Island College, Campbell River Campus trades facilities replacement and campus consolidation;

•          Northwest Community College, Terrace Campus trades facilities renewal;

•          Northern Lights College, Dawson Creek, trades campus replacement; and

•          Okanagan College, Vernon Campus new trades training facility.

Expanding and Upgrading Health Facilities

Capital spending on infrastructure in the health sector will total $2.7 billion over the next three years. These investments support new major construction projects and upgrading of health facilities, medical and diagnostic equipment, and information management/ technology systems. These investments are supported by funding from the Province as well as other sources, such as regional hospital districts and foundations.

Key capital investments in the health sector include:

•          A new 107-bed patient care tower at the Royal Inland Hospital in Kamloops that will improve patient experience and outcomes by significantly increasing the number of single-patient rooms, providing new and larger operating rooms and expanding the existing emergency department. Construction on the new patient care tower is expected to start in 2018 and be open to patients in 2022. Internal renovations to the emergency department, pediatric unit and morgue are scheduled to begin in 2022 and complete in 2024.

•          Phase 1 of the Royal Columbian Hospital Redevelopment which includes a new 75-bed mental health and substance use centre, a new energy centre, a multilevel underground parkade, associated tunnel and bridge connections to the existing hospital, an IT network perimeter pathway, and IT communications hub. Construction is expected to start in early 2017 and finish in late 2019.

•          Replacement of the Burnaby Centre for Mental Health and Addictions (CMHA) with a new purpose-built, 105-bed facility (an increase of 17 beds) for the Severely Addicted and Mentally Ill (SAMI) patient population, to be constructed on the Riverview Lands in Coquitlam. Construction of the new CMHA is expected to begin in fall 2017.

•          A new patient care tower, including a surgical services centre, at the Penticton Regional Hospital that will improve patient experience and outcomes. Construction on the new patient care tower began in 2016 and is scheduled to complete in early 2019. Internal renovations to the emergency department and pharmacy are scheduled to begin in 2019 and complete in 2021.

•          Phase 2 of the redevelopment of Children’s and Women’s Hospital which includes the new Teck Acute Care Centre to replace 179 acute care beds and expand service to 221 beds, plus expand the emergency department, maternity, pediatric operating rooms and diagnostic imaging and procedures areas. Construction of the Teck Acute Care Centre is underway with completion planned for summer 2017. Phase 3, which will relocate the Sunny Hill Health Centre for Children to the Oak Street Campus and expand Single Room Maternity Care by 10 beds, is expected to start in early 2018 and complete in late 2019.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          Construction of two new hospitals (one located in Courtenay/Comox and one in Campbell River) to replace existing North Island hospitals and provide a total of 248 patient beds, an increase of 62 beds on the North Island. Construction of the hospitals commenced in August 2014 and both are scheduled to be open to patients in fall 2017.

•          Construction of the new 100-bed Joseph and Rosalie Segal Family Health Centre to replace and consolidate specialized mental health services at Vancouver General Hospital. Construction started in January 2015 and is expected to complete in spring 2017.

Supporting the Transportation Investment Plan

Budget 2017 includes continued investments in government’s Transportation Investment Plan. The Province has secured federal cost sharing on projects and has also leveraged investments through partnerships with private partners. Over the coming months BC will continue to work with the federal and municipal governments to identify priorities and confirm details around project criteria, timelines and cost-sharing arrangements for the new federal infrastructure funding.

Key capital investments in the transportation sector include:

•          Realigning 2 km of Highway 16 and grade separating the CN 28 Mile level crossing, the last remaining level rail crossing on Highway 16, to reduce delays, improve safety and improve the flow of goods to and from the Port in Prince Rupert.

•          Four-laning 3.4 km of Highway 16 to the west of Prince George, including intersection improvements and center-line median, from Bunce Road to east of Jensen Road to reduce congestion, improve safety and facilitate access to and from the highway.

•          Four-laning 6.3 km of Highway 1 to the west of Salmon Arm, including intersection improvements and replacement of the Salmon River Bridge, between IR#3 and 10th Street SW to reduce congestion, improve safety, support economic development opportunities and facilitate the movement of goods.

•          Six-laning 4.5 km of Highway 97 in Kelowna, including upgrades to major intersections, from Highway 33 to Edwards Road to reduce congestion, improve safety and facilitate access to and from the highway.

•          A new interchange on Highway 1 at the intersection with Admirals Road and McKenzie Avenue, including transit, pedestrian and cycling facilities, to reduce congestion, improve safety and facilitate the movement of goods, services and people.

•          Four-laning 5 km of Highway 1 through the Malahat Village, including access consolidation, frontage roads and 3 km of median barrier, from Shawnigan Lake Road to Aspen Road to reduce congestion, improve safety and facilitate access to and from the highway.

•          An interchange on Highway 1 at 216th Street in Langley and six-laning of the highway between 202nd Street and the new interchange to reduce congestion, increase capacity and improve connectivity between communities to the north and south of the highway. The widening of Highway 1 from 216th Street to Highway 11 remains a priority, and BC will continue to work to secure funding with federal and local partners.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          A new 7th lane on the Alex Fraser Bridge, including a moveable median barrier to allow counter-flow during peak periods and dynamic messaging signs to provide users real-time traffic information, and a new interchange on Highway 91 at 72nd Avenue to reduce congestion and improve mobility.

The public and private sector will provide a total of over $7 billion for transportation investments over the next three years, including:

•          $3.3 billion of provincial investment in transportation infrastructure;

•          $1.4 billion of investment leveraged through federal cost sharing and partnerships with private partners, local governments and other agencies; and

•          $2.4 billion of investment from the Transportation Investment Corporation, mainly the George Massey Tunnel Replacement project.

Further information is provided in Table 1.17.

Table 1.17 Provincial Transportation Investments

	Updated
	Forecast				3-Year
($ millions)	2016/17	2017/18	2018/19	2019/20	Total
Provincial investments:
– Highway rehabilitation	206	213	215	215	643
– Side road improvement program	94	90	90	90	270
– Natural gas road upgrade program	20	20	20	20	60
– Highway 1 (Kamloops to Alberta border)	47	66	72	123	261
– Okanagan Valley corridor	37	51	33	38	122
– Cariboo connector program	37	42	39	52	133
– Major highway corridors and roads	189	274	295	260	829
– Other transportation programs	63	94	65	51	210
– Transit infrastructure	133	231	176	324	731
Total provincial investment [1]	826	1,081	1,005	1,173	3,259
Investments funded through contributions from other partners	278	459	383	556	1,398

Total investment in transportation infrastructure	1,104	1,540	1,388	1,729	4,657

Transportation Investment Corporation
– George Massey Tunnel Replacement project	25	583	957	834	2,374
– Port Mann Bridge/Highway 1 capital project	19	—	—	—	—
– Port Mann Bridge/Highway 1 rehabilitation	2	9	2	3	14
Total investments	46	592	959	837	2,388
Total investment in transportation infrastructure including investments from the Transportation Investment Corporation	1,150	2,132	2,347	2,566	7,045

1         Total provincial investment includes operating and capital spending.

Ministry Capital Spending

Budget 2017 includes $1.4 billion in capital spending by government ministries over the plan period. This will support investments in maintaining, upgrading or expanding infrastructure such as courthouses, correctional centres, office buildings, and information systems.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Key capital investments made by government ministries include:

•          In support of the BC Parks Future Strategy, the province continues to invest in maintaining and refurbishing existing campsites. In addition, over the next five years more than 1,900 new campsites will be developed in provincial parks and recreation sites.

•          A new Abbotsford courthouse, expected to be completed in late 2020, will double the number of courtrooms available in the current facility and increase courtroom capacity in the Lower Fraser Valley Region.

•          A new building will also be constructed in Coquitlam to accommodate the Maples Adolescent Treatment Centre and the Provincial Assessment Centre.

Capital Project Reserves

The Province has included $202 million in project reserves in its three year capital plan as a prudent planning measure. In addition to covering risks from unforeseen costs for ministry capital projects, the reserves will be used to fund emerging capital priorities of government ministries.

Financing Capital Projects

Provincial capital infrastructure spending is financed through a combination of sources:

•          cash balances within the organizations;

•          partnerships with the private sector (public-private partnerships, or P3s);

•          cost sharing with partners (e.g. federal government, regional hospital districts); and

•          direct borrowing.

Chart 1.9 Financing government’s capital plan

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Self-supported Capital Spending

Self-supported capital spending is projected to total $10.8 billion over the fiscal plan period. This is an increase of $2.2 billion over Budget 2016 forecasted amounts, mainly due to the inclusion of Transportation Investment Corporation’s George Massey Tunnel Replacement project. Self-supported capital investments include:

•          $7.9 billion (73 per cent) of total self-supported capital spending will be used for electrical generation, transmission and distribution projects to meet growing customer demand and to enhance reliability. Included in this total is initial construction of a third power facility on the Peace River through the Site C Clean Energy project.

The majority of BC Hydro’s hydroelectric system was built between the 1960s and early 1980s and provides over 95 per cent of the total electricity generated by the corporation. This vast system is ageing and requires a broad range of investments to maintain reliability — from seismic and safety improvements at dams, to expanding and strengthening the transmission system. Roughly half of BC Hydro’s capital spending represents measures to address ageing infrastructure. In addition, BC Hydro is investing in new generation to meet expected growth in the need for energy and dependable capacity.

•          $2.4 billion in self-supported capital spending is forecast for Transportation Investment Corporation. This spending includes the estimated three year costs for the George Massey Tunnel Replacement project, as well as costs for routine rehabilitation on the Port Mann Bridge and on Highway 1.

•          $270 million will be used for BC Lottery Corporation projects including the modernization of business systems, expansion of the lottery distribution network, and acquisition of gaming equipment to support lottery, PlayNow internet gaming, casino and community gaming activities.

•          $140 million will be used for ICBC projects including investment in information technology and facility maintenance and upgrades.

•          $138 million will be invested by the Liquor Distribution Branch for costs related to the Liquor Distribution Branch Warehouse project, updates and improvements to retail stores, technology-related projects and ongoing operating equipment replacements.

Table 1.18 provides information on major capital projects, and further details on provincial capital investments are shown in the service plans of ministries and Crown agencies.

Projects Over $50 Million

Approved major capital projects with multi-year budgets totaling $50 million or more, including provincial funding, are shown in Table 1.18. Annual allocations of the full budget for these projects are included as part of the provincial government’s capital spending shown in Table 1.16.

In addition to financing through provincial sources, major projects may be cost-shared with the federal government, municipalities and regional districts, and/or the private sector. Total capital spending for these major projects is $32.2 billion, reflecting provincial financing of $29.0 billion including internal sources and P3 liabilities, as well as $3.2 billion in contributions from the federal government and other sources including private donations.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.18    Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from the 2016/17 second Quarterly Report released on November 29, 2016.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns

Taxpayer-supported
School districts
Oak Bay Secondary [2]	2015	50	2	52	50	—	—	2
Centennial Secondary	2017	45	16	61	61	—	—	—
Kitsilano Secondary	2017	47	18	65	61	—	—	4
Salish Secondary	2017	27	28	55	45	—	—	10
Grandview Heights Secondary	2020	1	60	61	47	—	—	14
New Westminster Secondary	2020	—	107	107	107	—	—	—
Willoughby Slope Secondary	2019	—	55	55	35	—	—	20
Seismic mitigation program	2030	143	1,157	1,300	1,300	—	—	—
Total school districts		313	1,443	1,756	1,706	—	—	50
Post-secondary institutions
Emily Carr University of Art and Design – Campus redevelopment at Great Northern Way
– Direct procurement	2017	9	10	19	15	—	—	4
– P3 contract	2017	82	22	104	27	60	—	17
University of British Columbia –
Undergraduate Life Science Teaching Laboratories Redevelopment.	2018	12	68	80	12	—	32	36
Simon Fraser University –			—
Energy Systems Engineering Building [3]	2019	5	121	126	45	—	45	36
Total post secondary institutions		108	221	329	99	60	77	93
Health facilities
Lions Gate Hospital (Mental Health) Redevelopment [2]	2014	47	15	62	38	—	—	24
Lakes District Hospital [2]	2015	51	4	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital [2]	2016	44	6	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	148	46	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	53	27	80	47	—	—	33
Royal Inland Hospital Patient Care Tower	2024	—	417	417	202	—	—	215
Vancouver General Hospital - Jim Pattison Pavilion Operating Rooms	2021	—	102	102	35	—	—	67
North Island Hospitals
– Direct procurement	2017	36	90	126	73	—	—	53
– P3 contract	2017	441	39	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2018	140	108	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital – Joseph and Rosalie Segal Family Health Centre	2017	51	31	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	111	198	309	177	—	—	132
– P3 contract	2017	310	59	369	168	187	—	14
Penticton Regional Hospital – Patient Care Tower
– Direct procurement	2021	4	76	80	22	—	—	58
– P3 contract	2019	39	193	232	—	139	—	93
Royal Columbian Hospital	2019	7	252	259	250	—	—	9
Centre for Mental Health and Addictions	2019	1	100	101	101	—	—	—
Clinical and systems transformation	2023	180	300	480	480	—	—	—
iHealth Project – Vancouver Island Health Authority	2017	69	31	100	—	—	—	100
Total health facilities		2,183	2,094	4,277	2,317	816	—	1,144

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.18    Capital Expenditure Projects Greater Than $50 million 1 (continued)

Note: Information in bold type denotes changes from the 2016/17 second Quarterly Report released on November 29, 2016.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation
Evergreen Line Rapid Transit [2]
– Direct procurement	2016	425	6	431	216	—	74	141
– P3 contract	2016	922	—	922	—	292	350	280
Highway 97 widening from Highway 33 to Edwards Road	2017	34	26	60	42	—	18	—
Highway 1 widening and 216th Street Interchange	2019	6	53	59	23	—	22	14
Highway 91 Alex Fraser Bridge Capacity Improvements	2018	1	69	70	36	—	34	—
Highway 1 – Admirals Road/McKenzie Avenue Interchange	2019	19	66	85	52	—	33	—
Highway 99 10-Mile Slide	2018	2	58	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	15	183	198	77	—	66	55
Salmon Arm West	2022	19	144	163	115	—	48	—
Highway 1 Kicking Horse Canyon Phase 4	2024	11	439	450	235	—	215	—
Total transportation		1,454	1,044	2,498	856	292	860	490
Other taxpayer-supported
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2017	26	2	28	26	—	2	—
– P3 contract	2017	119	—	119	1	91	27	—
Okanagan Correctional Centre[2]
– Direct procurement	2016	91	3	94	94	—	—	—
– P3 contract	2016	119	4	123	2	121	—	—
Abbotsford courthouse	2020	1	156	157	151	—	—	6
Natural Resource Permitting Project [4]	2018	49	29	78	78	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	5	70	75	75	—	—	—
Total other		410	264	674	427	212	29	6
Total taxpayer-supported		4,468	5,065	9,533	5,404	1,380	966	1,783

Self-supported

Transportation
Port Mann Bridge / Highway 1 [2]	2017	3,302	17	3,319	3,319	—	—	—
George Massey Tunnel Replacement [5]	2024	16	3,484	3,500	3,500	—	—	—
Total transportation		3,318	3,501	6,819	6,819	—	—	—

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.18    Capital Expenditure Projects Greater Than $50 million 1 (continued)

Note: Information in bold type denotes changes from the 2016/17 second Quarterly Report released on November 29, 2016.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Dec 31, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
– Mica SF6 gas insulated switchgear replacement [2]	2014	186	5	191	191	—	—	—
– Northwest transmission line [2]	2014	694	10	704	317	—	130	257
– Iskut extension project [2]	2014	168	1	169	110	—	—	59
– Merritt area transmission [2]	2015	58	2	60	60	—	—	—
– Smart metering and infrastructure program [2]	2015	779	1	780	780	—	—	—
– Interior to Lower Mainland Transmission Line [2]	2015	714	29	743	743	—	—	—
– G.M. Shrum units 1 to 5 turbine replacement [2]	2015	175	10	185	185	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade [2]	2015	111	4	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	586	19	605	605	—	—	—
– Long Beach area reinforcement [2]	2015	37	1	38	38	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	287	9	296	296	—	—	—
– Surrey area substation project [2]	2016	79	15	94	94	—	—	—
– Big Bend substation	2017	61	11	72	72	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	506	242	748	748	—	—	—
– Horne Payne substation upgrade project	2018	17	76	93	93	—	—	—
– John Hart generating station replacement	2019	615	478	1,093	1,093	—	—	—
– Cheakamus unit 1 and 2 generator replacement	2019	13	61	74	74	—	—	—
– Fort St. John and Taylor Electric Supply	2019	—	53	53	53	—	—	—
– W.A.C. Bennett Dam riprap upgrade project	2019	33	137	170	170	—	—	—
– South Fraser Transmission
Relocation project	2019	5	71	76	76	—	—	—
– G.M. Shrum Units G1-G10 control system upgrade [6].	2021	12	48	60	60	—	—	—
– Site C clean energy project	2024	1,453	7,322	8,775	8,775	—	—	—
Columbia River power projects
– Waneta Dam power expansion [2,7]	2018	329	16	345	345	—	—	—
Total power generation and transmission		6,918	8,621	15,539	15,093	—	130	316
Other self-supported
Insurance Corporation of British Columbia
– Business transformation program	2016	301	—	301	301	—	—	—
Liquor Distribution Branch Warehouse	2019	—	57	57	57	—	—	—
Total other		301	57	358	358	—	—	—

Total self-supported		10,537	12,179	22,716	22,270	—	130	316
Total $50 million projects		15,005	17,244	32,249	27,674	1,380	1,096	2,099

1   Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2   Assets have been put into service and only trailing costs remain.

3   Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

4   Reflects approved capital costs to date, subject to change if future scope components are approved by government.

5   Figures shown are based on preliminary Treasury Board approvals and reflect the capital project budget only, planning costs of $44 million have been expensed as per accounting policy. These amounts will change after P3 contracts are finalized.

6   The G.M. Shrum Units G1-G10 control system upgrade project has three phases. The total authorized capital amount of $60M represents partial implementation funding as at December 31, 2016 for phases I and II and definition funding for phase III.

7   Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Major capital investments include:

•          $1.8 billion for school replacement projects including Oak Bay Secondary, Centennial Secondary, Kitsilano Secondary, Salish Secondary, Grandview Heights Secondary, New Westminster Secondary, Willoughby Slope Secondary and continuation of the seismic mitigation program;

•          $329 million for post-secondary institutions including the Emily Carr University of Art and Design campus redevelopment project, the University of British Columbia Undergraduate Life Science Teaching Laboratories redevelopment project, and the Simon Fraser University Energy Systems Engineering Building project;

•          $4.3 billion for health facilities including the Lions Gate Hospital redevelopment, the Lakes District Hospital in Burns Lake, the Queen Charlotte/Haida Gwaii Hospital, the Surrey Memorial Hospital — Emergency Department/Critical Care Tower, Royal Inland Hospital redevelopment, the Vancouver General Hospital Jim Pattison Pavilion Operating Rooms project, the North Island hospitals, the Interior Heart and Surgical Centre in Kelowna, the Joseph and Rosalie Segal Family Health Centre at Vancouver General Hospital, the Children’s and Women’s Hospital redevelopment, the Penticton Regional Hospital patient care tower, the first phase of the redevelopment of Royal Columbian Hospital, the Centre for Mental Health and Addictions in Coquitlam, the clinical systems transformation project, and the Vancouver Island Health Authority — iHealth project;

•          $9.3 billion for major transportation capital infrastructure including the Evergreen Line Rapid Transit project, Highway 97 widening from Highway 33 to Edwards Road, the Highway 1 Widening and 216th Street Interchange project, the Highway 91 Alex Fraser Bridge Capacity Improvements project, the Highway 1 Admirals Road/McKenzie Avenue Interchange project, the Highway 99 10-Mile Slide project, Highway 1 Lower Lynn Corridor Improvements project, the Highway 1 Kicking Horse Canyon Phase 4 project, the Highway 1 Salmon Arm West improvement project, the Port Mann Bridge/Highway 1 project, and the George Massey Tunnel Replacement project;

•          $674 million for projects in other sectors including the upgrade of 13 Single Room Occupancy hotels in Vancouver’s Downtown Eastside, the new Okanagan Correctional Centre, the Natural Resource Permitting Project, the Maples Adolescent Treatment Centre and Provincial Assessment Centre in Coquitlam, and the Abbotsford courthouse replacement;

•          $15.5 billion primarily for power generation and transmission capital projects by BC Hydro and for Columbia River power projects including construction of a dam and generating facilities at Site C on the Peace River and a 49 per cent share in the expansion of the Waneta Dam (a public-private partnership with Fortis Inc.);

•          $301 million for the capital component of ICBC’s $385 million business transformation program, to upgrade its claims, insurance, customer, and business processes and technologies; and

•          $57 million (plus leasing costs) for material handling equipment, racking and conveyors as well as a new computerized warehouse management system for the Liquor Distribution Branch’s new Vancouver Distribution Centre warehouse.

The following changes have occurred since the second Quarterly Report:

•          The completion of the Centennial Secondary School project is extended to 2017 from 2016.

•          The Clayton North Secondary project name was changed to Salish Secondary.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

•          A $10 million reduction in Grandview Heights Secondary project costs to date, as this was a separate project for the initial land acquisition in 2013.

•          Completion of the seismic mitigation program is extended to 2030 from 2023.

•          The Royal Inland Hospital project name was changed to Royal Inland Hospital Clinical Services Building.

•          The $417 million Royal Inland Hospital Patient Care Tower project has been added.

•          The $102 million Vancouver General Hospital Jim Pattison Pavilion Operating Rooms project has been added.

•          The $69 million Highway 1 widening project from Monte Creek to Pritchard was completed on budget and removed from the table.

•          The Evergreen Line Rapid Transit project has been put into service with only trailing costs remaining, and $78 million under the approved project budget.

•          The Highway 1 widening and 216th Street Interchange project completion date is changed to 2019 from 2018.

•          Four projects have been added in the transportation sector. A $70 million Highway 91 Alex Fraser Bridge Capacity Improvements project, a $60 million Highway 99 10-Mile Slide project in the Lillooet area, a $198 million Highway 1 Lower Lynn Corridor improvements project in North Vancouver, and the $450 million Highway 1 Kicking Horse Canyon Phase 4 project.

•          Completion of the Single Room Occupancy Hotel renewal initiative is extended to 2017 from 2016 with a $4 million increase to the project budget related to additional environmental and building condition costs.

•          The Okanagan Correctional Centre direct procurement costs increased $3 million drawn from project reserves for unforeseen construction and information technology related costs. The total project budget is unchanged at $217 million.

•          A $157 million project to replace the Abbotsford courthouse has been added.

•          An additional $14 million of capital funding was approved for the Natural Resource Permitting Project in 2017/18 for the next scope component of the project. Phase one of the project is still expected to be completed in 2018 at the previously approved $57 million.

•          BC Hydro’s $76 million South Fraser Transmission Relocation project was added.

•          ICBC’s business transformation program is now complete at a total cost of $385 million, $15 million less than the program budget of $400 million. Of the $385 million cost, $301 million is capital ($12 million lower than in the second Quarterly Report) and $84 million is operating ($3 million lower).

•          The Liquor Distribution Branch Warehouse project for $57 million (plus leasing costs) has been added.

Provincial Debt

Total provincial debt will increase by $11.0 billion over the fiscal plan period to reach $77.7 billion by 2019/20. The increase over the plan period is $4.4 billion higher than forecast for Budget 2016, largely due to higher taxpayer-supported capital plan investments cost shared with the federal government, and the inclusion of the George Massey Tunnel Replacement project in self-supported borrowing. Capital plan debt increases continue to be partially offset by ongoing reductions in direct operating debt over the plan period.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.19 Provincial Debt Summary 1

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions unless otherwise indicated)	2016/17	2017/18	2018/19	2019/20
Taxpayer-supported debt
Provincial government direct operating	5,167	3,609	2,350	1,066
Other taxpayer-supported debt (mainly capital)
Education [2]	13,414	14,329	15,249	16,092
Health [3]	7,553	8,012	8,658	9,214
Highways and public transit [4]	12,251	13,280	14,482	15,977
Other [5]	3,642	4,072	4,445	4,852
Total other taxpayer-supported debt	36,860	39,693	42,834	46,135
Total taxpayer-supported debt	42,027	43,302	45,184	47,201
Self-supported debt	24,289	26,135	28,023	30,237
Total debt before forecast allowance	66,316	69,437	73,207	77,438
Forecast allowance [6]	350	350	250	250
Total provincial debt	66,666	69,787	73,457	77,688
Debt as a per cent of GDP
Provincial government direct operating	2.0%	1.3%	0.8%	0.4%
Taxpayer-supported	16.1%	15.9%	15.9%	16.0%
Total provincial	25.5%	25.6%	25.9%	26.4%
Taxpayer-supported debt per capita ($)	8,845	9,009	9,288	9,588
Taxpayer-supported interest bite (cents per dollar of revenue)	3.2	3.4	3.6	3.7

1         Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2         Post-secondary institutions’ debt includes public-private partnership obligations of $55 million for fiscal 2016/17, $60 million for fiscal 2017/18, $60 million for fiscal 2018/19, and $60 million for fiscal 2019/20.

3         Health facilities’ debt includes public-private partnership obligations of $1,590 million for fiscal 2016/17, $1,649 million for fiscal 2017/18, $1,651 million for fiscal 2018/19, and $1,624 million for fiscal 2019/20.

4         BC Transportation Financing Authority’s debt includes public-private partnership obligations of $824 million for fiscal 2016/17, $783 million for fiscal 2017/18, $752 million for fiscal 2018/19, and $725 million for fiscal 2019/20.

5         Social housing’s debt includes public-private partnership obligations of $82 million for fiscal 2016/17, $73 million for fiscal 2017/18, $63 million for fiscal 2018/19, and $54 million for fiscal 2019/20.

6         Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the forecast allowance is shown as a separate item over the plan.

Government’s borrowing requirements over the fiscal plan period will total $20.9 billion. This total is required to finance government’s taxpayer-supported ($9.5 billion) and self-supported ($6.7 billion) capital investments and to refinance existing debt maturities ($4.7 billion). In addition to outstanding debt needs, $5.2 billion in maturing debt will be retired as government’s direct operating debt falls, P3 liabilities are reduced as annual service payments are made, and the lower forecast allowances in 2018/19 and 2019/20 (see Table 1.20).

Taxpayer-supported debt is forecast to increase by $5.2 billion to $47.2 billion by 2019/20, over 2016/17. The increase is attributed to significant investment in capital infrastructure over the next three years, including an increase in debt of $4.3 billion for education and health facilities, $3.7 billion for transportation sector projects, and a $1.3 billion increase for other initiatives over the three year period. These increases are partially offset by a $4.1 billion reduction in government direct operating debt now forecast to end the fiscal plan period at $1.1 billion — its lowest point since 1982/83.

Budget and Fiscal Plan — 2017/18 to 2019/20

Three Year Fiscal Plan

Table 1.20            Provincial Borrowing Requirements

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Total provincial debt [1] at beginning of year	65,292	66,666	69,787	73,457
New borrowing [2]	3,172	5,787	7,607	7,368
Direct borrowing by Crown corporations and agencies	206	90	33	11
Retirement provision [3] requiring refinancing	873	(378)	(2,546)	(1,795)
Retirement provision [3] funded internally	(3,227)	(2,378)	(1,324)	(1,353)
Change in forecast allowance	350	—	(100)	—
Net change in total debt	1,374	3,121	3,670	4,231
Total provincial debt [1] at year end	66,666	69,787	73,457	77,688
Annual growth in debt (per cent)	2.1	4.7	5.3	5.8

1         Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2         New long-term borrowing plus net change in short-term debt.

3         Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

The self-supported debt of commercial Crown corporations is forecast to increase by $5.9 billion to $30.2 billion by 2019/20. The increase is primarily due to $4.0 billion in financing requirements for capital investments related to improving and expanding British Columbia’s hydro generation assets and the George Massey Tunnel Replacement project.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Appendix Table A15.

Additional details on government’s outstanding debt are provided in Appendix Tables A17 to A19.

Table 1.21            Reconciliation of Summary Results to Provincial Debt Changes

	Updated	Budget
	Forecast	Estimate	Plan	Plan
($ millions)	2016/17	2017/18	2018/19	2019/20
Taxpayer-supported debt:
Annual surplus (before forecast allowance and allocations to debt reduction or BC Prosperity Fund)	(1,808)	(645)	(494)	(473)
Reduction in cash balances	71	(693)	(27)	(99)
Other working capital changes	(1,036)	1	112	459
Net increase in capital and other assets	2,073	2,612	2,291	2,130
	(700)	1,275	1,882	2,017
Self-supported debt:
Commercial Crown corporation capital financing	1,423	1,654	1,369	2,216
Other commercial debt	301	192	519	(2)
	1,724	1,846	1,888	2,214
Annual change in forecast allowance	350	—	(100)	—
Annual increase in total provincial debt	1,374	3,121	3,670	4,231

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Relationship between surplus and debt

In addition to operating results, the change in debt is impacted by reductions in cash and other working capital changes as well as the debt financing requirements of government’s capital plan. Table 1.21 reconciles the forecast surpluses with changes in debt.

Risks to the Fiscal Plan

Table 1.22 provides the estimated fiscal impacts of the identified sensitivities for some of the key variables in the fiscal plan projections on an individual basis. However, interrelationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, an increase in the US/CDN dollar exchange rate may be partly offset by higher commodity prices.

Table 1.22            Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increases of	($ millions)
Nominal GDP	1%	$150 – $250
Lumber prices (US$/thousand board feet)	$50	$75 - $100 [1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$60 – $70 [2]
US exchange rate (US cent/Cdn $)	1 cent	-$25 to -$50
Interest rates	1 percentage point	-$89
Debt	$500 million	-$11

1         Sensitivity relates to stumpage revenue only.

2         Sensitivities can vary significantly especially at lower prices.

The assumptions and risk sensitivities for individual revenue sources and major program areas can be found in Appendix Tables A5 and A6, beginning on page 123.

Own Source Revenue

The main areas that may affect own source revenue forecasts are BC’s overall economic performance, the relative health of its major trading partners, the exchange rate and commodity prices.

Revenues are sensitive to economic performance. For example, taxation and other revenue sources are driven by economic factors such as household income, consumer expenditures, housing starts, employment, population growth and the exchange rate. The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3: British Columbia Economic Review and Outlook. As well, it incorporates commodity price forecasts developed by the Ministry of Forests, Lands and Natural Resource Operations, the Ministry of Energy and Mines, and the Ministry of Natural Gas Development based on private sector information.

Income tax revenue forecasts are based on projections of household income and net operating surplus of corporations. The forecasts are updated from reports on tax assessments provided by the Canada Revenue Agency. As a result, revenue estimates can be affected by timing lags in the reporting of current and prior year tax assessments by the Canada Revenue Agency.

Adjustments to the harmonized sales tax entitlements for the years 2010/11 to 2012/13 will continue until 2019/20. These changes, determined by the federal government, could affect the revenue forecast over the three-year plan. However it is expected that the size of these changes will diminish over time.

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Revenues in British Columbia can also be volatile, largely due to the influence of the cyclical natural resource sector in the economy and the importance of natural resource revenues in the Province’s revenue base. Changes in commodity prices such as natural gas, lumber or coal may have a significant effect on natural resource revenues and economic growth.

Details on major assumptions and sensitivities resulting from changes to those assumptions are outlined in Appendix Table A5.

Softwood Lumber Dispute

The Budget 2017 fiscal plan does not explicitly incorporate any impacts of duties that the US may impose on Canadian softwood lumber exports resulting from the recent trade dispute. Trade negotiations between Canada and the US are still ongoing and Canada prefers a fair managed settlement. The US Department of Commerce has not issued any specific determination of duties on subsidy or dumping at this time. If the US does impose countervailing or anti-dumping duties, it is not known what rates could be enacted nor is it clear what the potential effects this could have on BC lumber producers and exporters. As a result of these uncertainties, the Budget 2017 economic and fiscal plan does not incorporate any estimates of potential impacts associated with the current trade dispute involving softwood lumber exports to the US. In the absence of a settlement, it is expected that the US Department of Commerce will issue its preliminary determinations on subsidy at the end of April and on dumping at the end of June. Canada has steadfastly maintained and argued that lumber exports to the US are not subsidized and NAFTA tribunals have generally ruled in its favour. The BC government continues to support Canada’s efforts to negotiate with the US, prepare its defense for any new litigation if necessary, and to develop other markets for BC forest products. The impacts of any trade actions taken by the US, including the imposition of countervailing and anti-dumping duties on Canadian softwood lumber, represent a key risk to the economic and fiscal projections.

Federal Government Contributions

Potential policy changes regarding federal government allocations, including health and social transfers and cost-sharing agreements, could affect the revenue and the expenditure forecasts.

Crown Corporations

Crown corporations have provided their own forecasts. These forecasts, as well as their statements of assumptions, were used to prepare the fiscal plan. The boards of those corporations and agencies have also included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget. Net income from the BC Lottery Corporation may be impacted from the results of ongoing consultations with stakeholders concerning any transitional changes to the commission structure in its Casino and Community Gaming division.

SUCH Sector

Health authorities have submitted an overall balanced financial plan for 2017/18 to 2019/20 based on policy assumptions provided by the Ministry of Health. The individual plans have been signed off by the board chairs of the respective health authorities. The Ministry of Health will continue to work with the health authorities to manage any emerging revenue and spending risks and spending pressures.

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Forecasts for the universities, colleges, and institutions have been signed of by chairs off the board or audit committee and lead financial officers.

Forecasts for the combined school districts have been compiled by the Ministry of Education based on the requirements of the School Act, the current year plans developed by the school districts, and ministry policy assumptions respecting future funding allocations. Variances from these assumptions could impact the fiscal plan.

Spending

Government funds a number of demand-driven programs, including those delivered through third party delivery agencies, such as health care, K-12 and post-secondary education, income assistance, and community social services. The budgets for these programs reflect reasonable estimates of demand and other factors such as price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

The spending plans for the Ministry of Forests, Lands and Natural Resource Operations and the Ministry of Transportation and Infrastructure include base amounts to fight wildfires and deal with other emergencies such as floods. Unanticipated or unpredictable occurrences may affect expenses in these ministries.

Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A7 and in ministry service plans.

Treaty Negotiations and Revenue Sharing

BC continues to negotiate treaties and incremental treaty agreements with a number of First Nations. While implementation and settlement costs associated with existing Final Agreements have been accounted for in the fiscal plan, the outcomes of other treaty negotiations and their ratification process would need to be managed within the fiscal plan.

Government is also committed to negotiating new revenue-sharing agreements and other reconciliation agreements with First Nations to streamline consultation on natural resource decisions, provide increased certainty for investors, and provide new economic opportunities to First Nations communities. Where agreements have been concluded, the costs of those agreements have been accounted for in the fiscal plan. Any future agreements will need to be accommodated within the fiscal plan.

The Province is also involved in litigation with First Nations relating to aboriginal rights. Settlement of these issues, either in or out of court, may result in additional costs to government.

Capital Risks

The capital spending forecasts included in the fiscal plan may be affected by subsequent planning (i.e. design development) and procurement activities (i.e. receipt/review of construction bids) resulting in project costs that are higher than the initial approved budgets. For large capital projects, government will review the budget and scope risks, and the strategies to mitigate these risks.

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Other risks impacting capital spending forecasts include:

•             weather and geotechnical conditions, including the outcome of environmental impact studies, causing project delays and/or unexpected costs;

•             changes in market conditions, including service demand, the impact of inflation on building material costs, the availability of and wage rates for skilled workers, and borrowing costs;

•             the accuracy of capital project budget and construction schedule forecasts;

•             the successful negotiation/timing of cost-sharing agreements with the federal government and other funding partners; and

•             the timing and outcomes of public-private sector partnership negotiations.

Pending Litigation

The spending plan for the Ministry of Justice contains provisions for payments under the Crown Proceeding Act based on estimates of expected claims, judgments, and related costs of settlements likely to be incurred. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of judgments and settlements). These developments may affect government revenues and/or expenditures in other ministries.

Write-downs and Other Adjustments

Ministry budgets provide for anticipated levels of asset or loan write-downs where estimates can be reasonably predicted. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the Contingencies vote.

Prudence and Risk

The economic, financial and external variables and factors that impact the estimates of revenues, expenditures, capital spending and debt will change throughout the year as new information becomes available with potentially material impacts. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year.

Government incorporates four main levels of prudence to help mitigate risks to the budget plan projections:

•             The Ministry of Finance’s economic outlook is lower than the average of the forecasts provided by the members of the Economic Forecast Council (EFC).

The Budget 2017 plan assumes annual real GDP growth of 2.1 per cent in 2017 and 2018 and 2.0 per cent over the medium term. This is lower than the EFC average by 0.2 percentage points in 2017 and 0.1 percentage point in each following year of the Budget 2017 plan. The prudent outlook compared to the private sector acknowledges the downside risks to the economic forecast over the forecast horizon.

•             The Budget 2017 natural gas price forecast is lower than the private sector average over the next three years reflecting the recommendation of Dr. Tim O’Neill in 2013 to adopt more caution in preparing the natural gas royalty forecast. Over the next three years, the Budget 2017 natural gas price projection averages 52 cents lower than the average of the private sector forecasters (see Appendix Table A6 for details).

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•             Budget 2017 includes forecast allowances of $350 million in 2017/18, and $250 million in each of 2018/19 and 2019/20. The forecast allowance helps guard against unanticipated revenue volatility and statutory spending such as additional costs to fight wildfires, to deal with other emergencies such as floods and for litigation developments under the Crown Proceeding Act.

•             The Budget 2017 expense forecast also includes a Contingencies vote allocation of $400 million in 2017/18, $300 million in each of 2018/19 and 2019/20. The Contingencies vote is a prudent measure to help protect the plan from unforeseen and unbudgeted costs that may arise and to fund priority initiatives.

In its deliberations throughout the year, Cabinet and Treasury Board consider the impacts of its decisions on debt affordability and the levels of prudence and the operating surplus. The Minister of Finance meets with the EFC annually to discuss issues facing the global economy and BC’s economic outlook including areas of concern, risks and opportunities for the BC economy. The Minister of Finance consults with staff and colleagues on the various levels of prudence incorporated in the fiscal plan, tax policy initiatives for consideration and the potential risks that could arise over the next three years. Since the risks could be ongoing or one-time in nature and could impact both revenues and expenditures, consideration is given to both the forecast allowance and Contingencies vote allocations. However, since a number of these risks are not readily quantifiable, there is no specific formulaic approach in the determination of the forecast allowance and Contingencies vote allocations.

Following advice provided by staff and colleagues, the Minister of Finance determines the levels of additional prudence to incorporate in the forecast allowance and Contingencies vote; tax policy measures to implement; and a credible level of operating surplus underlying the budget and fiscal plan. The determination of the level of any of these is not done in isolation as all of the above elements must be considered in the fiscal plan projections. A discussion of fiscal risks is included in this section of the budget document and risks to the economic outlook are summarized on page 82. See Part 2: Tax Measures for a discussion on tax policy initiatives in Budget 2017.

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Liquefied Natural Gas — Update

Long Term Outlook for LNG

According to the most recent International Energy Agency forecast, global natural gas use continues its upward trend and is expected to be the fastest growing fossil fuel over the next 25 years. By 2040, it is anticipated that consumption of natural gas will surpass coal to become the second most consumed fuel globally after oil.

China and the Middle East are expected to be the main centres of gas demand growth. With that, the global trade in natural gas is set to continue expanding, and it is anticipated that LNG demand and trade will increase more rapidly than pipeline gas. As illustrated in Chart 1, between 2014 and 2030, demand for LNG is forecast to nearly double. As older LNG facilities around the world wind down production, the gap between global LNG demand and the available or anticipated supply is expected to grow.

Chart 1 Global LNG supply-demand gap 2000 to 2035

With its close proximity to Asia, LNG facilities in British Columbia will be well positioned to help meet this growing supply-demand gap.

Activity Update

British Columbia’s aspirations for a new LNG industry reached a historic milestone on November 4, 2016, when Woodfibre LNG announced its intention to move forward. This project represents $1.6 billion in new investment and hundreds of jobs. Construction is expected to commence in 2017 with the first LNG shipments anticipated in 2020.

In conjunction with Woodfibre LNG’s decision, the Province announced a new BC Hydro eDrive rate. This rate will be offered to LNG projects that connect to the BC Hydro integrated grid to supply clean renewable electricity for the liquefaction process at their facilities. This rate — equal to the existing industrial rate — creates an incentive for LNG developers to use electricity instead of natural gas for their compression needs, and supports the Province’s Climate Leadership Plan to encourage electrification, reduce greenhouse gas emissions, and enable the development of a new, low-carbon economy.

Today, there are approximately 20 LNG export proposals at various stages of development for which the National Energy Board has approved eighteen export licenses. Four LNG export facilities have been granted both provincial and federal environmental approval, while another five are at various stages of the environmental assessment (EA) process. Also, five of the natural gas pipelines proposed to support LNG facilities have been granted EA certificates.

LNG projects in British Columbia touch over 40 First Nations. To date, the Province and proponents have negotiated over 105 agreements with First Nations.

The Province is continuing its consultations with First Nations, communities and local governments as each of them have an important role in the province’s LNG future.

A Competitive Tax and Policy Framework

The Province has created a tax and policy framework that is competitive with Australia and comparable US jurisdictions while also ensuring that British Columbians benefit from LNG development.

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As reported in Budget 2015, the Liquefied Natural Gas Income Tax Act that set out the key components of the LNG Income Tax received Royal Assent on November 27, 2014. The legislation also included an amendment to the Income Tax Act to introduce a Natural Gas Tax Credit for payers of LNG income tax with a permanent establishment in British Columbia. Under the Liquefied Natural Gas Income Tax Act, the amount of the credit is based on the cost of natural gas at an LNG facility inlet.

As announced in Budget 2017, the Province will begin phasing out the Provincial Sales Tax on electricity, effective October 1, 2017. The phase out, along with the expanded BC Hydro industrial rate, will encourage LNG proponents to use electric drives for compression. Using electricity instead of natural gas to power LNG facilities will help reduce greenhouse gas emissions and make BC’s cleanest LNG in the world even cleaner.

The Province has also assisted local governments in negotiating benefit agreements with LNG proponents. These agreements help ensure that local communities see lasting benefits from LNG development and help provide tax certainty for both proponents and local governments.

Project Development Agreements

LNG is a capital intensive industry that requires substantial investment. LNG proponents have asked for assurance that the Province will not increase industry-specific taxes or CO2e emission regulatory requirements once an LNG facility has been constructed and substantial investment has been made by the proponent.

On July 21, 2015, the Liquefied Natural Gas Project Agreements Act received Royal Assent. The Act gives the Minister of Finance authority to enter into project development agreements (Agreements) with respect to LNG projects.

These Agreements provide financial security to industry from changes to three industry-specific taxes and changes to industry-specific greenhouse gas regulatory requirements.

As of Budget 2017, the Province (through the Minister of Finance) has signed an Agreement with Pacific NorthWest LNG.

Greenhouse Gas Emissions

BC’s new Greenhouse Gas Industrial Reporting and Control Act and regulations came into force on January 1, 2016, helping to ensure that LNG facilities in BC will have an emissions benchmark (0.16 carbon dioxide equivalent tonnes for each tonne of LNG), making them the cleanest facilities in the world. The Act includes the ability to set a greenhouse gas emissions intensity benchmark for regulated industries. It also enables the benchmark to be met through flexible options, such as purchasing offsets or paying a set price per tonne of greenhouse gas emissions that would be dedicated to a technology fund.

To manage cost implications of greenhouse gas compliance and address competitiveness of the BC LNG industry, the government has created an LNG Environmental Incentive Program. By incenting investment in advanced technology and rewarding achievement of world-leading performance, the program will help ensure the development of the cleanest LNG facilities in the world consistent with government’s commitment.

LNG Environmental Stewardship Initiative

The LNG Environmental Stewardship Initiative (Stewardship Initiative) was launched in 2014 to address a First Nations desire for a government commitment to more collaborative ways of dealing with

Budget and Fiscal Plan — 2017/18 to 2019/20

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monitoring of the cumulative impacts related to LNG and resource development in traditional territories. The LNG Environmental Stewardship Initiative has made positive progress since its launch with about 30 First Nations engaged in Regional Stewardship Forums that have been established in the Skeena, Omineca, Northeast and North Coast areas. These forums are intended to carry out stewardship projects aimed at creating positive environmental legacies from the development of a safe and sustainable LNG industry.

The Stewardship Initiative complements the existing regulatory process and advances a collaborative relationship between First Nations, governments and industry on key environmental management topics.

Environmental Assessment

The Province has set high standards for its environmental assessments. This has resulted in conditions being placed on the EA certificates issued that help ensures industrial projects are responsibly developed in the province. Furthermore, as the regulator for the industry, the BC Oil and Gas Commission makes sure that the exploration, development, pipeline transportation and any reclamation continues to meet BC’s high standards. As noted earlier, to date provincial EA certificates have been issued for nine LNG related projects — four export facilities and five natural gas pipelines. Other projects are under EA review. This is a clear sign of progress in this emerging British Columbia industry.

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Addressing Housing Supply and Affordability

Increased demand, a restricted supply of units for sale or rent, and low rental vacancy rates have caused housing market conditions to tighten — particularly in Metro Vancouver and in some other areas — resulting in rapid home price appreciation and increased rental rates.

Building on Budget 2016, government is continuing to take meaningful actions to address housing supply and affordability in the province.

July 2016 legislation

Last July, Bill 28, Miscellaneous Statutes (Housing Priority Initiatives) Amendment Act, 2016, was passed by the legislature. The legislation established new measures to help make home ownership more affordable by: creating a new provincial special account to fund housing, rental, or shelter initiatives; strengthening consumer protection; and giving the City of Vancouver the tools it requested to increase rental property supply.

Specifically, the legislation provided for:

•           Introduction of the additional property transfer tax at a rate of 15 per cent effective August 2, 2016. The tax applies to foreign nationals, foreign corporations, or taxable trustees who register an interest in residential real estate in Metro Vancouver;

•           Creation of a new Housing Priority Initiatives special account for provincial housing, rental, shelter programs and initiatives;

•           Amendments to the Real Estate Services Act to substantially implement key recommendations of the independent advisory group report, and to end self-regulation of the real estate industry; and

•           Amendments to the Vancouver Charter to provide requested legislative authority for the City of Vancouver to implement and administer a tax on vacant homes.

15 per cent additional Property Transfer Tax

As expected, introduction of the additional tax rate was successful in helping to cool the real estate market in Metro Vancouver, by reducing the volume of residential real estate purchases by foreign nationals or foreign-controlled corporations.

Prior to the introduction of the additional tax on August 2, 2016, the rate of foreign investment in residential real estate in Metro Vancouver was higher than the rate in the rest of the province. Since the introduction of the additional tax, the rate of foreign investment in Metro Vancouver has fallen significantly and is now relatively consistent with the provincial average.

Record investments in affordable rental housing

Budget 2016 committed $355 million over five years for BC Housing to support new construction of more than 2,000 affordable rental housing units.

Building on that commitment, last fall the government committed a further $500 million to create more than 2,900 additional affordable rental units in partnership with non-profit societies, local governments, agencies, community organizations and the private sector. As of November 2016, 53 projects were announced under this commitment and remaining projects will be approved by March 31, 2017.

Leading up to Budget 2017, government has also announced a further $65 million investment over 2016/17 and 2017/18, to create 380 more housing units for people with mental health and substance use challenges. Chart 1 provides details of the allocations announced in the fall and leading up to Budget 2017.

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Chart 1 $565 Million Additional Investment in Housing Supply

A mix of purchases from the private sector and construction of new and refurbished housing will help meet the needs of a wide variety of people across the province. In addition to people with mental health and substance use challenges, this includes low-to moderate-income renters, seniors, youth and students, adults with developmental disabilities, Aboriginal people and women and children.

As shown in Table 1, taken together provincial investments in affordable and supportive housing total $920 million and will create an estimated 5,280 more housing units.

BC Home Owner Mortgage and Equity (HOME) Partnership program

Saving for a mortgage down payment can be hard for first-time buyers. The new BC HOME Partnership program contributes to the amount first-time homebuyers have already saved for their first mortgage down payment by providing up to $37,500, or up to 5 per cent of the purchase price, through a 25-year loan that is interest and payment free for the first 5 years.

Through this program, government expects to invest about $703 million in loans over the next three years ending March 31, 2020, to help an estimated 42,000 B.C. households enter the housing market for the first time.

Since the start of the program on January 16, 2017, more than 250 applications and over $1 million in loans have been conditionally approved by BC Housing (as of February 1, 2017) for purchases closing on or after February 15, 2017.

First-Time Home Buyers’ Program

First-time home buyers have been able to save up to $7,500 of property transfer tax when purchasing a home valued up to $475,000.

Between January 1, 2016 and January 31, 2017, almost 22,000 families saved an average of $4,011 on their first homes. Total savings to families is estimated at $87 million.

In Budget 2017, the First-Time Home Buyers’ Program threshold is raised to $500,000, up from $475,000. First-time home buyers can now save up to $8,000 of property transfer tax when purchasing a home valued up to $500,000.

Newly Built Home Exemption

Available to everyone, the Newly Built Home Exemption allows families to save up to $13,000 of property transfer tax when purchasing a newly constructed or subdivided home valued at up to $750,000.

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Between February 17, 2016, when the exemption was introduced, and January 31, 2017, more than 9,700 families saved an average of $7,400 on newly built homes. Total savings to families is estimated at $72 million.

Property Tax Deferment Program

This low-interest loan program allows qualifying BC homeowners to use the equity in their homes to defer payment of the annual property taxes on their principal residence.

Approximately 44,000 homeowners are currently registered with the program. On average, homeowners are currently deferring about $3,500 in property taxes per year.

Homeowner Grants

In January 2017, the government increased the home owner grant threshold to $1.6 million, up from $1.2 million the previous year, helping keep property taxes affordable for families and ensuring most home owners continue to receive the full grant in 2017.

Maintaining affordable housing services

Budget 2017 provides an additional $159 million to maintain assistance levels for low-income families and seniors, to help make rent more affordable in private market rental units. Services are also maintained for the homeless in the existing permanent shelter system.

Rental assistance programs support over 33,000 households per year, as well as for 14,470 emergency shelter and housing units for those who are homeless or most at risk of homelessness.

Included are almost 1,100 new transitional and temporary and year-round shelter spaces, with an annual cost of approximately $20 million to provide operating and support services.

As previously announced, government is also investing $176 million in capital funding to construct two new state-of-the-art facilities at the Riverview site in Coquitlam; a 105-bed mental health facility to replace the Burnaby Centre for Mental Health and Addictions; a new facility to accommodate the 28-bed Maples Adolescent Treatment Centre; and the 10-bed Provincial Assessment Centre.

Partnering with local governments to accelerate housing supply

Both provincial and local governments share a common interest in finding ways to bring more supply of affordable housing into the market.

In July 2016, the Province engaged Deloitte to survey six jurisdictions in the Lower Mainland on the number of development projects at various stages of planning, review and contemplation within those jurisdictions. Deloitte has updated its review and Chart 2 shows that as of February 14, 2017, there were projects covering an estimated 115,000 units of housing at various stages of planning, review and contemplation. This compares to approximately 108,000 in July 2016.

Chart 2 Development Application Survey and Review 1

1       Jurisdictions reviewed: City of Richmond; City of Surrey; City of Burnaby; City of Coquitlam: City of New Westminster; and City of Vancouver. Data is based on publicly available information available from the local government websites.

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Timely processes and approvals of housing development projects are key in helping to address growing population demands in the province as well as housing affordability.

In the coming year, the government intends to implement a number of measures to help expedite housing development application, approval and permitting processes in partnership with local governments. Key elements include:

•        supporting improvements to local government capacity, where needed, to process applications in a more timely way;

•        using incentives to reward jurisdictions for achieving efficiencies and target outcomes in the application, approval and permitting processes; and

•        adopting a performance-based approach in providing provincial assistance.

Housing Priority Initiatives Special Account

As noted earlier, the Housing Priority Initiatives Special Account was established in summer 2016. Funded mainly through transfers of property transfer tax revenue approved by Treasury Board, the Account will continue to serve as a flexible vehicle to help fund priority housing/rental/ shelter programs and initiatives as and when needed within the Fiscal Plan, so that a need for additional taxpayer-supported borrowing is avoided.

Table 1 Investments in Housing Supply

		2017/18 to		Housing
($ millions)	2016/17	2020/21	Total	Units #
Provincial investment in affordable housing (Budget 2016 )	50	305	355	2,000
Investment in housing innovation initiative (Sept./Nov. 2016 announcement) [1]	500	—	500	2,900
Housing for mental health and substance use (Budget 2017 ) [1]	50	15	65	380
Total	600	320	920	5,280

1    Investments funded through the Housing Priority Initiatives Special Account.

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Child Care and Family Supports

Government continues to invest in the BC Early Years Strategy — the Province’s long-term plan to support and improve early childhood development, help families with child care, and ensure the youngest British Columbians have the best possible start in life.

The BC Early Years Strategy is building on the $1 billion per year that government spends on early childhood development, child care and early learning, including support for children and youth with special needs and full-day kindergarten for five-year-olds.

During the development of the BC Early Years Strategy, ideas from parents and early childhood experts helped shape a plan that addresses the most difficult issues parents face when looking for quality child care: affordability and accessibility.

Child Care Accessibility

The goal of the BC Early Years Strategy is to create 13,000 new licensed child care spaces by 2020. The Child Care Major Capital Funding program helps parents balance the demands of work and raising a family by providing up to $500,000 towards total project costs to eligible child care operators to create new licensed child care spaces. Since 2014, government has invested over $26 million and created approximately 4,300 new child care spaces.

Budget 2017 provides an additional $20 million for this program to help build up to 2,000 more licensed child care spaces and increases total provincial Early Years spending to approximately $330 million.

The BC Online Child Care Map helps parents find available child care at convenient locations near their home or work: http://maps.gov.bc.ca/ess/hm/ccf/

Child Care Affordability

The Child Care Operating Fund provides financial support for day-to-day operations of licensed child care to help keep parent fees affordable and to ensure access to quality child care. Ongoing monthly support is provided to over 100,000 licensed child care spaces to help cover an average of 13 per cent of operating costs. In Budget 2017, $11 million over three years is provided to support projected growth in the number of child care spaces, bringing total spending on this program to approximately $92 million per year.

The BC Child Care Subsidy is available to help eligible families that earn up to $55,000 with the cost of child care. Monthly subsidy payments vary depending on the family’s circumstances. Annual spending on this program is over $100 million.

There are also additional benefits available to support families such as the BC Early Childhood Tax Benefit, the federal Canada Child Benefit, and a federal and provincial child care expenses deduction.

Announced as part of the BC Early Years Strategy, the BC Early Childhood Tax Benefit assists families with the cost of raising children under the age of six. Starting in 2015, eligible families with net incomes under $100,000 receive a maximum refundable tax credit of $55 per month ($660 per year) per child, while families with net incomes between $100,000 and $150,000 are eligible for partial payments.

Total benefits provided are estimated to be $139 million in 2016/17 and $145 million in 2017/18, and support approximately 180,000 families per year.

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Continued Federal Support and Commitment to Early Years

The Province will continue to work with the federal government to support early learning and child care programs and services in communities, including Indigenous communities.

Improving Learning Opportunities for Youth in Transition

Former children in care are eligible to have tuition waived at 11 post-secondary institutions in British Columbia, including the University of British Columbia, the University of Victoria, Vancouver Island University, Langara College, and Simon Fraser University. Since 2002, more than 1,800 youth have received bursaries under the Youth Educational Assistance Fund for Former Youth in Care, with over $14 million in funding provided by the Province.

Total Monthly Child Supports and Benefits (2017)

Single Parent with one child (under 19 months)

Family Net Income[1]	$25,000	$50,000	$80,000	$120,000
BC Child Care Subsidy[2]	$750	$78	$—	$—
BC Early Childhood Tax Benefit	$55	$55	$55	$33
Canada Child Benefit	$533	$417	$289	$183
Child Care Expenses Deduction	$53	$188	$207	$269
Total	$1,392	$738	$551	$484

1    Net income represents Line 236 from personal income tax returns.

2        Analysis assumes that children attend a licensed group child care facility with a monthly median cost of $1,050 per child, do not have special needs or a disability and do not live with seniors.

Couple with two children (under 19 months)

Family Net Income[1]	$25,000	$50,000	$80,000	$120,000
BC Child Care Subsidy[2]	$1,500	$691	$—	$—
BC Early Childhood Tax Benefit	$110	$110	$110	$66
Canada Child Benefit	$1,067	$842	$602	$412
Child Care Expenses Deduction	$60	$310	$322	$376
Total	$2,737	$1,953	$1,034	$854

1        Net income represents Line 236 from personal income tax returns. It is assumed that each parent earns half of the family income.

2        Analysis assumes that children attend a licensed group child care facility with a monthly median cost of $1,050 per child, do not have special needs or a disability and do not live with seniors.

Budget and Fiscal Plan — 2017/18 to 2019/20

Part 2: TAX MEASURES

Table 2.1 Summary of Tax Measures

		Taxpayer Impacts
	Effective Date	2017/18	2018/19
		($ millions)
Income Tax Act
• Introduce tax credit for volunteer firefighters and search and rescue volunteers	2017 tax year	(1)	(1)
• Introduce BC back-to-school tax credit	2016 tax year	(5)	(5)
• Eliminate education tax credit	2018 tax year	2	9
• Reduce small business corporate income tax rate to 2 per cent	April 1, 2017	(68)	(72)
• Pause phase-out of preferential tax benefit for credit unions	January 1, 2017	(4)	(7)
• Decrease dividend tax credit rate for ineligible dividends	2017 tax year	25	26
• Extend scientific research and experimental development tax credit	September 1, 2017	(96)	(175)
• Extend BC mining flow-through share tax credit	January 1, 2017	(4)	(1)
• Extend training tax credits	January 1, 2018	(6)	(25)
• Extend book publishing tax credit	April 1, 2017	(3)	(3)
• Expand interactive digital media tax credit to augmented reality and virtual reality products designed to entertain	February 22, 2017	*	(1)
• Adjust interactive digital media tax credit principal business requirement	February 22, 2017	(4)	(4)
• Allow eligible business corporations participating in the small business venture capital program to claim interactive digital media tax credit	February 22, 2017	*	*
• Adjust boundary for regional film tax credits	January 25, 2017	*	*
• Expand mining exploration tax credit to include costs incurred for environmental studies and community consultations	March 1, 2015	(2)	(2)
Small Business Venture Capital Act
• Increase equity tax credit budget by $3.5 million	2017 tax year	(4)	(4)
Medicare Protection Act
• Set Medical Services Plan premiums for 2017	January 1, 2017	(107)	(108)
• Reduce Medical Services Plan premiums for 2018	January 1, 2018	(211)	(845)
Motor Fuel Tax Act
• Exempt natural gas used as locomotive fuel	October 1, 2017	*	*
Provincial Sales Tax Act
• Phase out tax on electricity	October 1, 2017	(41)	(82)
Tobacco Tax Act
• Increase tobacco tax rates to 24.7 cents per cigarette/gram of tobacco	October 1, 2017	13	25
Property Transfer Tax Act
•Increase threshold for First Time Home Buyers’ Program exemption to $500,000	February 22, 2017	(2)	(2)
Home Owner Grant Act
• Increase threshold for home owner grant phase-out to $1.6 million	2017 tax year	(48)	(48)
School Act
• Set provincial residential class school property tax rates	2017 tax year	*	*
• Set provincial non-residential class school property tax rates	2017 tax year	*	*
Taxation (Rural Area) Act
• Set provincial rural area property tax rates	2017 tax year	*	*
Home Owner Grant Act and Income Tax Act
• Improve information sharing	Royal Assent	—	—
Total		(566)	(1,325)

*   Denotes measures that have no material impact on taxpayers.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Tax Measures — Supplementary Information

For more details on tax changes see:

www.gov.bc.calbudgettaxchanges

Income Tax Act

Tax Credit for Volunteer Firefighters and Search and Rescue Volunteers Introduced

As announced on February 11, 2017, a new non-refundable volunteer firefighter and search and rescue volunteer tax credit is introduced.

The tax credit is available to British Columbians who provide at least 200 hours of volunteer service to either a volunteer fire department, an eligible search and rescue organization or a combination of both. The credit amount is $3,000, providing a tax benefit of up to $151.80 per eligible taxpayer. The tax credit is available for the 2017 and subsequent taxation years.

BC Back-to-School Tax Credit Introduced

As announced on September 1, 2016, a new non-refundable BC back-to-school tax credit is introduced. The credit is available to individuals with school-aged children (five to 17 years of age). The tax credit amount is $250 per child, providing a tax benefit of up to $12.65 per child. The credit is available for the 2016, 2017 and 2018 tax years, after which the credit will be reviewed.

Education Tax Credit Eliminated

The education tax credit is eliminated effective January 1, 2018. Unused education amounts carried forward from years prior to 2018 remain available to be claimed in 2018 and subsequent tax years.

The savings will offset the cost of improvements to student financial assistance.

Small Business Corporate Income Tax Rate Reduced to 2 Per Cent

The small business corporate income tax rate is reduced to 2 per cent from 2.5 per cent effective April 1, 2017, a reduction of 20 per cent.

Phase-Out of Preferential Tax Benefit for Credit Unions Paused

Prior to 2013, credit unions received federal and provincial preferential corporate income tax treatment by way of a lower tax rate on a portion of their income. In 2013, the federal government began a 5-year phase-out of its preferential tax treatment. Budget 2014 announced that the provincial preferential tax treatment for credit unions would be extended three years, after which it would be phased out over five years beginning in 2016.

As announced on January 24, 2017, Budget 2017 pauses the phase-out of the provincial preferential income tax treatment for credit unions pending the completion of the Financial Institutions Act and Credit Union Incorporation Act review. This change means that for the 2017 tax year, credit unions will continue to receive 80 per cent of the full preferential tax treatment instead of having its value reduced to 60 per cent, as was previously scheduled.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Dividend Tax Credit Rate for Ineligible Dividends Decreased

British Columbia provides a dividend tax credit to prevent double taxation of dividend income that has already been taxed at the corporate level. As a result of reducing the small business corporate income tax rate to 2 per cent from 2.5 per cent, the dividend tax credit rate on ineligible dividends is also decreased to 15 per cent from 17 per cent, effective for the 2017 and subsequent tax years.

Scientific Research and Experimental Development Tax Credit Extended

The scientific research and experimental development tax credit is extended for five years to August 31, 2022.

BC Mining Flow-Through Share Tax Credit Extended

As announced on January 23, 2017, the BC mining flow-through share tax credit is extended to the end of 2017.

Training Tax Credits Extended

The BC training tax credits are extended for three years to the end of 2020.

Book Publishing Tax Credit Extended

As announced on February 15, 2017, the book publishing tax credit is extended for two years to March 31, 2019.

Interactive Digital Media Tax Credit Expanded to Augmented Reality and Virtual Reality Products Designed to Entertain

Effective February 22, 2017, qualifying BC labour employed in the development of augmented reality and virtual reality products will be eligible for the interactive digital media tax credit. The tax credit is calculated as 17.5 per cent of qualifying BC labour expenses.

For the purposes of this credit, augmented reality product means a product that enhances a user’s perception of reality by superimposing digital information onto the user’s field of view for the primary purpose of entertainment. Likewise, virtual reality product means a product that immerses the user in an artificial environment for the primary purpose of entertainment. The tax credit does not apply to films or videos that provide the user with limited or no immersion, including 360°, 270° and 180° videos, spherical videos and panoramic videos.

Interactive Digital Media Tax Credit Principal Business Requirement Adjusted

Currently, to be eligible for the interactive digital media tax credit, a corporation’s principal business must be the development of interactive digital media products. Effective for tax years that end on or after February 22, 2017, corporations that have annual qualifying BC labour expenses greater than $2 million do not need to meet this requirement.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Eligible Business Corporations Participating in the Small Business Venture Capital Program Allowed to Claim Interactive Digital Media Tax Credit

Effective for tax years that end on or after February 22, 2017, interactive digital media corporations participating in the small business venture capital program are eligible for the interactive digital media tax credit.

Boundary for Regional Film Tax Credits Adjusted

For the purposes of the regional film tax credits, the southern part of the eastern boundary of the designated Vancouver area is moved from 200th Street in Langley to the border between Surrey and Langley. This change is effective for productions with principal photography beginning on or after January 25, 2017. As a result, the regional film tax credits apply in all of the City of Langley and the Township of Langley. This change applies to both the Film Incentive BC tax credit and the production services tax credit.

Mining Exploration Tax Credit Expanded to Include Costs Incurred for Environmental Studies and Community Consultations

As announced on January 23, 2017, the mining exploration tax credit is expanded to allow the costs of environmental studies and community consultations incurred after February 28, 2015 to be included in the calculation of the mining exploration tax credit. The credit is calculated as 20 per cent of eligible BC mining exploration expenditures, or 30 per cent if exploration is in the mountain-pine-beetle-affected area.

Small Business Venture Capital Act

Equity Tax Credit Budget Increased by $3.5 Million

Effective for 2017 and subsequent years, the budget for the small business venture capital tax credit is increased to $38.5 million from $35 million. This allows for up to $11.7 million in additional equity financing for qualifying corporations annually.

Medicare Protection Act

Medical Services Plan Premiums Set for 2017

As announced on September 15, 2016, the planned 4 per cent increase in the maximum Medical Services Plan premium for 2017 is not implemented and the rate remains at $75 per month per adult. In addition, premium rates for those receiving premium assistance are lowered to slightly below the levels announced in Budget 2016.

Medical Services Plan Premiums Reduced for 2018

Effective for 2018, Medical Services Plan (MSP) premiums are reduced by 50 per cent for households with annual net incomes up to $120,000.

To receive the 50 per cent reduction, households will need to register. This is necessary so that the government can use income information to determine eligibility. Individuals and families currently receiving premium assistance will be automatically registered.

In addition, the income threshold at which households are fully exempt from MSP premiums is increased by $2,000 (see Table 2.2).

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

With these changes, more than 2 million British Columbians are exempt from MSP premiums and an additional 2 million will see their premiums reduced by 50 per cent.

Table 2.2  Impact of Medical Services Plan Premium Changes

(For premium and premium assistance changes effective January 1, 2018)

	Monthly	Monthly
	Premiums in	Premiums in	Monthly	Annual
Annual Household Net Income	2017	2018	Decrease	Decrease
	$
Single Adult
Up to $24,000	0.00	0.00	0.00	0.00
$24,001 to $26,000	11.00	0.00	(11.00)	(132.00)
$26,001 to $28,000	23.00	11.50	(11.50)	(138.00)
$28,001 to $30,000	35.00	17.50	(17.50)	(210.00)
$30,001 to $34,000	46.00	23.00	(23.00)	(276.00)
$34,001 to $38,000	56.00	28.00	(28.00)	(336.00)
$38,001 to $42,000	65.00	32.50	(32.50)	(390.00)
$42,001 to $120,000	75.00	37.50	(37.50)	(450.00)
Over $120,000	75.00	75.00	0.00	0.00

Couple
Up to $27,000	0.00	0.00	0.00	0.00
$27,001 to $29,000	22.00	0.00	(22.00)	(264.00)
$29,001 to $31,000	46.00	23.00	(23.00)	(276.00)
$31,001 to $33,000	70.00	35.00	(35.00)	(420.00)
$33,001 to $37,000	92.00	46.00	(46.00)	(552.00)
$37,001 to $41,000	112.00	56.00	(56.00)	(672.00)
$41,001 to $45,000	130.00	65.00	(65.00)	(780.00)
$45,001 to $120,000	150.00	75.00	(75.00)	(900.00)
Over $120,000	150.00	150.00	0.00	0.00

Senior Couple
Up to $33,000	0.00	0.00	0.00	0.00
$33,001 to $35,000	22.00	0.00	(22.00)	(264.00)
$35,001 to $37,000	46.00	23.00	(23.00)	(276.00)
$37,001 to $39,000	70.00	35.00	(35.00)	(420.00)
$39,001 to $43,000	92.00	46.00	(46.00)	(552.00)
$43,001 to $47,000	112.00	56.00	(56.00)	(672.00)
$47,001 to $51,000	130.00	65.00	(65.00)	(780.00)
$51,001 to $120,000	150.00	75.00	(75.00)	(900.00)
Over $120,000	150.00	150.00	0.00	0.00

Single Parent — Two Children *
Up to $30,000	0.00	0.00	0.00	0.00
$30,001 to $32,000	11.00	0.00	(11.00)	(132.00)
$32,001 to $34,000	23.00	11.50	(11.50)	(138.00)
$34,001 to $36,000	35.00	17.50	(17.50)	(210.00)
$36,001 to $40,000	46.00	23.00	(23.00)	(276.00)
$40,001 to $44,000	56.00	28.00	(28.00)	(336.00)
$44,001 to $48,000	65.00	32.50	(32.50)	(390.00)
$48,001 to $120,000	75.00	37.50	(37.50)	(450.00)
Over $120,000	75.00	75.00	0.00	0.00

Couple — Two Children *
Up to $33,000	0.00	0.00	0.00	0.00
$33,001 to $35,000	22.00	0.00	(22.00)	(264.00)
$35,001 to $37,000	46.00	23.00	(23.00)	(276.00)
$37,001 to $39,000	70.00	35.00	(35.00)	(420.00)
$39,001 to $43,000	92.00	46.00	(46.00)	(552.00)
$43,001 to $47,000	112.00	56.00	(56.00)	(672.00)
$47,001 to $51,000	130.00	65.00	(65.00)	(780.00)
$51,001 to $120,000	150.00	75.00	(75.00)	(900.00)
Over $120,000	150.00	150.00	0.00	0.00

* Income thresholds may vary for families who claim child care expenses on their tax returns.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Motor Fuel Tax Act

Natural Gas Used as Locomotive Fuel Exempted

Effective October 1, 2017, natural gas for use in an internal-combustion engine for any rolling stock or vehicle when run on rails is exempt from the 3 cent per litre tax on locomotive fuel.

The motor fuel tax exemption for natural gas used as locomotive fuel is consistent with the motor fuel tax exemptions for natural gas used in motor vehicles or used in a ship.

Provincial Sales Tax Act

Tax on Electricity Phased Out

The provincial sales tax on taxable electricity is phased out. Effective October 1, 2017, the tax rate on electricity is reduced to 3.5 per cent from 7 per cent of the purchase price. Effective April 1, 2019, electricity is fully exempt from provincial sales tax.

Tobacco Tax Act

Tobacco Tax Rates Increased to 24.7 Cents per Cigarette/Gram of Tobacco

Effective October 1, 2017, the tax rate on cigarettes is increased to $49.40 from $47.80 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased to 24.7 cents from 23.9 cents per gram.

Property Transfer Tax Act

Threshold for First Time Home Buyers’ Program Exemption Increased to $500,000

Effective for registrations on or after February 22, 2017, the fair market value threshold for eligible residential property under the First Time Home Buyers’ Program is increased to $500,000 from $475,000. The partial exemption continues and now applies to homes valued between $500,000 and $525,000.

With this change, eligible first time home buyers can save up to $8,000 in property transfer tax on the purchase of their home.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-Out Increased to $1.6 Million

As announced on January 10, 2017, the threshold for the phase-out of the home owner grant is increased to $1.6 million from $1.2 million for the 2017 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

School Act

Provincial Residential Class School Property Tax Rates Set

The longstanding rate-setting policy is that average residential class school property taxes, before application of the home owner grant, increase by the previous year’s provincial inflation rate. This rate-setting policy has been in place since 2003 and will continue in 2017. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential Class School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2017, except the rate for the industrial property classes, will be set so that non-residential class school tax revenue will increase by inflation plus tax on new construction. This rate-setting policy has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The major industry class tax rate and the light industry class tax rate will be set at the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate-setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2017.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that non-residential rural area tax revenue will increase by inflation plus tax on new construction. The rates will be set when revised assessment roll data are available in the spring.

Home Owner Grant Act and Income Tax Act

Information Sharing Improved

To improve administration and enforcement of the Income Tax Act and Home Owner Grant Act, these acts are amended to allow for information sharing between the two acts. The Income Tax Act is also amended to provide income tax administrators with access to assessment data.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Carbon Tax Report and Plan

As required under Part 2 of the Carbon Tax Act, the following tables show the Revenue Neutral Carbon Tax Report for 2015/16 and 2016/17 and the Revenue Neutral Carbon Tax Plan for 2017/18 to 2019/20.

Material Assumptions and Policy Decisions

In the Report and the Plan the estimates and forecasts of carbon tax revenue and the cost of tax reductions to return revenues to taxpayers are consistent with, and have the same material assumptions and policy decisions underlying them, as the revenue estimates and forecasts prepared for Budget 2017. The only material assumption specific to the Revenue Neutral Carbon Tax Report and Plan is that the cost of the revenue reductions due to personal income tax rate cuts increase with increases in personal income tax revenues for each year.

Revenue Neutral Carbon Tax Report

Revenue neutrality means that tax reductions must be provided that fully return the estimated revenue from the carbon tax to taxpayers in each fiscal year. Table 1, Revenue Neutral Carbon Tax Report for 2015/16 and 2016/17, reports the carbon tax revenues and the cost of the tax reductions for the 2015/16 and 2016/17 fiscal years. For the 2015/16 fiscal year, this report is based on the 2015/16 Public Accounts. For the 2016/17 fiscal year, this report is based on preliminary actuals for the fiscal year.

Table 1 Revenue Neutral Carbon Tax Report 2015/16 and 2016/17

		Revised
		Forecast
	2015/16 [1]	2016/17
	($ millions)
Carbon tax revenue [2]	1,190	1,201
Reduction in provincial revenues due to designated measures [3]
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(192)	(195)
• Reduction of 5% in the first two personal income tax rates	(283)	(307)
• Northern and rural home owner benefit of up to $200 [4]	(83)	(84)
• Home renovation tax credit for seniors and persons with disabilities [5]	(1)	(2)
• Children’s fitness credit and children’s arts credit	(8)	(8)
• Small business venture capital tax credit budget increased	(3)	(5)
• Training tax credit extended — individuals	(9)	(4)
Total personal tax measures	(579)	(605)
Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(218)	(232)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008 and to 2.5% effective December 1, 2008	(226)	(230)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(21)	(21)
• Industrial property tax credit of 60% of school property taxes payable by major industry	(23)	(23)
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)
• Interactive digital media tax credit	(33)	(65)
• Training tax credit extended — businesses	(5)	(8)
• Scientific research and experimental development tax credit extended in 2014	(131)	(148)
• Film Incentive BC tax credit extended in 2009 and enhanced in 2010	(106)	(51)
• Production services tax credit extended in 2009 and enhanced in 2010	(385)	(340)
Total business tax measures	(1,150)	(1,120)
Total designated revenue measures	(1,729)	(1,725)

1     Based on 2015/16 Public Accounts.

2     The carbon tax applies to fuels and combustibles at rates based on the carbon dioxide equivalent emission of each particular fuel or combustible.

3     Designated measures are measures designated to return carbon tax to taxpayers. Designated measures for 2015/16 are set out in the Carbon Tax Plan presented with Budget 2015 and designated measures for 2016/17 are set out in the Carbon Tax Plan presented with Budget 2016.

4     Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley Regional Districts.

5     In Budget 2016 , this credit was expanded and renamed from the BC seniors’ home renovation tax credit.

Tax Measures

Carbon tax revenues for 2015/16 are $1,190 million. The tax reductions for 2015/16 are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2015. The personal tax measures are the low income climate action tax credit, the five per cent reductions in the first two personal income tax rates, the northern and rural home owner benefit, the BC seniors’ home renovation tax credit, the children’s fitness credit and children’s arts credit, the increase in the small business venture capital tax credit budget, and the extension of the training tax credit for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase, the industrial school property tax credit for major industry, the 50 per cent reduction in school property tax for land classified as “farm,” the interactive digital media tax credit, the extension of the training tax credit for businesses, the extension of the scientific research and experimental development tax credit, the 2009 extension and 2010 enhancement of the Film Incentive BC tax credit, and the 2009 extension and 2010 enhancement of the production services tax credit.

The estimated reduction in provincial revenues for 2015/16 as a result of the designated revenue measures is $579 million for the personal tax measures and $1,150 million for the business tax measures, for a total reduction of $1,729 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2015/16. In fact, the reduction in provincial revenue exceeds the $1,190 million in carbon tax revenue by $539 million.

Carbon tax revenues for 2016/17 are estimated to be $1,201 million.

The tax reductions shown for the 2016/17 fiscal year are those that were designated in the Revenue Neutral Carbon Tax Plan presented with Budget 2016. The personal tax measures are the low income climate action tax credit, the five per cent reductions in the first two personal income tax rates, the northern and rural home owner benefit, the home renovation tax credit for seniors and persons with disabilities (formerly the BC seniors’ home renovation tax credit), the children’s fitness credit and children’s arts credit, the increase in the small business venture capital tax credit budget, and the extension of the training tax credit for individuals. The business tax measures are the reductions in each of the general and small business corporate income tax rates, the corporate income tax small business threshold increase, the industrial school property tax credit for major industry, the 50 per cent reduction in school property tax for land classified as “farm,” the interactive digital media tax credit, the extension of the training tax credit for businesses, the extension of the scientific research and experimental development tax credit, the 2009 extension and 2010 enhancement of the Film Incentive BC tax credit, and the 2009 extension and 2010 enhancement of the production services tax credit.

The estimated reduction in provincial revenues for 2016/17 as a result of the designated revenue measures is $605 million for the personal tax measures and $1,120 million for the business tax measures, for a total reduction of $1,725 million. Based on these revenue and tax reduction estimates, revenue neutrality has been met for 2016/17. In fact, the reduction in provincial revenue exceeds the $1,201 million in carbon tax revenue by $524 million. The Budget 2018 Revenue Neutral Carbon Tax Report for 2016/17 will be based on actual carbon tax revenues for 2016/17 as reported in the 2016/17 Public Accounts.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Revenue Neutral Carbon Tax Plan

Table 2, Revenue Neutral Carbon Tax Plan 2017/18 to 2019/20, shows carbon tax revenue and tax reduction cost estimates for the revenue measures designated as those that return the carbon tax revenues to taxpayers for 2017/18 to 2019/20.

Carbon tax revenues for 2017/18 to 2019/20 are now forecast to be slightly lower than estimated when Budget 2016 was prepared.

The three-year fiscal plan for Budget 2017 assumes the cost of tax measures with sunset dates continues, for purposes of the plan, beyond their expiry dates. The Carbon Tax Plan presented in Table 2 reflects this assumption.

As shown in Table 2, revenue from the carbon tax and the cost of the tax reductions are now estimated to be $1,218 million and $1,551 million, respectively, for 2017/18. Carbon tax revenues are now estimated at $1,236 million in 2018/19 and $1,255 million in 2019/20. This means the Carbon Tax Plan is revenue neutral for all years, with the tax cuts in 2018/19 and 2019/20 exceeding the carbon tax revenues by $392 million and $481 million, respectively.

Table 2 Revenue Neutral Carbon Tax Plan 2017/18 to 2019/20

	Forecast
	2017/18	2018/19	2019/20
	($ millions)
Carbon tax revenue [1]	1,218	1,236	1,255
Designated revenue measures:
Personal tax measures:
• Low income climate action tax credit of $115.50 per adult plus $34.50 per child effective July 1, 2011	(195)	(195)	(195)
• Reduction of 5% in the first two personal income tax rates	(320)	(334)	(350)
• Northern and rural home owner benefit of up to $200 [2]	(85)	(85)	(86)
• Home renovation tax credit for seniors and persons with disabilities	(2)	(2)	(2)
• Children’s fitness credit and children’s arts credit	(8)	(8)	(8)
• Small business venture capital tax credit budget increased [3]	(9)	(9)	(9)
• Training tax credit extended — individuals [4]	(15)	(15)	(15)
Total personal tax measures	(634)	(648)	(665)

Business tax measures:
• General corporate income tax rate reduced from 12% to 11% effective July 1, 2008, to 10.5% effective January 1, 2010, to 10.5% effective January 1, 2010, to 10% effective January 1, 2011 and increased to 11% effective April 1, 2013	(295)	(300)	(300)
• Small business corporate income tax rate reduced from 4.5% to 3.5% effective July 1, 2008, and to 2.5% effective December 1, 2008	(292)	(295)	(293)
• Small business corporate income tax rate reduced from 2.5% to 2% effective April 1, 2017	(68)	(72)	(73)
• Corporate income tax small business threshold increased from $400,000 to $500,000	(21)	(21)	(21)
• Industrial property tax credit of 60% of school property taxes payable by major industry	(23)	(23)	(23)
• School property taxes reduced by 50% for land classified as “farm”	(2)	(2)	(2)
• Training tax credit extended — businesses [4]	(10)	(10)	(10)
• Scientific research and experimental development tax credit extended in 2014 and 2017 [4]	(165)	(175)	(185)
• Reduction of the provincial sales tax rate on electricity from 7% to 3.5% effective October 1, 2017, and the elimination of provincial sales tax on electricity effective April 1, 2019 [5]	(41)	(82)	(164)
Total business tax measures	(917)	(980)	(1,071)
Total revenue measures	(1,551)	(1,628)	(1,736)

1         The carbon tax applies to fuels and combustibles at rates based on the carbon dioxide equivalent emission of each particular fuel or combustible.

2         Eligible homeowners are those in areas outside the Capital, Greater Vancouver and Fraser Valley Regional Districts.

3         Forecasted amounts include the cost of the $3.5 million budget increase announced in Budget 2017.

4         The Plan assumes that the cost of tax measures with sunset dates continues beyond their expiry dates.

5         This is considered a business tax measure because electricity purchased for residential use is already exempt from provincial sales tax.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Medical Services Plan Premiums

Since the 1960s, Medical Services Plan (MSP) premiums have played a vital role in financing the publicly funded medical services that British Columbians have come to rely on. As health care costs have increased over the years MSP premiums have also increased, creating an important link between health care and its costs.

However, MSP premiums are also very complex to administer, requiring significant amounts of time and resources from individuals, businesses and government. The MSP premium structure also receives frequent criticism for being outdated, unfair and difficult to understand. For all of these reasons, it is the government’s intention to begin the process of eliminating MSP premiums.

As a first step, effective January 1, 2018, premiums will be cut by 50 per cent for households with annual family net income up to $120,000. This change will benefit up to 2 million British Columbians who will see their premiums reduced by 50 per cent from the amount they pay in 2017.

Budget 2016

In Budget 2016 the government made the following changes to MSP premiums effective January 1, 2017:

•        MSP premiums were eliminated for all children (over 900,000 children);

•        premium assistance was enhanced, benefiting more than 300,000 British Columbians;

•        the adult rate was adjusted so that couples pay exactly twice the rate paid by a single individual; and

•        premium rates were set to increase by 4 per cent effective January 1, 2017 (as announced on September 15, 2016, this increase was cancelled).

Budget 2017

British Columbia is the only jurisdiction in Canada that requires residents to pay health premiums. Other provinces fund 100 per cent of health care costs through other revenue sources. Effective January 1, 2018, British Columbia will begin the process of eliminating MSP premiums by first reducing premiums by 50 per cent for households with annual family net income up to $120,000.

Chart 1   MSP Premium Rates 2017 and 2018 (Single Individual)

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

In addition, the income threshold below which households are fully exempt from MSP premiums is increased by $2,000 (e.g. from $24,000 to $26,000 for a single individual and from $33,000 to $35,000 for a couple with two children).

These changes will result in annual reductions of up to $450 per year for single individuals and up to $900 per year for families. Examples of the changes in 2018 for various family types are shown in Table 2.2 in Part 2: Tax Measures on page 63.

The 2018 changes will reduce premiums by 50 per cent for up to 2 million British Columbians, providing an annual benefit of $845 million.

Effective January 1, 2018, up to 2 million people will see their premiums reduced by 50 per cent, providing savings of $845 million annually.

Historical Context

MSP premium rates have increased gradually since their introduction in the 1960s. First set at $60 per year for single individuals and $150 per year for couples with children, for 2017 premium rates have increased to $900 for single individuals and $1,800 for couples.

With the 50 per cent reduction announced in Budget 2017, MSP premiums will generally return to levels they have not been at since 1993. In fact, adjusting for inflation, households under $120,000 will pay lower premiums than at any time since the 1980s.

How to Register for the 50 Per Cent Reduction

To receive the 50 per cent reduction, individuals and families will need to register for the reduction. This is necessary so that the government can use income information to determine eligibility. Individuals and families currently receiving premium assistance will be automatically registered.

Many British Columbians pay premiums directly to the government. In order to benefit from the 50 per cent reduction in premiums, persons that pay directly will need to register. Once eligibility is established, premium billing will be adjusted to reflect the reduced rates for 2018.

Chart 2 Maximum Annual MSP Premium Rates 1993* and 2018 (Family Net Income Under $120,000)

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Many British Columbians pay premiums through a group plan administrator who is an employer (in the case of employees) or a pension plan administrator (in the case of pension beneficiaries). In some cases the group plan administrator deducts premiums from wages/pensions and remits them to the government. In other cases the group plan administrator pays premiums on behalf of their employees or pension beneficiaries as a taxable benefit.

In order to benefit from the 50 per cent reduction in premiums, British Columbians whose premiums are paid by group plans will need to register through their group plan administrator. Systems are in place for group plan administrators to accept registrations and incorporate lower rates in remittances to the government. This ensures the proper amount is withheld in the case of deductions from wages/pensions and the proper amount is reported in the case of a taxable benefit.

The government encourages British Columbians to discuss registration for the 50 per cent reduction with their group plan administrator over the course of the next year to ensure they benefit from the reduction beginning January 1, 2018.

In cases where premiums are paid by employers as a taxable benefit, it is expected that some discussions will take place between employers and employees about the sharing of the benefit from the 50 per cent reduction in premiums.

Looking Forward

The government’s intention is to eliminate MSP premiums completely. The timing and structure of the change will be influenced by the Province’s fiscal capacity.

The government intends to consult further with British Columbians and conduct additional analysis.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Commission on Tax Competitiveness

In Budget 2016 the government announced that an independent Commission on Tax Competitiveness would be established to advise the Province on how to modernize British Columbia’s business taxes.

The Commission was asked to make recommendations regarding the provincial sales tax (PST) and other business taxes that would help drive business competitiveness, increase investment, and enhance British Columbia’s standard of living.

The Commission was also instructed that recommendations should respect the results of the 2011 province-wide referendum on the harmonized sales tax.

Commission’s Report

The Commission on Tax Competitiveness presented its report, Improving British Columbia’s Business Tax Competitiveness, to the Minister of Finance on November 15, 2016, following public consultations with major industry groups, businesses, individuals, and other interested stakeholders.

Key Findings

Similar to the findings of the 2012 Expert Panel, the Commission on Tax Competitiveness reported that the PST and its negative effects on business investment remains the primary area of business tax concern in the province. This conclusion was a common theme in the stakeholder consultations carried out.

Areas of lesser concern included corporate income tax and property tax. However, property tax was a concern in some municipalities with large industrial property owners.

Recommendations

The Commission’s report included four key recommendations to improve British Columbia’s business tax competitiveness:

1.         Exempt business capital expenditures, including machinery and equipment, from PST;

2.         Exempt business use of electricity and other energy inputs, software and telecommunications services from PST;

3.         In the long-term, engage the public in a process to consider and design a made-in-BC value added tax; and

4.         Introduce a framework within which major investors and municipalities can negotiate long-term property tax arrangements to increase certainty.

Outcomes/Decisions

PST on Electricity

Government has carefully considered the Commission’s recommendations on improving business tax competitiveness, with a particular focus on addressing the Commission’s shorter-term recommendations that the PST be emoved from capital expenditures and other business inputs including electricity, software, and telecommunications services.

The Commission noted that no other jurisdiction in North America levies a similar retail sales tax on electricity. This puts BC businesses at a unique competitive disadvantage. By removing PST on electricity, businesses will have more resources to reinvest, improving their ability to compete globally.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Chart 1      Estimated PST Paid on Electricity by Business Size — 2015/16

Consistent with the Commission’s recommendations and with input received from stakeholders, and in the context of the province’s fiscal situation and competing funding priorities, the government will first phase out PST on electricity.

“As a first step, the Business Council recommends the province eliminate the PST on electricity purchased by businesses.”

— Business Council of British Columbia

Effective October 1, 2017, the rate of tax on electricity will be reduced to 3.5 per cent from 7 per cent. Effective April 1, 2019, electricity will be fully exempt from PST.

When fully implemented, the exemption for electricity will provide businesses with savings of more than $150 million annually. These savings will be shared across all sectors and by businesses of all sizes and should help make BC businesses more competitive, both nationally and internationally. The reduced costs will support new investment, growth, and job creation.

Once fully exempt, large businesses, including industrial users, will save about $100 million annually while small and medium sized businesses will save about $50 million. The provincial, municipal and federal governments will also see modest tax savings.

Eliminating PST on electricity is also consistent with the province’s commitment to reduce greenhouse gas emissions and promote a low carbon economy. Government agrees with a common assessment expressed by industry groups in their submissions to the Commission that, as 98 per cent of British Columbia’s electricity is hydro-electric, charging PST on electricity works against a low carbon economy and removing it would encourage green energy consumption.

Budget and Fiscal Plan — 2017/18 to 2019/20

Tax Measures

Future Considerations

Government acknowledges that further improvements to the PST are a priority of the business community. Future steps to mitigate the negative effects of the PST and other business taxes will be considered in the context of the province’s fiscal situation and competing funding priorities.

Government endorses the Commission’s recommendation for broad public consultation and engagement with British Columbians prior to considering any substantive changes to the PST.

“Put simply, charging the PST on electricity is an outdated and uncompetitive tax measure that should be removed in the 2017 provincial budget when it is delivered in February.”

— Steve Hunt, United Steelworkers District 3; Brian Cochrane, International Union of Operating Engineers Local 115; Rob Ashton, International Longshore and Warehouse Union Canada; Tom Sigurdson, B.C. Building Trades.

Chart 2 Estimated PST Paid on Electricity by Sector — 2015/16

Budget and Fiscal Plan — 2017/18 to 2019/20

Part 3:   BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK 1

Summary

Following an estimated increase of 3.0 per cent in 2016, the Ministry of Finance (Ministry) forecasts British Columbia’s economy to grow by 2.1 per cent annually in both 2017 and 2018, and by 2.0 per cent annually from 2019 to 2021.

The Ministry’s forecast for BC real GDP growth is 0.2 percentage points below the outlook provided by the Economic Forecast Council for 2017 and 0.1 percentage point below in 2018. This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan.

Chart 3.1   British Columbia’s economic outlook

Downside risks to BC’s economic outlook include the potential for a slowdown in North American economic activity, uncertainty associated with US fiscal and trade policy, ongoing fragility in Europe, and slower than anticipated Asian demand, particularly in China. Additional risks include uncertainty in the outlook for the Canadian dollar.

British Columbia Economic Activity and Outlook

Indicators of BC’s economic performance in 2016 reveal strong domestic activity relative to 2015, with the exception of non-residential building permits (see Table 3.1). Most indicators show that BC performed well compared to other provinces in 2016 and, as such, an average of six private sector forecasters2 estimate that BC experienced the strongest growth in real GDP among provinces last year. The same private sector forecasters expect BC’s economic growth to rank among the top provinces in 2017 and 2018. While provincial outlooks are uncertain, there is a general expectation that provinces such as Alberta and Saskatchewan will begin to recover from the oil-related declines of the past couple of years, potentially shifting the rankings of provincial real GDP growth.

1         Reflects information available as of February 10, 2017, unless otherwise indicated.

2         A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (BMO, RBC, CIBC, TD, Scotiabank, IHS Markit), as of February 10, 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Table 3.1 British Columbia Economic Indicators

	Third Quarter	Fourth Quarter	Annual
	Jul. to Sep. 2016	Oct. to Dec. 2016	Jan. to Dec. 2016
Data seasonally adjusted unless	change from	change from	change from
otherwise noted	Apr. to Jun. 2016	Jul. to Sep. 2016	Jan. to Dec. 2015
		Per cent change
Employment	0.6	0.5	3.2	*
Manufacturing shipments[1]	4.2	1.6	3.7
Exports	15.2	13.8	9.8	*
Retail sales[1]	1.3	1.9	6.5
Housing starts	-6.4	-7.6	33.1	*
Non-residential building permits	-4.7	-8.5	-7.8	*

* annual non-seasonally adjusted data   1 data to November

The Labour Market

Employment activity in BC was strong in 2016, growing at its fastest annual pace since 1994. Employment in the province grew by 73,300 jobs (or 3.2 per cent) in 2016, as a gain of 38,500 full-time jobs was supported by a gain of 34,800 part-time jobs. Significant gains were seen in wholesale and retail trade (+17,000 jobs), information, culture and recreation (+12,100 jobs) and business, building and other support services (+11,200 jobs), while losses were concentrated in accommodation and food services (-3,300 jobs), manufacturing (-2,400 jobs), and transportation and warehousing (-2,100 jobs).

The provincial unemployment rate averaged 6.0 per cent in 2016, down 0.2 percentage points from 2015. BC’s labour force increased 3.0 per cent in 2016, also its fastest annual growth since 1994.

In January 2017, BC’s economy created 11,200 jobs compared to the previous month (an increase of 0.5 per cent), while the monthly unemployment rate fell 0.2 percentage points to 5.6 per cent. BC’s labour force increased by 5,900 persons compared to December 2016.

Chart 3.2 BC employment

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Outlook

The Ministry forecasts employment in BC to increase by 1.2 per cent in 2017, or approximately 29,300 jobs. The pace of employment growth is expected to remain at 1.2 per cent in 2018. Over the medium-term, employment growth is expected to average 1.1 per cent annually. The province’s unemployment rate is expected to average 6.1 per cent in both 2017 and 2018. The rate is then forecast to edge up to around 6.3 per cent over the medium-term.

Consumer Spending and Housing

Consumer spending was strong for the third consecutive year, as BC retail sales grew by a solid 6.5 per cent year-to-date to November 2016 compared to the same period of the previous year, after growing by 6.0 per cent in 2015 and 5.6 per cent in 2014. Last year, retail sales growth was broad-based and increases were seen in every retail segment. Notable year-to-date gains occurred at motor vehicle and parts dealers, health and personal care stores, and building material and garden equipment and supplies dealers. In general, BC retail sales were supported by strong employment growth, increased tourism, interprovincial migration and low interest rates.

Chart 3.3 BC retail sales

BC housing starts grew by 33.1 per cent in 2016 to reach 41,843 units. While this number of housing starts is higher than the historical average of 29,465 annualized units from 1990 to 2016, housing starts moderated slightly in the second half of 2016. More recently, there were 28,738 annualized housing units started in January 2017, which was 17.1 per cent lower than in January 2016. Meanwhile, residential building permits (a leading indicator of future home construction) grew 3.9 per cent in 2016.

Furthermore, the number of home sales and the average home price in BC have been weaker in the last three quarters of 2016 following a strong start to the year. However, despite the slowdown that began last spring, BC home sales grew 9.5 per cent in 2016 compared to 2015, and home prices rose 8.6 per cent. Home price growth in BC was widespread in 2016, with only the northern regions posting declines. Eight of the

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Chart 3.4 BC housing starts

province’s twelve real estate regions posted double-digit increases in average home price compared to 2015 with Chilliwack (+18.4 per cent), the Fraser Valley (+17.2 per cent) and Powell River (+15.3 per cent) leading the pack, while the average home price in Greater Vancouver was up 12.7 per cent. Improving housing activity has helped support the provincial economy in recent years. However, momentum is expected to ease with tighter mortgage financing rules and the eventual increase in interest rates.

Chart 3.5 BC housing market activity

Since Budget 2016, the BC government has announced various measures to help address the complex issue of housing affordability in the province. Following the introduction of the 15 per cent additional property transfer tax in August 2016, the average rate of foreign investment in residential real estate decreased in BC, particularly in the Metro Vancouver area. Since the introduction of the tax, the proportion of property transactions involving foreign nationals in Metro Vancouver has fallen to proportions near those seen in the province as a whole.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

The value of non-residential building permits, which tend to be volatile, fell 7.8 per cent in 2016 compared to 2015, after registering an annual decline of 1.3 per cent in 2015. The decline last year reflected a 20.1 per cent decrease in the industrial category, and more modest declines in commercial (-6.1 per cent) and institutional and government (-4.1 per cent) building permits.

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 2.6 per cent in 2017 after growing by an estimated 3.8 per cent in 2016. A 2.6 per cent increase in real household spending is also expected for 2018, followed by further annual gains of around 2.5 per cent over the medium-term.

Following last year’s estimated increase of 6.3 per cent in BC retail sales, an annual gain of 3.7 per cent is forecast for both 2017 and 2018. Retail sales are then expected to grow by 3.6 per cent annually from 2019 to 2021.

A moderation in residential construction activity is projected this year, as the Ministry forecasts housing starts to total 29,977 units in 2017 — a decrease of 28.4 per cent from 2016. Starts are expected to slow further in 2018, reaching about 27,500 units, and then average around 27,000 units per year from 2019 to 2021.

Business and Government

Real business investment is estimated to have grown by 6.9 per cent in 2016, with a large increase in residential investment and supporting gains in non-residential investment and machinery and equipment investment offsetting a decline in intellectual property investment.

Total real expenditures by federal, provincial and municipal governments are estimated to have increased by 3.2 per cent in 2016.

Outlook

Real business investment is projected to rise by 3.8 per cent in 2017, with gains in residential, non-residential, and machinery and equipment investment again outweighing a decline in intellectual property investment. Total business investment is forecast to increase by 4.0 per cent in 2018, and then grow by around 3.5 per cent per year in the medium-term.

The Ministry expects the net operating surplus of corporations to grow by 5.0 per cent in 2017, after an estimated increase of 8.5 per cent in 2016. Moderating annual growth of 2.4 per cent is forecast in 2018, followed by around 3.0 per cent annual growth in the medium-term.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services is expected to increase by 0.2 per cent in 2017, followed by a gain of 0.6 per cent in 2018. Government spending growth is then projected to average about 0.2 per cent annually in the medium-term.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

External Trade and Commodity Markets

After a subdued first half of 2016, the value of BC international merchandise exports expanded rapidly in the second half, resulting in a 9.8 per cent increase in 2016 compared to 2015. Strong growth in the second half of 2016 was due, in part, to BC exports of energy products (which include natural gas, coal and electricity), which increased 73.0 per cent in the third quarter and 61.5 per cent in the fourth quarter, after declining in the second quarter. By destination, exports to the US grew 12.9 per cent in 2016, while exports to other countries grew 6.3 per cent. On a commodity basis, notable annual export gains were observed in exports of energy products (+29.5 per cent), solid wood products (+19.2 per cent) and metallic mineral products (+8.8 per cent), while export losses were concentrated in pulp and paper products (-9.9 per cent).

Chart 3.6 BC exports

Shipments of manufactured goods from BC expanded rapidly in the third quarter of 2016 after a modest first half of the year. Year-to-date to November 2016 manufacturing shipments were up 3.7 per cent compared to the same period of the prior year. Notable year-to-date gains were recorded in shipments of wood products (+10.8 per cent) and primary metals (+33.7 per cent) while a considerable decline was observed in paper shipments (-12.5 per cent).

Commodity prices were mixed in 2016, following widespread declines in 2015. The price of Western spruce-pine-fir (SPF) 2x4 lumber started the year at $267 US/000 board feet in January and finished at $322 US/000 board feet in December. Overall, the price rose 9.2 per cent in 2016 compared to 2015, averaging $308 US/000 board feet for the year.

The price of pulp rose somewhat through 2016 after trending lower through 2015. The price began the year at $795 US per tonne in January and rose to $810 US per tonne in December. However, at an average of $803 US per tonne in 2016, the price of pulp was 5.4 per cent lower than it was in 2015.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

After falling by more than 70 per cent from mid-2014 through early 2016, the daily West Texas Intermediate (WTI) crude oil price began a slow recovery from an average of $30.32 US/barrel in February 2016 to an average of $51.97 US/barrel in December 2016. Overall, the daily WTI crude oil price averaged $43.29 US/barrel in 2016, a decrease of 11.0 per cent compared to the average price of $48.66 US/barrel observed in 2015.

The Plant Inlet price of natural gas fell to historic lows around the second quarter of 2016 before increasing through the end of the year. On an annual average basis, the price of natural gas fell from $1.37 C/GJ in 2015 to $1.00 C/GJ in 2016. Meanwhile, the prices of metals and minerals were mixed in 2016. Annual declines were observed in prices for copper (-11.5 per cent), aluminum (-3.4 per cent) and molybdenum (-2.8 per cent), while increases were seen in the prices for silver (+9.4 per cent), zinc (+8.7 per cent), gold (+7.9 per cent) and lead (+4.9 per cent).

Outlook

Real exports of goods and services are forecast to rise by 1.4 per cent in 2017, following an estimated increase of 0.9 per cent in 2016. Real exports are then expected to grow by 1.3 per cent in 2018 and around 1.9 per cent per year over the medium-term.

The price of lumber is projected to increase in 2017, averaging $326 US/000 board feet for the year. The price is then forecast to average $318 US/000 board feet in 2018 and $300 US/000 board feet per year from 2019 to 2021.

The price of natural gas is expected to rise to $1.61 C/GJ in 2017/18 and average $1.73 C/GJ in 2019/20.

Commodity prices and export market activity may experience some instability over the coming years due to ongoing global economic uncertainty associated with a number of factors. These factors include the possibility of shifting trade policies in the US limiting access to BC’s largest market, the potential for further slowing and rebalancing of the Chinese economy, and fluctuations in petroleum markets.

Demographics

BC’s population on July 1, 2016 was 4.75 million people, 1.2 per cent higher than the 4.69 million people counted on the same date in 2015. During the first three quarters of 2016, BC saw a net inflow of 50,306 people, as the province welcomed 33,572 individuals from other countries and 16,734 individuals from other provinces.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.2 per cent in 2017 (to reach a total of 4.81 million people) and by 1.2 per cent annually in 2018 and over the medium-term.

Total net migration is expected to reach a net inflow of about 51,300 persons in 2017. Net entry of about 17,100 people from other provinces is forecast in 2017, along with an anticipated net gain of about 34,200 people from other countries. For 2018, the Ministry forecasts a total net inflow of around 49,600 individuals, followed by continued net inflows averaging about 50,100 individuals per year over the medium-term.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Inflation

Consumer prices in BC increased by 1.8 per cent in 2016 compared to the previous year, the fastest pace of inflation in five years. Durable goods prices saw the strongest growth (+3.4 per cent), with prices rising for automobiles and furniture. Prices for services (+2.2 per cent) also grew solidly, supported by higher prices at restaurants. Higher clothing and footwear prices provided upward inflationary pressure for semi-durable goods (+1.5 per cent). Meanwhile, the price for non-durable goods increased modestly (+0.5 per cent) in 2016 as price gains for items such as food and electricity were dampened by lower prices for gasoline and natural gas.

Chart 3.7 BC inflation

Outlook

Consumer price inflation in BC is forecast to be 2.0 per cent each year from 2017 to 2021. The Canadian rate of inflation is assumed to also be 2.0 per cent annually from 2017 to 2021, in line with the Bank of Canada’s inflation target.

Risks to the Economic Outlook

Risks to the BC economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•        potential for a slowdown in domestic and Canadian economic activity;

•        uncertainty regarding US fiscal and trade policy;

•        fragility in Europe as governments and the financial system deal with elevated sovereign debt alongside weak economic growth and ongoing uncertainty associated with Brexit;

•        slower than anticipated economic activity in Asia resulting in weaker demand for BC’s exports and downward pressure on global commodity prices (particularly as China’s economy transitions from investment and export-led growth towards a consumer-driven economy); and

•        exchange rate uncertainty.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

External Outlook

United States

US economic growth was uneven in 2016. After a slow first half of the year, the US economy grew faster in the third quarter, before slowing in the fourth quarter. For 2016 as a whole, US real GDP grew 1.6 per cent, slower than the 2.6 per cent observed in 2015 and the slowest growth rate in five years. On the year, personal consumption expenditures on goods and services provided the biggest boost to US real GDP growth with residential investment, investment in intellectual property products, exports and government spending also providing support. Meanwhile, declining inventory stocks, decreasing investment in non-residential structures and equipment, as well as increasing imports (which detract from GDP) weighed on growth.

Chart 3.8 US economic growth

The US labour market continued to strengthen in 2016 but at a slower pace than in 2015. The economy added about 187,000 jobs each month on average, resulting in a 1.7 per cent annual increase in US employment. At the same time, the unemployment rate decreased to 4.9 per cent from an average of 5.3 per cent in 2015 and average hourly earnings grew 2.5 per cent in 2016 after increasing 2.3 per cent the year prior. However, the labour force participation rate remained near historic lows in 2016 at 62.8 per cent. In January 2017, the US added 227,000 jobs from the previous month and the unemployment rate was 4.8 per cent.

The American housing market trended upward through 2016 and built on the growth seen in 2015. There were 1,166,400 US housing starts in 2016, up 4.9 per cent compared to 2015. While growth was modest for most of 2016, the pace of homebuilding picked up at the end of the year increasing 6.2 per cent in the October to December quarter of 2016, compared to the preceding quarter. New home sales saw strong growth in 2016, expanding by 12.2 per cent compared to the previous year. Meanwhile, existing home sales increased 4.0 per cent in 2016 compared to 2015.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Chart 3.9 US housing starts

Retail activity in the US increased by 3.3 per cent in 2016. The major contributors to US retail sales growth last year were motor vehicle and parts dealers (+3.8 per cent), food services and drinking places (+6.0 per cent) and health and personal care stores (+7.4 per cent). Also in 2016, sales at gasoline stations (-6.3 per cent) subtracted from annual retail sales growth; however, they have increased or been flat in each of the last three quarters of 2016. Meanwhile, consumer confidence among American consumers rebounded in the latter half of 2016 after a relatively flat first half of the year. American consumer confidence was near its highest level in over a decade in January 2017, according to the Conference Board index of consumer confidence.

Chart 3.10 US Consensus outlook for 2017

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Outlook

The January 2017 Consensus Economics (Consensus) forecasts the US economy to grow by 2.3 per cent this year and next year. While the forecast for 2017 is slightly lower than it was in January 2016 (2.5 per cent), Consensus summarized current private sector sentiment as positive, based on anticipated fiscal stimulus, tax reform and deregulation by the new US administration. However, industrial production was soft at the end of 2016, potentially the result of the strong US dollar.

In recognition of uncertainty regarding the US outlook (including fiscal and trade policy), the Ministry’s assumptions for US growth are prudent compared to the January 2017 Consensus. The Ministry assumes that US real GDP will expand by 1.9 per cent in 2017, 2.1 per cent in 2018 and then 2.0 per cent per year through the remainder of the forecast horizon.

Table 3.2      US Real GDP Forecast: Consensus vs Ministry of Finance

	2017	2018
	Per cent change in real GDP
Ministry of Finance	1.9	2.1
Consensus Economics (January 2017)	2.3	2.3

Canada

Canada experienced uneven growth through the first three quarters of 2016. Canadian real GDP grew at an annualized rate of 3.5 per cent in the July to September quarter of 2016, an improvement from the 1.3 per cent contraction in the April to June quarter. The improvement in the third quarter was largely due to a significant increase in energy exports as the economy began to recover from the impact of the Fort McMurray wildfires. Household final consumption grew steadily through the first three quarters of the year, while business gross fixed capital formation declined in each quarter (business gross fixed capital formation has fallen in every quarter since the third quarter of 2014).

Chart 3.11    Canadian economic growth

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Following an annual gain of 144,400 jobs (or 0.8 per cent) in 2015, Canadian employment increased by 133,300 jobs (or 0.7 per cent) in 2016. Job gains were concentrated in the services-producing sector (+170,700 jobs), while the goods-producing sector experienced job losses (-37,400 jobs). The national unemployment rate averaged 7.0 per cent in 2016, up 0.1 percentage point from 2015. In January 2017, the Canadian labour market gained 48,300 jobs compared to December 2016, while the unemployment rate edged down to 6.8 per cent from 6.9 per cent the previous month.

Also on the domestic front, retail sales grew 3.7 per cent year-to-date to November 2016, a stronger pace of consumer spending than the 1.7 per cent annual growth observed in 2015. Meanwhile, annual residential construction activity increased 1.2 per cent, with Canadian builders breaking ground on 197,915 new homes in 2016. In January 2017, there were 207,408 annualized Canadian housing starts, an 18.2 per cent increase from January 2016. Home sales also advanced in 2016, up 6.3 per cent over the previous year as sales activity increased in every province except Alberta, Saskatchewan and Newfoundland and Labrador. Meanwhile, Canadian home prices rose 10.7 per cent in 2016 compared to 2015.

Soft global demand and weak commodity prices continued to weigh on Canada’s trade sector last year. In 2016, Canadian merchandise exports fell 2.7 per cent compared to 2015. Weakness was concentrated in exports of energy products (-17.2 per cent), continuing the trend of double-digit losses observed in 2015. Meanwhile sizable gains occurred in exports of motor vehicles and parts (+8.3 per cent) and consumer products (+4.6 per cent). Canadian manufacturing shipments gained little ground in the first eleven months of 2016, rising 0.6 per cent year-to-date to November compared to the same period of 2015. Shipments of motor vehicles (+13.2 per cent) and food (+5.3 per cent) saw major gains in Canada through the first eleven months of 2016, while petroleum and coal product shipments (-16.6 per cent) saw a significant decline.

Chart 3.12    Consensus outlook for Canada in 2017

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Outlook

Consensus forecasts for Canadian real GDP growth in 2017 were relatively steady for most of last year but started to trend downward in the fall, with the Consensus forecasting growth of 2.0 per cent in January 2017. The Consensus anticipates Canadian real GDP growth of 2.0 per cent in 2018 as well, noting that the new US administration’s trade policies could be significant for Canada, since the US is Canada’s largest trading market.

Due to the potential for greater than anticipated weakness in commodity markets, the global economy and domestic activity, the Ministry assumes that the Canadian economy will expand by 1.6 per cent in 2017, 1.8 per cent in 2018, and then 1.9 per cent per year over the medium-term.

Table 3.3 Canadian Real GDP Forecast: Consensus vs Ministry of Finance

	2017	2018
	Per cent change in real GDP
Ministry of Finance	1.6	1.8
Consensus Economics (January 2017)	2.0	2.0

Europe

The pace of annual economic growth in the euro zone was modest in 2016, expanding by 1.7 per cent, following growth of 1.9 per cent in 2015. Meanwhile, euro zone industrial production grew 1.3 per cent year-to-date to November 2016 compared to the same period the year before. Economic conditions continue to vary widely across the currency union. Recent unemployment rates ranged from 4.0 per cent in Germany to 23.0 per cent in Greece. Consumer price inflation picked up considerably in January 2017, reaching 1.8 per cent across the euro zone, the strongest inflation rate since February 2013. Meanwhile, the aggregate government debt to GDP ratio across the currency union declined in the third quarter of 2016 compared to the same period a year ago, despite ongoing increases in Greece, Portugal and other nations.

Chart 3.13 Consensus outlook for the euro zone in 2017

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

In January 2017, the European Central Bank (ECB) said that economic expansion in the euro zone was strengthening somewhat but noted that risks to the outlook remained tilted to the downside and were primarily global in nature. As such, the ECB opted to maintain its mix of policy measures, including the lengthening of their asset purchase program from its previously planned end date (March 2017) to December 2017, as announced in December 2016. The ECB also reiterated its willingness to increase the level of monetary stimulus if the outlook becomes less favourable.

In February 2017, the Bank of England held its benchmark interest rate steady and decided to continue its asset purchase program. The Bank also increased its economic outlook for UK growth in 2017, 2018 and 2019 from its November projections, due to stronger domestic demand than previously anticipated. The value of the pound sterling fell following the UK referendum vote in June 2016 and the Bank expects that rising import prices will lead to higher inflation over the next few years. While recent data suggests that economic activity has improved, the Bank warned that slower wage growth and higher import prices will likely lead to slowing real consumer spending.

Outlook

Consensus expectations for euro zone economic growth in 2017 have edged down over the past year, registering at 1.7 per cent in January 2016 and then 1.4 per cent one year later. For 2018, the January 2017 Consensus pegged euro zone real GDP growth at 1.5 per cent. Meanwhile, the Ministry prudently assumes that the euro zone’s economy will expand by 1.0 per cent in 2017 and 1.2 per cent in 2018.

Asia

Economic activity in Japan remains relatively weak. Last year, annualized real GDP growth in Japan slowed in each quarter following the strong pace (2.8 per cent) set at the beginning of 2016, to expand by only 1.3 per cent in the third quarter. More recently, exports likely supported economic growth in the fourth quarter of 2016. Furthermore, in December, Japan’s government approved a record $830 US billion spending budget for the 2017 fiscal year aimed, in part, at improving Japan’s economy. This announcement followed other policy measures introduced in the summer of 2016 that included new infrastructure spending and a delay in a sales tax hike. However, despite large-scale fiscal stimulus and highly accommodative monetary policy, price inflation in Japan remains negative.

China’s economy grew by 6.7 per cent in 2016, the slowest pace in over 25 years but within the government’s target range of 6.5 to 7.0 per cent. Real investment in fixed assets grew 8.8 per cent in 2016, while retail sales saw 9.6 per cent real growth. At the same time, the total value of Chinese exports fell on the year, down 2.0 per cent and the value of imports was up 0.6 per cent. While the economy’s growth profile continued to transition towards service-based industries and consumer spending in 2016 (consistent with China’s official national plans), there are considerable challenges facing the Chinese economy, including a weakening currency, a potentially over-valued housing market and the prospect of trade disputes with the new US administration.

Outlook

Japan’s economy is forecast to grow by 1.1 per cent in 2017 and 0.9 per cent in 2018 according to the January 2017 Consensus report. The Ministry of Finance prudently assumes Japan’s real GDP growth of 0.6 per cent in 2017 and 0.7 per cent in 2018.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

The January 2017 Consensus forecasts China’s real GDP to grow by 6.4 per cent in 2017 and 6.1 per cent in 2018. Due to the potential for greater-than-expected slowing in the Chinese economy, the Ministry assumes that China’s real GDP will expand by 6.1 per cent in 2017 and then 5.9 per cent the following year.

Financial Markets

Interest rates

In January 2017, the Bank of Canada announced that it will continue to hold its target for the overnight rate at 0.50 per cent (where the rate has remained since July 2015). In its January Monetary Policy Report, the Bank expected the Canadian economy to be running at full capacity by around mid-2018 but it also warned that exports could be held back by the recent appreciation of the Canadian dollar, and that residential investment will likely moderate as mortgage rates rise and changes to housing finance rules impact resale activity.

In contrast to the Bank of Canada, the US Federal Reserve (Fed) increased its intended federal funds rate from the 0.25 to 0.50 per cent range to the 0.50 to 0.75 per cent range in December 2016 (this increase follows the 0.25 percentage point increase that was announced the prior year, in December 2015). In its accompanying press release, the Fed noted further improvement in the labour market and that inflation, while below the Fed’s objective, has increased. More recently, the Fed opted to leave the federal funds rate unchanged in February 2017 and reiterated its expectation that future rate increases will be gradual.

Outlook

Based on the average of six private sector forecasts as of January 3, 2017, the Ministry assumes that the Bank of Canada will hold the overnight target rate at 0.5 per cent until the second quarter of 2018. The rate is expected to average 0.5 per cent in 2017 and 0.7 per cent in 2018.

Chart 3.14 Interest rate forecasts

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

The same six private sector forecasters anticipate that the federal funds rate will increase slowly through 2017 and 2018. They forecast the federal funds rate to average 0.9 per cent in 2017 and 1.5 per cent in 2018.

Canadian three-month Treasury bill interest rates are expected to average 0.5 per cent in 2017 and 0.7 per cent in 2018, according to the same six private sector forecasters. Meanwhile, ten-year Government of Canada bond rates are forecast at 1.8 per cent in 2017 and 2.2 per cent in 2018 on average.

Table 3.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2017	2018	2017	2018
IHS Markit	0.5	1.0	2.1	2.8
CIBC	0.5	0.5	1.6	1.8
BMO	0.5	0.6	1.9	2.1
Scotiabank	0.5	0.8	1.6	1.9
TD	0.5	0.5	1.8	2.0
RBC	0.5	0.8	1.9	2.6
Average (as of January 3, 2017)	0.5	0.7	1.8	2.2

Exchange rate

The Canadian dollar averaged 75.4 US cents in 2016, down 2.8 US cents (or 3.5 per cent) from 2015. This slight depreciation continued a trend underway since late 2012 when the dollar was near parity with its US counterpart. However, the annual pace of depreciation has slowed as the Canadian dollar gained value in the first few months of 2016, climbing as high as 78.0 US cents for the month of April before softening to average 75.0 US cents in December. The loonie has increased since the beginning of 2017, hitting a four-month high of 76.9 US cents on February 3, 2017, before decreasing slightly to 76.5 US cents as of February 10, 2017.

Chart 3.15 Private sector expectations for the Canadian dollar

Budget and Fiscal Plan — 2017/18 to 2 19/20

British Columbia Economic Review and Outlook

Outlook

On average, six private sector forecasters as of January 3, 2017 expect the Canadian dollar to average 73.7 US cents in 2017 and 75.3 US cents in 2018. The Ministry’s exchange rate outlook is based on these private sector forecasts.

Table 3.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2017	2018
IHS Markit	75.5	79.6
CIBC	73.5	73.0
BMO	73.0	75.0
Scotiabank	72.5	74.8
TD	74.4	75.7
RBC	73.2	73.6
Average (as of January 3, 2017)	73.7	75.3

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Table 3.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2015	2016 [e]	2017	2018	2019	2020	2021

Gross Domestic Product at Market Prices:
– Real (chained 2007 $ billions)	231.3	238.2	243.3	248.4	253.5	258.4	263.6
(% change)	3.3	3.0	2.1	2.1	2.0	2.0	2.0
– Nominal (current prices, $ billions)	250.0	261.8	272.5	283.4	294.6	306.2	318.2
(% change)	3.8	4.7	4.1	4.0	3.9	3.9	3.9
– GDP price deflator (2007 = 100)	108.1	109.9	112.0	114.1	116.2	118.5	120.7
(% change)	0.5	1.7	1.9	1.9	1.9	1.9	1.9
Real GDP per person (chained 2007 $)	49,286	50,135	50,623	51,059	51,486	51,876	52,314
(% change)	2.3	1.7	1.0	0.9	0.8	0.8	0.8
Real GDP per employed person
(% change)	2.1	-0.2	0.9	0.8	1.0	0.8	1.0
Unit labour cost[1] (% change)	0.6	1.1	1.9	2.0	1.9	2.0	1.9

Components of Real GDP at Market Prices (chained 2007 $ billions)
Household expenditure on goods and services	145.2	150.7	154.7	158.8	162.8	166.9	171.2
(% change)	3.1	3.8	2.6	2.6	2.5	2.5	2.5
– Goods	58.9	61.7	63.0	64.4	65.7	67.0	68.4
(% change)	3.8	4.7	2.1	2.2	2.0	2.1	2.1
– Services	86.2	89.0	91.7	94.3	97.0	99.7	102.5
(% change)	2.7	3.3	3.0	2.9	2.8	2.8	2.8
NPISH[2] expenditure on goods and services	3.4	3.4	3.5	3.5	3.5	3.5	3.6
(% change)	1.7	0.7	0.5	0.7	0.7	0.7	0.7
Government expenditure on goods and services	39.9	41.1	41.2	41.5	41.5	41.6	41.7
(% change)	2.8	3.2	0.2	0.6	0.2	0.1	0.2
Investment in fixed capital	52.7	56.7	58.7	60.2	62.1	63.7	65.4
(% change)	-0.3	7.7	3.5	2.5	3.2	2.5	2.7
Final domestic demand	241.0	251.9	257.9	263.7	269.6	275.4	281.4
(% change)	2.3	4.5	2.4	2.3	2.3	2.1	2.2

Exports of goods and services	93.4	94.3	95.6	96.9	98.6	100.5	102.5
(% change)	2.8	0.9	1.4	1.3	1.8	1.9	2.0
Imports of goods and services	102.6	106.5	109.0	111.4	113.9	116.5	119.3
(% change)	0.3	3.8	2.4	2.2	2.2	2.3	2.4
Inventory change	0.8	-0.2	0.1	0.4	0.2	0.2	0.2
Statistical discrepancy	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1
Real GDP at market prices	231.3	238.2	243.3	248.4	253.5	258.4	263.6
(% change)	3.3	3.0	2.1	2.1	2.0	2.0	2.0

1         Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2         Non-profit institutions serving households.

e          Ministry of Finance estimate.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Table 3.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2015	2016		2017	2018	2019	2020	2021
Compensation of employees[1] ($ millions)	123,130	128,161	[e]	133,360	138,862	144,357	150,054	155,925
(% change)	3.9	4.1		4.1	4.1	4.0	3.9	3.9
Household income ($ millions)	221,137	229,319	[e]	237,578	246,555	255,846	265,470	275,455
(% change)	5.3	3.7		3.6	3.8	3.8	3.8	3.8
Net operating surplus ($ millions)	26,222	28,458	[e]	29,891	30,615	31,523	32,478	33,498
(% change)	-0.5	8.5		5.0	2.4	3.0	3.0	3.1
Retail sales ($ millions)	70,272	74,678	[e]	77,452	80,341	83,213	86,178	89,281
(% change)	6.0	6.3		3.7	3.7	3.6	3.6	3.6
Housing starts (units)	31,446	41,843		29,977	27,512	26,969	26,985	26,990
(% change)	10.9	33.1		-28.4	-8.2	-2.0	0.1	0.0
Consumer price index (2002 = 100)	120.2	122.4		124.9	127.4	130.0	132.6	135.3
(% change)	1.1	1.8		2.0	2.0	2.0	2.0	2.0

1     Domestic basis; wages, salaries and employers’ social contributions.

e     Ministry of Finance estimate.

Table 3.6.3 Labour Market Indicators: British Columbia

				Forecast
	2015	2016		2017	2018	2019	2020	2021
Population (thousands at July 1)	4,693	4,752		4,807	4,865	4,923	4,981	5,039
(% change)	1.0	1.2		1.2	1.2	1.2	1.2	1.2
Net migration (thousands)
– International[1,4]	12.1	33.0	[e]	34.2	34.8	35.6	36.7	37.6
– Interprovincial[4]	21.5	18.5	[e]	17.1	14.8	14.7	13.6	12.0
– Total	33.6	51.5	[e]	51.3	49.6	50.3	50.3	49.6
Labour force population[2] (thousands)	3,877	3,931		3,978	4,028	4,077	4,127	4,176
(% change)	1.2	1.4		1.2	1.3	1.2	1.2	1.2
Labour force (thousands)	2,458	2,532		2,564	2,597	2,631	2,660	2,689
(% change)	1.3	3.0		1.3	1.3	1.3	1.1	1.1
Participation rate[3] (%)	63.4	64.4		64.5	64.5	64.5	64.5	64.4
Employment (thousands)	2,306	2,380		2,409	2,439	2,465	2,492	2,518
(% change)	1.2	3.2		1.2	1.2	1.1	1.1	1.1
Unemployment rate (%)	6.2	6.0		6.1	6.1	6.3	6.3	6.3

1         International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2         The civilian, non-institutionalized population 15 years of age and over.

3         Percentage of the labour force population in the labour force.

4         Components may not sum to total due to rounding.

e          BC Stats estimate.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Table 3.6.4 Major Economic Assumptions

				Forecast
	2015	2016		2017	2018	2019	2020	2021
Real GDP
Canada (chained 2007 $ billions)	1,770	1,791	[e]	1,820	1,853	1,888	1,924	1,960
(% change)	0.9	1.2		1.6	1.8	1.9	1.9	1.9
US (chained 2009 US$ billions)	16,397	16,660		16,977	17,333	17,680	18,033	18,394
(% change)	2.6	1.6		1.9	2.1	2.0	2.0	2.0
Japan (chained 2011 Yen trillions)	517	521	[e]	524	528	533	538	544
(% change)	1.2	0.8		0.6	0.7	1.0	1.0	1.0
China (constant 2010 US$ billions)	8,798	9,387		9,960	10,548	11,170	11,829	12,527
(% change)	6.9	6.7		6.1	5.9	5.9	5.9	5.9
Euro zone[1] (% change)	1.9	1.7		1.0	1.2	1.3	1.3	1.3
Industrial production index
US (2012 = 100)	105.2	104.2		105.4	107.3	109.6	111.9	114.2
(% change)	0.3	-1.0		1.2	1.8	2.1	2.1	2.1
Japan (2010 = 100)	97.4	96.9		97.6	98.4	99.4	100.4	101.4
(% change)	-1.4	-0.6		0.8	0.8	1.0	1.0	1.0
China (% change)	6.1	6.0		5.2	5.0	5.0	5.0	5.0
Euro zone[1] (2010 = 100)	103.4	104.5	[e]	105.6	107.1	108.6	110.1	111.7
(% change)	2.0	1.1		1.1	1.4	1.4	1.4	1.4
Housing starts[2] (thousands)
Canada	196	198		175	175	180	180	180
(% change)	3.3	1.2		-11.6	0.0	2.9	0.0	0.0
US	1,112	1,166		1,160	1,200	1,200	1,200	1,200
(% change)	10.8	4.9		-0.5	3.4	0.0	0.0	0.0
Japan	909	967		880	880	880	880	880
(% change)	1.9	6.4		-9.0	0.0	0.0	0.0	0.0
Consumer price index
Canada (2002 = 100)	126.6	128.4		131.0	133.6	136.3	139.0	141.8
(% change)	1.1	1.4		2.0	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-month treasury bills	0.5	0.5		0.5	0.7	1.3	2.1	3.1
10-year government bonds	1.5	1.3		1.8	2.2	2.6	3.4	4.2
United States interest rates (%)
3-month treasury bills	0.1	0.3		0.8	1.4	1.8	2.6	3.2
10-year government bonds	2.1	1.8		2.5	2.9	3.3	3.9	4.3
Exchange rate (US cents / Canadian $)	78.2	75.4		73.7	75.3	78.4	80.4	81.8
British Columbia goods and services
Export price deflator (% change)	-0.2	4.0	[e]	3.6	3.0	2.8	2.7	2.6

1         Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2         British Columbia housing starts appear in Table 3.6.2.

e          Ministry of Finance estimate.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

The Economic Forecast Council, 2017

Introduction

In accordance with the Budget Transparency and Accountability Act, the Minister of Finance, in preparing each year’s provincial budget, consults the Economic Forecast Council (the Council) on British Columbia’s economic outlook. The Council is comprised of 13 leading economists from several of Canada’s major banks and private research institutions.

The most recent meeting between the Minister and the Council occurred on November 25, 2016, with forecasters presenting their estimates for economic performance in 2016 as well as their forecasts for 2017 and beyond. The main issues discussed by the Council included BC’s housing market and natural resource sector, the significant uncertainty surrounding the US economic outlook, and the evolving trajectory of domestic and external potential output.

Subsequent to the meeting in November, participants were welcome to submit revised forecasts until January 10, 2017 (11 of the 13 members chose to revise). Forecast details from the Council’s surveys are summarized in the table at the end of this topic box.

British Columbia Outlook

On average, the Council estimates that BC’s economic growth in 2016 was 3.1 per cent, up 0.4 percentage points from its previous

Chart 1 — EFC Outlook for BC

forecast from one year ago. Council members now forecast BC’s economy to grow by 2.3 per cent in 2017 and by 2.2 per cent in 2018, followed by average growth of 2.1 per cent annually from 2019 to 2021. Compared to its January 2016 projections, the Council’s forecasts are higher for 2016 and lower for 2017 and beyond (see Chart 1). Some members indicated that the decline in their medium- term expectations reflected an anticipated reduction in potential output (or productive capacity) of the BC economy, in part due to aging demographics.

Council members estimate that BC’s economic growth significantly outpaced Canada’s in 2016 and, on average, expect BC’s economy to continue to grow faster than the national average throughout the forecast horizon (see Chart 2).

Chart 2 — EFC Outlook for BC and Canada

The Council was upbeat about several aspects of BC’s economy, including employment, interprovincial migration, and retail sales. Some members credited strong tourism and a robust housing market for providing support to retail sales, while a struggling Alberta economy was cited as a key factor behind interprovincial population inflows to BC. Overall strength in BC’s economy contributed to notable employment growth in the province.

The complexity of BC’s housing market was discussed at length by the Council. Participants noted that it was still too early to measure the effects of the various provincial and federal

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

housing policies that were implemented in 2016. Overall, members generally expect housing activity to moderate from the elevated levels of construction and sales observed in recent years. Several members anticipate a transition towards a soft landing for BC’s housing market, supported by underlying fundamentals such as steady employment and in-migration. Many Council members also noted that initiatives to increase the supply and density of housing in the Greater Vancouver region may help improve affordability. Participants highlighted the importance of streamlining the permitting process to help address tight supply, while some members noted that upgrades in transportation infrastructure would allow for improved commuting from neighbouring areas. In addition, a few members cautioned that relatively high household debt levels in BC compared to other provinces may expose some homeowners to financial vulnerabilities once interest rates eventually rise.

Discussions were mixed regarding BC’s natural resource sector. Many members anticipate liquefied natural gas (LNG) development to occur in the province, with varied expectations regarding the timing of projects and the extent of development. Meanwhile, several Council members noted that the forestry sector faced competitiveness challenges, supply constraints, and uncertainty due to the expiration of the 2006 Softwood Lumber Agreement. Some members also mentioned the increased uncertainty for all BC exporters due to the potential for trade barriers if the incoming US administration moves to tighten trade policies. A few participants noted that strength in other areas of BC’s broad-based economy (such as tourism and the service sector) may help counterbalance transitory challenges faced by some of BC’s resource sectors.

Other topics discussed by the Council include BC’s vibrant service industry, the importance of attracting and retaining a skilled workforce, and rising asset and debt levels among households. Some members also noted BC’s strong fiscal position relative to other provinces, while others emphasized the importance of a broadly based competitive tax environment.

Canadian Outlook

The Council estimates that the Canadian economy expanded by 1.3 per cent in 2016, and projects real GDP growth of 1.9 per cent in 2017 and 2.0 per cent in 2018. The Council is calling for the Canadian economy to expand, on average, by 1.8 per cent annually from 2019 to 2021.

British Columbia Economic Forecast Council:

Summary of BC real GDP forecasts, annual per cent change

					Average
Participant	Organization	2016	2017	2018	2019-2021
Doug Porter	Bank of Montreal [1]	3.0	2.5	2.3	2.2
Cameron Muir	BC Real Estate Association	3.5	2.5	2.8	2.4
Ken Peacock	Business Council of BC [1]	2.9	2.2	2.2	2.2
Helmut Pastrick	Central 1 Credit Union [1]	3.5	2.7	3.0	2.4
Avery Shenfeld	CIBC [1]	2.6	2.2	2.2	1.9
Marie-Christine Bernard	Conference Board [1]	3.3	2.2	2.1	2.0
Arlene Kish	IHS Markit [1]	3.0	2.5	2.5	2.3
Sébastien Lavoie	Laurentian Bank Securities	2.7	2.0	2.2	2.2
Stéfane Marion	National Bank [1]	2.8	2.3	2.1	2.0
Craig Wright	RBC [1]	3.3	1.7	1.8	2.2
Jean-François Perrault	Scotiabank [1]	3.1	2.3	2.3	2.3
Aaron Stokes	Stokes Economic Consulting [1]	3.0	2.5	1.8	2.1
Derek Burleton	TD [1]	3.3	2.0	1.8	1.7
Average		3.1	2.3	2.2	2.1
Standard Deviation		0.3	0.3	0.4	0.2

1 Updated subsequent to the November 25, 2016 meeting.

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Members expect real GDP growth in Canada to lag behind both BC and the US in the coming years, partly due to weakness in business investment and the potential for reduced competitiveness relative to the US. Participants also discussed topics related to Canada’s potential output and productivity going forward. Some members highlighted the importance of negotiations between the federal and provincial government with regards to potential infrastructure projects as a key medium-term opportunity for BC.

International Outlook

On average, Council members estimate that US real GDP increased by 1.6 per cent in 2016 and project growth of 2.3 per cent for both 2017 and 2018, followed by average annual growth of 2.0 per cent during the 2019 to 2021 period.

Participants discussed the high degree of uncertainty surrounding the US economic outlook given the changing political landscape and perceived unpredictability of the incoming administration. Several members raised concerns about the negative effects of potential trade barriers on Canadian exports, and reiterated the importance of BC’s diverse export market.

Similar to last year, Council members expressed expectations of slower growth in China over the medium-term as China’s economy continues its transition towards consumer driven growth.

Canadian Dollar

Consistent with previous forecasts, participants submitted divergent projections for the value of the Canadian dollar, with estimates for 2017 ranging from 72.8 US cents to 81.0 US cents. For 2018, forecasts ranged from 73.0 US cents to 82.0 US cents and from 75.0 US cents to 85.3 US cents over the 2019 to 2021 period.

Chart 3 — EFC Outlook for the Dollar

Budget and Fiscal Plan — 2017/18 to 2019/20

British Columbia Economic Review and Outlook

Forecast Survey — Participants’ Opinions

All figures are based	2016		2017		2018		2019 to 2021
on annual averages	Range	Average [1]	Range	Aver.age [1]	Range	Average [1]	Range	Average [1,2]
British Columbia

Real GDP (% change)	2.6 – 3.5	3.1(13)	1.7 – 2.7	2.3(13)	1.8 – 3.0	2.2(13)	1.7 – 2.4	2.1(13)
Nominal GDP (% change)	3.6 – 7.6	4.8(13)	3.4 – 5.3	4.3(13)	3.0 – 5.0	4.1(13)	3.0 – 4.9	4.0(12)
GDP Deflator (% change)	0.6 – 4.1	1.7(13)	1.1 – 2.8	2.0(13)	1.2 – 2.2	1.8(13)	1.3 – 2.5	1.9(12)
Real business non-residential investment (% change)	-21.7 – 7.8	-2.8(7)	0.3 – 13.0	4.8(7)	-1.4 – 12.6	4.4(7)	1.8 – 12.1	5.1(7)
Real business machinery and equipment investment (% change)	-1.0 – 13.2	3.1(6)	3.0 – 9.5	5.3(6)	3.5 – 7.4	4.9(6)	3.0 – 6.2	4.2(6)
Household Income (% change)	3.8 – 7.1	5.3(9)	3.3 – 5.0	4.4(9)	2.9 – 4.5	3.9(9)	3.5 – 4.7	4.0(9)
Net Migration (thousand persons)	47.0 – 57.9	50.8(10)	45.1 – 54.8	49.7(10)	35.3 – 58.7	48.2(10)	36.0 – 58.7	47.7(10)
Employment (% change)	2.0 – 3.2	3.0(13)	1.0 – 1.7	1.3(13)	0.3 – 1.8	1.3(13)	0.7 – 1.7	1.2(13)
Unemployment rate (%)	5.8 – 6.2	6.0(13)	5.5 – 6.2	5.9(13)	5.2 – 6.3	5.8(13)	4.3 – 6.2	5.5(13)
Net operating surplus of corporations (% change)	-19.3 – 33.5	4.7(7)	-2.5 – 19.9	5.8(7)	-1.2 – 8.7	5.5(7)	0.3 – 9.0	4.3(7)
Housing starts (thousand units)	40.6 – 43.0	41.9(13)	29.5 – 38.3	35.7(13)	30.0 – 37.2	33.3(13)	27.0 – 36.0	31.1(13)
Retail sales (% change)	4.9 – 6.8	6.2(11)	2.4 – 5.2	4.2(11)	2.1 – 5.3	3.9(11)	2.0 – 4.9	3.8(11)
Consumer price index (% change)	1.8 – 2.2	1.9(13)	1.6 – 2.6	2.1(13)	1.5 – 2.2	1.9(13)	1.6 – 2.2	2.0(13)
United States

Real GDP (% change)	1.5 – 1.8	1.6(13)	2.2 – 2.4	2.3(13)	2.0 - 2.6	2.3(13)	1.8 - 2.2	2.0(13)
Intended Federal Funds rate (%)	0.33 – 0.56	0.44(12)	0.68 – 1.13	0.88(12)	1.19 – 1.88	1.49(12)	1.50 – 2.88	2.29(12)
Housing starts (million units)	1.15 – 1.20	1.17(13)	1.20 – 1.35	1.27(13)	1.29 – 1.56	1.37(13)	1.30 – 1.66	1.45(13)
Canada

Real GDP (% change)	1.2 – 1.4	1.3(13)	1.7 - 2.1	1.9(13)	1.7 - 2.4	2.0(13)	1.4 - 2.2	1.8(13)
Bank of Canada overnight target rate (%)	0.50 – 0.50	0.50(12)	0.50 – 0.50	0.50(12)	0.50 – 0.98	0.69(12)	1.00 – 2.85	1.72(12)
Exchange rate (US cents/C$)	74.5 – 76.0	75.5(13)	72.8 – 81.0	74.6(13)	73.0 – 82.0	76.0(13)	75.0 – 85.3	79.3(13)
Housing starts (thousand units)	189 – 198	196(13)	176 – 195	184(13)	165 – 206	181(13)	165 – 201	181(13)
Consumer price index (% change)	1.4 – 1.7	1.5(13)	1.8 – 2.5	2.1(13)	1.9 – 2.2	2.1(13)	1.5 – 2.1	2.0(13)

1 Based on responses from participants providing forecasts. Number of respondents shown in parentheses.

2 Participants provided an average forecast for 2019 to 2021.

Budget and Fiscal Plan — 2017/18 to 2019/20

Part 4: 2016/17 UPDATED FINANCIAL FORECAST

(THIRD QUARTERLY REPORT)

Introduction

                                Table 4.1 2016/17 Forecast Update

		First	Second	Third
	Budget	Quarterly	Quarterly	Quarterly
($ millions)	2016	Report	Report	Report
Revenue	48,066	50,543	50,915	50,890
Expense	(47,452)	(48,252)	(48,323)	(49,082)
Allocation to debt reduction	—	(1,000)	(1,000)	(1,000)
Allocation to the BC Prosperity Fund	—	(400)	(400)	(400)
Surplus after allocations to debt reduction and the BC Prosperity Fund	614	891	1,192	408
Add back debt reduction and BC Prosperity Fund allocations	—	1,400	1,400	1,400
Forecast allowance	(350)	(350)	(350)	(350)
Surplus	264	1,941	2,242	1,458
Capital spending:
Taxpayer-supported capital spending	4,251	4,585	4,442	4,123
Self-supported capital spending	3,108	2,938	2,895	2,855
	7,359	7,523	7,337	6,978
Provincial Debt:
Taxpayer-supported debt	43,227	41,939	41,114	42,027
Self-supported debt	24,113	24,229	24,292	24,289
Total debt (including forecast allowance)	67,690	66,518	65,756	66,666

Taxpayer-supported debt to GDP ratio: As previously forecast	17.0%	16.4%
Impact of Statistics Canada update	-0.4%	-0.3%
Restated and updated projections	16.6%	16.1%	15.8%	16.1%
Taxpayer-supported debt to revenue ratio	92.4%	85.0%	82.8%	84.0%

The third quarter fiscal outlook for 2016/17 forecasts a surplus of $1,458 million — $784 million lower than the projection in the second Quarterly Report. The lower outlook is due mainly to increased statutory spending in the areas of housing priority initiatives, fire

Chart 4.1 2016/17 operating results — changes from second Quarterly Report

$ millions

Surplus decreased by $784 million

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.2 2016/17 Financial Forecast Changes

	($ millions)
2016/17 surplus — Budget 2016 (February 16, 2016)	264			264
2016/17 surplus — first Quarterly Report (September 15, 2016)		1,941
2016/17 surplus — second Quarterly Report (November 29, 2016)			2,242

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly higher 2015 tax assessments	1,111	210	61	1,382
Corporate income tax — mainly increased prior-year settlement payment reflecting higher 2015 tax assessments for BC	191	22	(2)	211
Property transfer tax — stronger year-to-date sales results and an additional 15% tax	965	(204)	25	786
Provincial sales tax — stronger year-to-date results, consistent with improved retail sales	100	74	74	248
Other taxation sources	(17)	(5)	1	(21)
Natural gas royalties — higher prices and production volumes partly offset by lower natural gas liquid royalties and higher utilization of royalty programs	61	35	(65)	31
Coal, metals and other mineral revenue — mainly higher coal prices	3	69	66	138
Forests — higher stumpage rates, partly offset by lower Crown harvest volumes	88	5	(46)	47
Other natural resources	5	5	(11)	(1)
Fees and miscellaneous — mainly higher taxpayer-supported agency projections, partly offset by the impact of cancelling the MSP rate increase scheduled for January 2017	84	50	146	280
Investment earnings — mainly changes in interest recoveries	(48)	50	(13)	(11)
Health and social transfers — changes in BC population share of the national total	(2)	26	—	24
Other federal government transfers — mainly improved contributions in support of affordable housing initiatives	54	(2)	(4)	48
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(157)	(17)	(317)	(491)
BCLC — stronger year-to-date activity	—	47	25	72
Other commercial Crown agencies — mainly stronger LDB sales	39	7	35	81
Total revenue changes	2,477	372	(25)	2,824
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
New Housing Priority Initiatives special account measures	500	—	293	793
Proposed cost-shared priority infrastructure projects	—	—	315	315
Wildfire Act - fire management costs	66	—	150	216
Emergency Program Act — emergency program flood-related costs	14	3	78	95
Increased compensation obligations	81	8	14	103
Insurance and Risk Management Account	—	—	22	22
Crown Proceeding Act	—	—	26	26
BC Training and Education Savings Grant — higher anticipated eligibility	8	—	—	8
Elections BC	16	—	—	16
Other statutory spending	—	—	4	4
Refundable tax credit transfers	—	14	(22)	(8)
Prior year liability adjustments	—	(2)	(3)	(5)
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(18)	(5)	(3)	(26)
Spending funded by third party recoveries	(65)	54	(26)	(37)
(Increase) decrease in operating transfers to service delivery agencies	(354)	(595)	(32)	(981)
Changes in spending profile of service delivery agencies:
School districts	141	38	8	187
Universities	36	12	(13)	35
Colleges	23	20	12	55
Health authorities and hospital societies	206	39	118	363
Other service delivery agencies	146	485	(182)	449
Total expense increases (decreases)	800	71	759	1,630
Total changes	1,677	301	(784)	1,194
2016/17 surplus — first Quarterly Report	1,941
2016/17 surplus — second Quarterly Report		2,242
2016/17 surplus — third Quarterly Report			1,458	1,458

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Other changes from the second Quarterly Report discussed below include a $319 million reduction in taxpayer-supported capital spending and a $913 million increase in taxpayer supported debt.

Revenue

Total government revenue is now forecast to be net $25 million lower than the second Quarterly Report. Major changes include:

•          a $159 million improvement in taxation revenue, mainly reflecting stronger year-to-date information in personal income, provincial sales and property transfer taxes;

•          a $56 million decline in natural resource revenue as the effects of higher take up of natural gas royalty program credits and weaker forest harvest volumes were partly offset by the impact of stronger coal prices and mining tax instalments;

•          a $129 million increase in revenue from fees, licences, investment earnings, miscellaneous sources and federal government contributions mainly due to an improvement in SUCH sector projections; and

•          a $257 million decrease in commercial Crown corporations’ net income resulting from the impacts of continuing increases in estimated ICBC’s claims costs, partially offset by the effects of improved sales from the Liquor Distribution Branch and the BC Lottery Corporation.

Table 4.2 provides a detailed breakdown of changes in the revenue by quarter from Budget 2016.

Expense

Total government spending is now forecast to be $759 million higher than the second Quarterly Report. Higher spending is due mainly to $902 million in higher statutory spending including:

•          $293 million in property transfer tax revenue dedicated to housing priority initiatives and other housing, rental, or shelter programs;

•          $315 million for proposed cost-shared priority infrastructure projects;

•          $150 million in new commitments for continued forest rehabilitation activities;

•          $78 million in higher spending for emergency prevention and preparedness;

•          $26 million under the Crown Proceeding Act;

•          $22 million under the Insurance and Risk Management special account;

•          $14 million for compensation settlements; and

•          $4 million in spending in other areas.

These investments are offset by $143 million lower spending in other areas including:

•          $26 million in reduced spending funded by third parties;

•          $22 million in lower refundable tax credits;

•          $89 million in lower service delivery agency net spending; and

•          $6 million changes in other areas.

Table 4.2 provides a detailed breakdown of changes in the operating results by quarter from Budget 2016.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Contingencies

Budget 2016 included a Contingencies vote allocation of $450 million in 2016/17 to help manage unexpected costs and pressures as well as fund priority initiatives. The Contingencies forecast is unchanged in the third Quarterly Report forecast.

Government Employment (FTEs)

The level of core government employment for 2016/17 remains unchanged at 27,455 from the second Quarterly Report. Further details on FTEs are provided in Table A13.

Provincial Capital Spending

Capital spending is projected to total $7.0 billion in 2016/17 — $359 million lower than the forecast in the second Quarterly Report (see Table 4.3).

The forecast for taxpayer-supported capital spending is $319 million lower than in the second Quarterly Report, mainly due to changes in the timing of capital spending in health, changes to the timing of federal contributions to transportation projects, and timing of self-funded post-secondary project spending.

Self-supported capital spending is expected to be $40 million lower than the forecast in the second Quarterly Report, mainly due to lower capital spending by ICBC.

Table 4.3 2016/17 Capital Spending Update

	($ millions)
2016/17 capital spending — Budget 2016 (February 16, 2016)	7,359			7,359
2016/17 capital spending — first Quarterly Report (September 15, 2016)		7,523
2016/17 capital spending — second Quarterly Report (November 29, 2016)			7,337

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Primarily higher routine capital maintenance spending by health authorities	140	—	—	140
Changes to timing of capital spending in health	—	(59)	(29)	(88)
Timing of self-funded post-secondary institution spending	85	—	(190)	(105)
Additional transportation sector spending	133	—	—	133
Changes to timing of Federal contributions in transportation	—	(77)	(67)	(144)
Other net adjustments to capital schedules	(24)	(7)	(33)	(64)
Total taxpayer-supported	334	(143)	(319)	(128)

Self-supported changes:
BC Hydro — timing of capital spending	(219)	—	—	(219)
LDB — timing of capital spending	—	(37)	1	(36)
Other	49	(6)	(41)	2
Total self-supported	(170)	(43)	(40)	(253)
Total changes	164	(186)	(359)	(381)
2016/17 capital spending — first Quarterly Report	7,523
2016/17 capital spending — second Quarterly Report		7,337		(253)
2016/17 capital spending — third Quarterly Report			6,978	6,978

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Provincial Debt

The provincial debt, including the $350 million forecast allowance, is projected to total $66.7 billion by the end of the fiscal year — $910 million higher than the projection in the second Quarterly Report.

Taxpayer-supported debt is projected to be $42.0 billion — $913 million higher than the projection in the second Quarterly Report. The increase is mainly due to higher financing needs prior to year-end in anticipation of borrowing requirements early in 2017/18.

Taxpayer-supported capital debt is now forecasted to end the fiscal year at $36.9 billion, $112 million lower compared to the second Quarterly Report. The decrease is mainly due to capital project scheduling changes.

Self-supported debt is projected to be $24.3 billion — virtually unchanged from the second Quarterly Report with a $3 million reduction.

The forecast allowance of $350 million remains unchanged from the second Quarterly Report to mitigate risks of fluctuations for the remainder of the fiscal year.

Details on changes in provincial debt by quarter are shown in Table 4.4.

Table 4.4 2016/17 Provincial Debt Update

	($ millions)
2016/17 provincial debt — Budget 2016 (February 16, 2016)	67,690			67,690
2016/17 provincial debt — first Quarterly Report (September 15, 2016)		66,518
2016/17 provincial debt — second Quarterly Report (November 29, 2016)			65,756

	Q1	Q2	Q3	Total
	Update	Update	Update	Changes
Taxpayer-supported changes:
Government operating:
– lower debt level from 2015/16	(34)	—	—	(34)
– improved operating surplus	(1,677)	(336)	563	(1,450)
– net financing requirements prior to year end	—	—	300	300
– other working capital changes	322	(348)	162	136
Total operating debt changes	(1,389)	(684)	1,025	(1,048)
Capital debt:
– higher debt level from 2015/16	52	—	—	52
– impacts from level of capital spending	334	(143)	(319)	(128)
– changes in contributions from external parties	(285)	2	207	(76)
Total capital debt changes	101	(141)	(112)	(152)
Total taxpayer-supported	(1,288)	(825)	913	(1,200)
Self-supported changes:
– higher debt level from 2015/16	234	—	—	234
– changes in timing of capital spending	(170)	(43)	(41)	(254)
– decrease in internal financing	52	106	38	196
Total self-supported	116	63	(3)	176
Total changes	(1,172)	(762)	910	(1,024)
2016/17 provincial debt — first Quarterly Report	66,518
2016/17 provincial debt — second Quarterly Report		65,756
2016/17 provincial debt — third Quarterly Report			66,666	66,666

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Risks to the Fiscal Forecast

There are a number of risks and pressures to the fiscal plan including risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity. The forecasts of revenues, expenditures, capital spending and debt are estimates based on a number of economic, financial and external factors. In addition, capital spending and debt figures may be influenced by a number of factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. Uncertainty and volatility in the BC housing market could impact property transfer tax revenue. In addition, personal and corporate income tax assessments for the 2015 tax year will not be finalized until March 2017 and could result in further revenue and tax credit transfer spending adjustments.

The Provincial government and school district employers are responding to the recent Supreme Court of Canada ruling on specific provisions of Bill 22, the Education Improvement Act (2012). The ruling reaffirmed that governments can legislate changes to collective agreements provided both parties engage in a process of good faith consultations prior to the enactments. Under the current collective agreement with the British Columbia Teachers’ Federation (BCTF), the effect of the ruling is to reopen negotiations on specific matters of teacher workload and class organization. Subject to the timing and outcome of discussions with the BCTF, any costs that arise as a result will be managed within the fiscal plan.

On October 12, 2015, the 2006 Softwood Lumber Agreement expired. As part of that agreement between Canada and the US, the US committed not to launch countervailing duty or anti-dumping litigation against Canadian lumber products before October 2016. As the first step in launching a new trade case, the US industry filed its allegations of Canadian subsidies and dumping with the US Department of Commerce on November 25, 2016. Following the US Department of Commerce’s investigation, the US International Trade Commission announced a preliminary finding on January 6, 2017 that Canadian lumber is materially injuring the US industry. These US actions increase uncertainty and could negatively impact investment, economic growth and provincial revenues. In the absence of a settlement, it is expected that the US Department of Commerce will issue its preliminary determinations on subsidy at the end of April and on dumping at the end of June. Canada has steadfastly maintained and argued that lumber exports to the US are not subsidized and NAFTA tribunals have generally ruled in its favour. The BC government is supporting Canada’s efforts to continue discussions and negotiations with the US, preparing its defense for any new litigation, and continuing to develop other markets for BC forest products.

The spending forecast in the fiscal plan is based on ministry and service delivery agency plans and strategies. The main risks are changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster responses.

The potential fiscal impact from these risks is expected to be covered by the $450 million Contingencies vote and the $350 million forecast allowance.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Supplementary Schedules

The following tables provide the financial results for the nine months ended December 31, 2016 and the 2016/17 full-year forecast.

Table 4.5 2016/17 Operating Statement

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Revenue	35,229	37,664	2,435	34,795	48,066	50,890	2,824	47,606
Expense	(34,278)	(34,689)	(411)	(33,442)	(47,452)	(49,082)	(1,630)	(46,876)
Surplus before forecast allowance	951	2,975	2,024	1,353	614	1,808	1,194	730
Forecast allowance	—	—	—	—	(350)	(350)	—	—
Surplus	951	2,975	2,024	1,353	264	1,458	1,194	730
Accumulated surplus beginning of the year	2,728	3,379	651	3,073	2,728	3,379	651	3,073
Accumulated surplus before comprehensive income	3,679	6,354	2,675	4,426	2,992	4,837	1,845	3,803
Accumulated other comprehensive income from self-supported Crown agencies	426	(381)	(807)	(496)	568	246	(322)	(424)
Accumulated surplus end of period	4,105	5,973	1,868	3,930	3,560	5,083	1,523	3,379

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.6 2016/17 Revenue by Source

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxation
Personal income	6,085	7,255	1,170	6,176	8,216	9,598	1,382	8,380
Corporate income	1,769	1,790	21	1,768	2,791	3,002	211	2,787
Sales [1]	4,799	5,046	247	4,677	6,296	6,544	248	5,990
Fuel	736	758	22	730	948	976	28	973
Carbon	893	861	(32)	866	1,234	1,201	(33)	1,190
Tobacco	598	598	—	577	755	745	(10)	734
Property	1,714	1,693	(21)	1,645	2,305	2,289	(16)	2,219
Property transfer	977	1,632	655	1,149	1,239	2,025	786	1,533
Insurance premium	390	396	6	383	520	530	10	520
	17,961	20,029	2,068	17,971	24,304	26,910	2,606	24,326
Natural resources
Natural gas royalties	96	89	(7)	129	128	159	31	139
Forests	557	621	64	626	812	859	47	865
Other natural resources [2]	1,041	1,187	146	1,173	1,407	1,544	137	1,567
	1,694	1,897	203	1,928	2,347	2,562	215	2,571
Other revenue
Medical Services Plan premiums	1,894	1,928	34	1,809	2,549	2,529	(20)	2,434
Other fees [3]	2,468	2,617	149	2,421	3,446	3,603	157	3,402
Investment earnings	876	896	20	802	1,200	1,189	(11)	1,226
Miscellaneous [4]	2,216	2,264	48	2,165	3,210	3,353	143	3,298
	7,454	7,705	251	7,197	10,405	10,674	269	10,360
Contributions from the federal government
Health and social transfers	4,853	4,876	23	4,610	6,471	6,495	24	6,149
Other federal contributions [5]	1,079	1,137	58	966	1,537	1,585	48	1,498
	5,932	6,013	81	5,576	8,008	8,080	72	7,647
Commercial Crown corporation net income
BC Hydro	383	329	(54)	349	692	684	(8)	655
Liquor Distribution Branch	785	877	92	816	983	1,050	67	1,031
BC Lotteries (net of payments to the federal government)	905	1,005	100	992	1,233	1,305	72	1,304
ICBC [6]	114	(232)	(346)	(19)	95	(396)	(491)	(293)
Transportation Investment Corporation	(74)	(54)	20	(56)	(102)	(88)	14	(82)
Other [7]	75	95	20	41	101	109	8	87
	2,188	2,020	(168)	2,123	3,002	2,664	(338)	2,702
Total revenue	35,229	37,664	2,435	34,795	48,066	50,890	2,824	47,606

1                   Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2                   Columbia River Treaty, other energy and minerals, water rental and other resources.

3                   Post-secondary, healthcare-related, motor vehicle, and other fees.

4                   Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5                   Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6                   Amount represent ICBC’s earnings during government’s fiscal year.

7                   Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions’ self-supported subsidiaries.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.7 2016/17 Expense by Ministry, Program and Agency 1

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16 [2]	Budget	Forecast	Variance	2015/16 [2]
Office of the Premier	7	7	—	7	9	9	—	9
Aboriginal Relations and Reconciliation	55	108	53	77	86	86	—	90
Advanced Education	1,460	1,470	10	1,436	1,986	1,986	—	1,959
Agriculture	63	62	(1)	57	81	82	1	82
Children and Family Development	1,066	1,037	(29)	1,011	1,451	1,451	—	1,379
Community, Sport and Cultural Development	232	254	22	207	259	539	280	226
Education	4,154	4,245	91	4,087	5,609	5,617	8	5,544
Energy and Mines	19	21	2	20	28	28	—	42
Environment	106	113	7	106	150	151	1	151
Finance	182	640	458	101	253	1,171	918	235
Forests, Lands and Natural Resource Operations	459	540	81	643	671	887	216	921
Health	13,475	13,349	(126)	12,850	17,968	17,968	—	17,443
International Trade	40	39	(1)	38	50	50	—	48
Jobs, Tourism and Skills Training	143	159	16	152	197	197	—	195
Justice	373	388	15	362	491	517	26	472
Natural Gas Development	339	336	(3)	330	453	453	—	442
Public Safety and Solicitor General	513	530	17	498	681	683	2	680
Small Business and Red Tape Reduction	1	4	3	2	4	4	—	3
Social Development and Social Innovation	2,036	2,081	45	1,964	2,739	2,739	—	2,594
Technology, Innovation and Citizens’ Services	360	364	4	356	492	492	—	478
Transportation and Infrastructure	636	663	27	627	858	988	130	920
Total ministries and Office of the Premier	25,719	26,410	691	24,931	34,516	36,098	1,582	33,913
Management of public funds and debt	888	860	(28)	883	1,168	1,148	(20)	1,415
Contingencies	—	2	2	4	450	450	—	350
Funding for capital expenditures	719	510	(209)	427	1,303	1,045	(258)	831
Refundable tax credit transfers	779	767	(12)	869	1,039	1,031	(8)	1,140
Legislative Assembly and other appropriations	96	96	—	90	132	148	16	127
Subtotal	28,201	28,645	444	27,204	38,608	39,920	1,312	37,776
Elimination of transactions between appropriations [3]	(12)	(11)	1	(11)	(16)	(16)	—	(15)
Prior year liability adjustments	—	(5)	(5)	(8)	—	(5)	(5)	(44)
Consolidated revenue fund expense	28,189	28,629	440	27,185	38,592	39,899	1,307	37,717
Expenses recovered from external entities	1,986	2,118	132	2,003	2,790	2,753	(37)	2,891
Funding provided to service delivery agencies	(16,875)	(17,668)	(793)	(16,439)	(23,185)	(23,914)	(729)	(22,586)
Total direct program spending	13,300	13,079	(221)	12,749	18,197	18,738	541	18,022
Service delivery agency expense
School districts	4,183	4,317	134	4,227	5,861	6,048	187	5,922
Universities	3,124	3,093	(31)	2,991	4,426	4,461	35	4,237
Colleges and institutes	830	865	35	836	1,160	1,215	55	1,169
Health authorities and hospital societies	9,975	10,455	480	9,928	13,798	14,161	363	13,733
Other service delivery agencies	2,866	2,880	14	2,711	4,010	4,459	449	3,793
Total service delivery agency expense	20,978	21,610	632	20,693	29,255	30,344	1,089	28,854
Total expense	34,278	34,689	411	33,442	47,452	49,082	1,630	46,876

1                   Reflects government’s re-organization effective July 18, 2016.

2                   Restated to reflect government’s current accounting policies.

3                   Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.8 2016/17 Expense By Function

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16 [1]	Budget	Forecast	Variance	2015/16 [1]
Health:
Medical Services Plan	3,284	3,268	(16)	3,100	4,476	4,462	(14)	4,345
Pharmacare	955	1,032	77	1,051	1,216	1,214	(2)	1,335
Regional services	9,904	9,798	(106)	9,465	13,194	13,287	93	12,811
Other healthcare expenses [2]	531	523	(8)	510	752	759	7	712
	14,674	14,621	(53)	14,126	19,638	19,722	84	19,203
Education:
Elementary and secondary	4,598	4,648	50	4,462	6,350	6,409	59	6,303
Post-secondary	3,927	3,993	66	3,804	5,665	5,760	95	5,502
Other education expenses [3]	280	292	12	267	461	468	7	407
	8,805	8,933	128	8,533	12,476	12,637	161	12,212
Social services:
Social assistance [2,3]	1,255	1,296	41	1,220	1,689	1,689	—	1,641
Child welfare [2]	1,011	988	(23)	964	1,372	1,372	—	1,301
Low income tax credit transfers	188	182	(6)	184	250	250	—	247
Community living and other services	727	709	(18)	674	957	948	(9)	917
	3,181	3,175	(6)	3,042	4,268	4,259	(9)	4,106
Protection of persons and property	1,110	1,144	34	1,081	1,468	1,602	134	1,572
Transportation	1,283	1,224	(59)	1,197	1,846	1,848	2	1,670
Natural resources and economic development	1,393	1,563	170	1,694	2,018	2,246	228	2,562
Other	978	1,087	109	907	1,343	2,340	997	1,264
Contingencies	—	—	—	—	450	450	—	—
General government	961	1,015	54	972	1,310	1,447	137	1,501
Debt servicing	1,893	1,927	34	1,890	2,635	2,531	(104)	2,786
Total expense	34,278	34,689	411	33,442	47,452	49,082	1,630	46,876

1                   Restated to reflect government’s current organization and accounting policies.

2                   Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3                   Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.9 2016/17 Capital Spending

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxpayer-supported
Education
School districts	370	344	(26)	306	520	504	(16)	430
Post-secondary institutions	510	468	(42)	413	921	816	(105)	746
Health	536	532	(4)	415	1,193	1,245	52	923
BC Transportation Financing Authority	780	714	(66)	710	952	941	(11)	867
BC Transit	54	21	(33)	42	66	66	—	51
Government operating (ministries)	196	157	(39)	152	434	374	(60)	290
Housing	74	140	66	82	115	138	23	127
Other [1]	36	26	(10)	18	50	39	(11)	25
Total taxpayer-supported	2,556	2,402	(154)	2,138	4,251	4,123	(128)	3,459
Self-supported
BC Hydro	2,162	1,751	(411)	1,567	2,832	2,613	(219)	2,306
Columbia River power projects [2]	6	2	(4)	13	9	5	(4)	15
Transportation Investment Corporation	11	18	7	21	16	46	30	25
BC Rail	3	3	—	3	4	9	5	23
ICBC	60	44	(16)	72	92	63	(29)	90
BC Lottery Corporation	69	52	(17)	50	90	90	—	68
Liquor Distribution Branch	49	15	(34)	11	65	29	(36)	23
Other [3]	—	—	—	—	—	—	—	23
Total self-supported	2,360	1,885	(475)	1,737	3,108	2,855	(253)	2,573
Total capital spending	4,916	4,287	(629)	3,875	7,359	6,978	(381)	6,032

1                   Includes BC Pavilion Corporation, BC Assessment Authority, Community Living BC and other service delivery agencies.

2                   Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3                   Includes post-secondary institutions self-supported subsidiaries.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.10 2016/17 Provincial Debt 1

	Year-to-Date to December 31				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxpayer-supported debt
Provincial government operating	6,399	6,271	(128)	7,325	6,215	5,167	(1,048)	8,034
Other taxpayer-supported debt (mainly capital)
Education [2]
Post-secondary institutions [3]	4,935	4,811	(124)	4,615	5,008	4,933	(75)	4,731
School districts	8,291	8,117	(174)	7,904	8,392	8,481	89	8,033
	13,226	12,928	(298)	12,519	13,400	13,414	14	12,764
Health [2,4]	7,405	7,244	(161)	6,764	7,552	7,553	1	6,998
Highways and public transit
BC Transit	176	95	(81)	107	183	95	(88)	106
BC Transportation Financing Authority [5]	9,902	9,639	(263)	9,030	10,118	9,982	(136)	9,185
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
	12,252	11,908	(344)	11,311	12,475	12,251	(224)	11,465
Other
BC Immigrant Investment Fund	234	246	12	321	212	216	4	304
BC Pavilion Corporation	390	386	(4)	379	393	397	4	389
Provincial government general capital	2,157	2,144	(13)	1,848	2,238	2,301	63	1,987
Social housing [6]	729	784	55	719	716	701	(15)	760
Other [7]	26	28	2	26	26	27	1	26
	3,536	3,588	52	3,293	3,585	3,642	57	3,466
Total other taxpayer-supported	36,419	35,668	(751)	33,887	37,012	36,860	(152)	34,693
Total taxpayer-supported debt	42,818	41,939	(879)	41,212	43,227	42,027	(1,200)	42,727
Self-supported debt
Commercial Crown corporations
BC Hydro	19,206	19,472	266	17,713	19,560	19,585	25	17,928
BC Lotteries	154	125	(29)	220	156	158	2	150
Columbia Power Corporation	283	291	8	296	291	291	—	296
Columbia River power projects [8]	454	447	(7)	447	443	448	5	459
Post-secondary institutions’ subsidiaries	223	307	84	225	222	310	88	310
Transportation Investment Corp.	3,397	3,440	43	3,412	3,409	3,465	56	3,389
Other	31	32	1	34	32	32	—	33
Total self-supported debt	23,748	24,114	366	22,347	24,113	24,289	176	22,565
Forecast allowance	—	—	—	—	350	350	—	—
Total provincial debt	66,566	66,053	(513)	63,559	67,690	66,666	(1,024)	65,292

1                   Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Table A15.

2                   Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3                   Post-secondary institutions’ debt includes public-private partnership obligations of $15 million for the nine months ended December 31, 2015, $48 million for the nine months ended December 31, 2016, $22 million for fiscal 2015/16 and $55 million for fiscal 2016/17.

4                   Health facilities’ debt includes public-private partnership obligations of $1,350 million for the nine months ended December 31, 2015, $1,552 million for the nine months ended December 31, 2016, $1,442 million for fiscal 2015/16 and $1,590 million for fiscal 2016/17.

5                   BC Transportation Financing Authority debt includes public-private partnership obligations of $1,166 million for the nine months ended December 31, 2015, $835 million for the nine months ended December 31, 2016, $1,159 million for fiscal 2015/16 and $824 million for fiscal 2016/17.

6                   Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $85 million for the nine months ended December 31, 2015, $81 million for the nine months ended December 31, 2016, $93 million for fiscal 2015/16 and $82 million for fiscal 2016/17.

7                   Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

8                   Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

Budget and Fiscal Plan — 2017/18 to 2019/20

2016/17 Updated Financial Forecast (Third Quarterly Report)

Table 4.11 2016/17 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	December 31,	March 31,
($ millions)	2016	2016	2017
Financial assets
Cash and temporary investments	3,893	4,273	3,964
Other financial assets	9,651	9,563	9,894
Sinking funds	1,580	1,080	1,086
Investments in commercial Crown corporations:
Retained earnings	7,499	7,459	7,605
Recoverable capital loans	22,074	23,625	23,497
	29,573	31,084	31,102
	44,697	46,000	46,046
Liabilities
Accounts payable and accrued liabilities	8,571	7,142	9,503
Deferred revenue	9,709	9,552	9,648
Debt:
Taxpayer-supported debt	42,727	41,939	42,027
Self-supported debt	22,565	24,114	24,289
Forecast allowance	—	—	350
Total provincial debt	65,292	66,053	66,666
Add: debt offset by sinking funds	1,580	1,080	1,086
Less: guarantees and non-guaranteed debt	(820)	(803)	(805)
Financial statement debt	66,052	66,330	66,947
	84,332	83,024	86,098
Net liabilities	(39,635)	(37,024)	(40,052)
Capital and other non-financial assets
Tangible capital assets	40,282	40,717	42,266
Other non-financial assets	2,732	2,704	2,821
	43,014	43,421	45,087
Accumulated surplus	3,379	6,397	5,035

Changes in Financial Position

	Year-to-Date	Forecast
	December 31,	March 31,
($ millions)	2016	2017

(Surplus) deficit for the period	(2,975)	(1,458)
Comprehensive income (increase) decrease	(43)	(198)
(Increase) decrease in accumulated surplus	(3,018)	(1,656)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	2,402	4,123
Less: amortization and other accounting changes	(1,967)	(2,139)
Change in net capital assets	435	1,984
Increase (decrease) in other non-financial assets	(28)	89
	407	2,073
Increase (decrease) in net liabilities	(2,611)	417
Investment and working capital changes:
Increase (decrease) in cash and temporary investments	380	71
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(40)	106
Self-supported capital investments	1,885	2,855
Less: loan repayments and other accounting changes	(334)	(1,432)
	1,511	1,529
Other working capital changes	998	(1,122)
	2,889	478
Increase (decrease) in financial statement debt	278	895
(Increase) decrease in sinking fund debt	500	494
Increase (decrease) in guarantees and non-guaranteed debt	(17)	(15)
Increase (decrease) in total provincial debt	761	1,374

Budget and Fiscal Plan — 2017/18 to 2019/20

	APPENDIX
A1	Tax Expenditures	114
A1.1	Personal Income Tax — Tax Expenditures	116
A1.2	Corporate Income Tax — Tax Expenditures	117
A1.3	Property Taxes — Tax Expenditures	117
A1.4	Consumption Taxes — Tax Expenditures	118
A2	Interprovincial Comparisons of Tax Rates — 2017	119
A3	Comparison of Provincial and Federal Taxes by Province — 2017	120
A4	Interprovincial Comparisons of Provincial Personal Income Taxes Payable — 2017	122
A5	Material Assumptions — Revenue	123
A6	Natural Gas Price Forecasts — 2017/18 to 2019/20	128
A7	Material Assumptions — Expense	129
A8	Operating Statement — 2010/11 to 2019/20	131
A9	Revenue by Source — 2010/11 to 2019/20	132
A10	Revenue by Source Supplementary Information — 2010/11 to 2019/20	133
A11	Expense by Function — 2010/11 to 2019/20	134
A12	Expense by Function Supplementary Information — 2010/11 to 2019/20	135
A13	Full-Time Equivalents (FTEs) 2010/11 to 2019/20	136
A14	Capital Spending — 2010/11 to 2019/20	137
A15	Statement of Financial Position — 2010/11 to 2019/20	138
A16	Changes in Financial Position — 2010/11 to 2019/20	139
A17	Provincial Debt — 2010/11 to 2019/20	140
A18	Provincial Debt Supplementary Information — 2010/11 to 2019/20	141
A19	Key Provincial Debt Indicators — 2010/11 to 2019/20	142

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

A1: Tax Expenditures

Introduction

A tax expenditure is the reduction in revenues from delivering government programs or benefits through the tax system. Tax expenditures are usually made by offering special tax rates, exemptions, or tax credits. Governments introduce tax expenditures primarily to achieve social policy objectives such as transfers to lower-income families or to promote economic development and job creation.

Reporting tax expenditures improves government accountability by providing a more complete picture of government activities. The tax expenditure appendix does not include tax expenditures introduced or expanded in Budget 2017. These are described in Part 2: Tax Measures. Beginning with Budget 2012, refundable tax transfers are accounted for in a voted appropriation. This change does not affect the reporting of tax expenditure costs in the following tables.

The Role of Tax Expenditure Programs

Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases, setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the BC low income climate action tax credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process to qualify for the benefit.

There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some tax expenditure programs that are intended to provide tax relief for lower-income earners may, in reality, confer the greatest benefit on higher-income earners who pay the most taxes. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open-ended and enforcement is often more difficult than for spending programs.

Tax Expenditure Reporting

Not all tax reductions, credits, exemptions and refunds are classed as tax expenditures.

The emphasis is on tax reductions, credits, exemptions and refunds that are close equivalents to spending programs. By implication, the list does not include tax measures designed to meet broad tax policy objectives such as improving fairness in the tax system, or measures designed to simplify the administration of a tax. The list also does not include anything that is not intended to be part of a tax base.

Tax expenditures that cost less than $2 million are generally not included. Where practical, smaller items have been presented together as an aggregate figure.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

British Columbia Tax Expenditures

The following tables report tax expenditure estimates.

The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

•             in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

•             eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioural changes, which could change the costs over time. In addition, estimates are generally recalculated each year using current data sources and using refinements to the methods of estimation that can result in significant changes to the value of a given tax expenditure from prior years’ reports.

In Table A1.1, Personal Income Tax — Tax Expenditures, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

•             Provincial Measures: This includes all major tax expenditures that are under provincial policy control.

•             Federal Measures: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax collection agreement between British Columbia and the federal government, the Province has agreed to maintain a consistent income tax base with the federal government in the interest of reducing administration and compliance costs.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A1.1 Personal Income Tax — Tax Expenditures

		2016/17
		Estimated Cost
		($ millions)
Personal Income Tax
Provincial Measures
BC early childhood tax benefit		139
Low income climate action tax credit		195
Sales tax credit		49
Training tax credit		4
Venture capital tax credit		27
BC mining flow-through share tax credit		10
Political contributions tax credit		3
Home renovation tax credit for seniors and persons with disabilities		2
Provincial non-refundable credits: [1]
•Charitable donations tax credit		208
•Tax credits for tuition and education		52
•Tax credits for persons with disability and medical expenses		91
•Pension income tax credit		28
•Credit for persons age 65 and older		66
•Spousal and equivalent-to-spouse credits		74
•Tax credit for Canada Pension Plan contributions		161
•Tax credit for Employment Insurance premiums paid		56
•Children’s fitness and arts tax credits		9
Federal Measures [2]
•Pension income splitting		71
•Child care expense deduction		49
•Exemption from capital gains for small businesses and family farms		88
•Deduction for residents of northern and isolated areas		10
•Non-taxation of business-paid health and dental benefits		125
•Registered Retirement Savings Plans: [3]
•exemption for – contributions	378
– investment earnings	603
•taxation of withdrawals	(274)
Total		707
•Registered Pension Plans: [3]
•exemption for – contributions	752
– investment earnings	873
•taxation of withdrawals	(449)
Total		1,176
•Tax-Free Savings Accounts		39

1                        Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.

2                        These measures are federal measures but the estimates show only the foregone provincial revenue. Each measure is calculated from the 2016 federal cost projections as reported in the Government of Canada’s Tax Expenditures and Evaluations 2016 by applying British Columbia residents’ share of the measure and the relevant tax rates. Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.

3                        Registered Retirement Savings Plans and Registered Pension Plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these plans is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A1.2 Corporate Income Tax — Tax Expenditures

		2016/17
		Estimated Cost
		($ millions)
Corporate Income Tax [1]
Charitable donations deduction [2]		32
Training tax credit [3]		8
Film and television tax credits:
•Film Incentive BC tax credit [4]	51
•Production services tax credit [5]	340
Total		391
International business activities tax refund [6]		20
Scientific research and experimental development tax credit [7]		148
Mining exploration tax credit [8]		40
Book publishing tax credit		3
Interactive digital media tax credit [9]		65

1              Includes prior year adjustments for refundable tax credits.

2              The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the foregone provincial revenue. This is calculated from the 2016 federal cost projection as reported in Government of Canada’s Tax Expenditures and Evaluations 2016 by applying British Columbia’s share of corporate taxable income and the relevant tax rates to the federal estimate and increasing it by corporate income tax revenue growth.

3              Includes prior year adjustment of -$2 million.

4              Includes prior year adjustment of -$39 million.

5              Includes prior year adjustment of -$61 million.

6              Includes employee income tax refunds.

7              Includes prior year adjustment of -$2 million.

8              Includes prior year adjustment of -$2 million.

9              Includes prior year adjustment of +$9 million.

Table A1.3 Property Taxes — Tax Expenditures

2016/17
Estimated Cost
($ millions)
School and Rural Area Property Tax
Assessment exemption of $10,000 for industrial and business properties [1]	8
Overnight tourist accommodation assessment relief [1]	3
Home owner grant [2]	809
Property Transfer Tax
Exemptions for the following:
•First-time home buyers	83
•Newly built homes	76
•Property transfers between related individuals	137
•Property transfers to municipalities, regional districts, hospital districts, library boards, school boards, water districts and educational institutions	12
•Property transfers to charities registered under the Income Tax Act (Canada)	8

1              Estimates are for the 2016 calendar year and include only school and rural area property taxes levied by the Province.

2              The home owner grant includes the northern and rural home owner benefit.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A1.4   Consumption Taxes — Tax Expenditures

2016/17
Estimated Cost
($ millions)
Fuel Tax [1]
Tax exemption for alternative fuels	15
Tax exemption for international flights (jet fuel)	20
Tax exemptions for farmers [2]	8
Provincial Sales Tax [1]
Exemptions for the following items:
•Food (basic groceries, snack foods, candies, non-alcoholic beverages and restaurant meals)	1,184
•Residential energy (e.g. electricity, natural gas, fuel oil)	224
•Prescription and non-prescription drugs, vitamins and certain other health care products	235
•Children’s clothing and footwear	47
•Clothing patterns, fabrics and notions	4
•Specified school supplies	28
•Books, magazines and newspapers	41
•Basic land-line telephone and cable service	59
•“1-800” and equivalent telephone services	3
•Specified safety equipment	26
•Labour to repair major household appliances, clothing and footwear	9
•Livestock for human consumption, and feed, seed and fertilizer	56
•Specified energy conservation equipment	16
•Bicycles	23

1              Estimates are based on Statistics Canada data and/or administrative data.

2              Estimate is for both motor fuel tax and carbon tax.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A2                    Interprovincial Comparisons of Tax Rates — 2017

(Rates known and in effect as of February 7, 2017)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	11	12	12	12	11.5	11.8	14	16	16	15
Manufacturing rate [1]	11	12	10	12	10	11.8	14	16	16	15
Small business rate [2]	2.5	2	2	0	4.5	8	3.5	3	4.5	3
Small business threshold ($000s)	500	500	500	450	500	500	500	350	500	500
Corporation capital tax (per cent)
Financial [3]	Nil	Nil	0.7/3.25	6	Nil	Nil	4/5	4	5	6
Health care premiums/month ($) Individual/family [4]	75/150	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [5]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [6]	2-4.4	3-4	3-4	2-3	2-3.5	3.48	2-3	3-4	3.75-4	5
Fuel tax (cents per litre) [7]
Gasoline	21.17	17.49	15.0	14.0	22.6	29.2	25.3	25.4	22.9	45.1
Diesel	22.67	18.35	15.0	14.0	21.9	30.4	31.9	25.1	30.5	32.6
Sales tax (per cent) [8]
General rate	7	Nil	5	8	8	9.975	10	10	10	10
Tobacco tax (dollars per carton of 200 cigarettes) [9]	47.80	50.00	55.20	68.04	37.75	29.80	54.38	65.95	60.40	59.30

1       In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2       British Columbia intends to decrease its small business rate to 2 per cent effective April 1, 2017.

3       In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their first $1.5 billion of taxable capital and 3.25 per cent on any taxable capital in excess of $1.5 billion. Large financial corporations are subject to the 3.25 per cent rate for all taxable capital. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent.

4       Effective January 1, 2018, British Columbia Medical Services Plan premiums will be reduced by 50 per cent for individuals and families with family net income up to $120,000. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year.

5       Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

6       Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In Manitoba, Ontario, Quebec, and Newfoundland and Labrador, specific sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

7       Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The Alberta rates include carbon levy rates of 4.49 cents per litre for gasoline and 5.35 cents per litre for diesel. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of January 2017. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline in the Montreal area.

8       Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

9       Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec. British Columbia intends to increase its tobacco tax rate to $49.40 per carton effective October 1, 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A3  Comparison of Provincial and Federal Taxes by Province — 2017

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
Two Income Family of Four - $90,000	( $ )
1. Provincial Income Tax	3,072	3,994	3,650	5,670	3,455	7,231	5,834	6,767	6,767	5,815
Net Child Benefits	-660	0	0	—	0	-2,257	0	0	—	0
2. Property Tax - Gross	4,136	3,578	4,955	3,945	5,471	5,525	5,300	4,455	3,721	3,316
- Net	3,566	3,578	4,955	3,945	5,471	5,525	5,300	4,455	3,721	3,316
3. Sales Tax	1,564	0	1,248	1,907	2,224	2,829	2,747	2,697	2,409	2,653
4. Fuel Tax	218	195	225	210	339	438	380	381	344	677
5. Net Carbon Tax	236	-105	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	7,996	7,662	10,078	11,732	11,489	13,766	14,261	14,301	13,241	12,460
7. Health Care Premiums/Payroll Tax	1,800	—	—	1,935	1,755	3,834	—	—	—	1,800
8. Total Provincial Tax	9,796	7,662	10,078	13,667	13,244	17,600	14,261	14,301	13,241	14,260
9. Federal Income Tax	7,770	7,770	7,770	7,770	7,770	7,745	7,770	7,770	7,770	7,770
10. Net Federal GST	1,474	1,568	1,519	1,379	1,427	1,351	1,384	1,359	1,398	1,337
11. Total Tax	19,041	17,000	19,367	22,816	22,441	26,696	23,415	23,430	22,410	23,367

Two Income Family of Four - $60,000
1. Provincial Income Tax	1,216	1,555	656	2,551	767	3,110	3,047	3,544	3,746	3,037
Net Child Benefits	-660	-448	0	—	0	-3,357	0	0	—	0
2. Property Tax - Gross	3,011	2,904	3,302	3,190	3,924	3,798	2,947	2,795	2,959	2,283
- Net	2,441	2,904	3,302	3,190	3,924	3,798	2,947	2,795	2,959	2,283
3. Sales Tax	1,303	0	1,070	1,637	1,842	2,533	2,321	2,293	1,941	2,254
4. Fuel Tax	218	195	225	210	339	438	380	381	344	677
5. Net Carbon Tax	208	-106	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	4,725	4,099	5,253	7,587	6,873	6,522	8,694	9,013	8,990	8,250
7. Health Care Premiums/Payroll Tax	1,800	—	—	1,290	1,170	2,556	—	—	—	1,200
8. Total Provincial Tax	6,525	4,099	5,253	8,877	8,043	9,078	8,694	9,013	8,990	9,450
9. Federal Income Tax	4,001	4,001	4,001	4,001	4,001	3,984	4,001	4,001	4,001	4,001
10. Net Federal GST	1,228	1,339	1,302	1,183	1,225	1,217	1,169	1,155	1,186	1,136
11. Total Tax	11,754	9,439	10,556	14,061	13,269	14,279	13,864	14,169	14,177	14,587

Two Income Family of Four - $30,000
1. Provincial Income Tax	0	0	-689	-460	-667	-3,302	0	305	409	0
Net Child Benefits	-660	-1,393	0	—	-2,087	-3,613	-52	0	—	0
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	1,060	0	838	1,347	510	2,298	1,886	1,866	1,505	991
4. Fuel Tax	145	130	150	140	226	292	253	254	229	451
5. Net Carbon Tax	-126	-106	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	420	-1,369	299	1,027	-2,017	-4,325	2,087	2,425	2,143	1,442
7. Health Care Premiums/Payroll Tax	0	—	—	645	585	1,278	—	—	—	600
8. Total Provincial Tax	420	-1,369	299	1,672	-1,432	-3,047	2,087	2,425	2,143	2,042
9. Federal Income Tax	256	256	256	256	256	248	256	256	256	256
10. Net Federal GST	151	233	172	125	214	262	103	92	121	110
11. Total Tax	827	-880	726	2,053	-962	-2,538	2,446	2,773	2,520	2,408

Unattached Individual - $25,000
1. Provincial Income Tax	301	349	424	694	240	-186	649	949	1,372	1,015
2. Property Tax	—	—	—	—	—	—	—	—	—	—
3. Sales Tax	477	0	390	600	484	940	903	886	656	429
4. Fuel Tax	145	130	150	140	226	292	253	254	229	451
5. Net Carbon Tax	-49	-59	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	873	420	965	1,434	950	1,045	1,805	2,089	2,257	1,895
7. Health Care Premiums/Payroll Tax	0	—	—	538	488	1,065	—	—	—	500
8. Total Provincial Tax	873	420	965	1,971	1,437	2,110	1,805	2,089	2,257	2,395
9. Federal Income Tax	1,405	1,405	1,405	1,405	1,405	1,398	1,405	1,405	1,405	1,405
10. Net Federal GST	58	85	64	30	46	35	33	24	26	20
11. Total Tax	2,336	1,909	2,433	3,406	2,888	3,543	3,242	3,517	3,688	3,820

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A3 Comparison of Provincial and Federal Taxes by Province — 2017

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
Unattached Individual - $80,000	( $ )
1. Provincial Income Tax	3,959	5,161	6,535	6,979	5,078	8,976	7,525	8,401	8,056	7,556
2. Property Tax - Gross	2,060	2,873	3,582	4,711	3,803	5,041	2,396	3,672	2,727	2,342
- Net	1,490	2,873	3,582	4,711	3,803	5,041	2,396	3,672	2,727	2,342
3. Sales Tax	1,119	0	884	1,350	1,664	1,959	2,021	1,973	1,758	1,931
4. Fuel Tax	218	195	225	210	339	438	380	381	344	677
5. Net Carbon Tax	186	196	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	6,971	8,425	11,226	13,250	10,884	16,414	12,322	14,427	12,885	12,506
7. Health Care Premiums/Payroll Tax	900	—	—	1,720	1,560	3,408	—	—	—	1,600
8. Total Provincial Tax	7,871	8,425	11,226	14,970	12,444	19,822	12,322	14,427	12,885	14,106
9. Federal Income Tax	10,151	10,151	10,151	10,151	10,151	10,119	10,151	10,151	10,151	10,151
10. Net Federal GST	1,132	1,188	1,105	1,022	1,065	942	1,022	997	1,034	976
11. Total Tax	19,155	19,765	22,483	26,143	23,661	30,883	23,495	25,575	24,070	25,234

Senior Couple with Equal Pension Incomes - $30,000
1. Provincial Income Tax	0	0	-496	-1,109	-1,604	-1,236	0	-237	0	-1,200
2. Property Tax - Gross	3,011	2,904	3,302	3,190	3,924	3,798	2,947	2,795	2,959	2,283
- Net	2,166	2,904	3,302	3,190	3,924	3,798	2,947	2,795	2,959	2,283
3. Sales Tax	867	0	683	1,151	864	1,693	1,634	1,657	1,271	1,263
4. Fuel Tax	145	130	150	140	226	292	253	254	229	451
5. Net Carbon Tax	-57	-111	—	—	—	—	—	—	—	—
6. Provincial Direct Taxes	3,121	2,923	3,638	3,372	3,410	4,547	4,834	4,470	4,459	2,796
7. Health Care Premiums/Payroll Tax	0	—	—	—	—	—	—	—	—	—
8. Total Provincial Tax	3,121	2,923	3,638	3,372	3,410	4,547	4,834	4,470	4,459	2,796
9. Federal Income Tax	0	0	0	0	0	0	0	0	0	0
10. Net Federal GST	322	348	319	325	320	281	271	282	296	341
11. Total Tax	3,443	3,271	3,958	3,696	3,730	4,828	5,105	4,752	4,756	3,137

Personal Income Tax

•         Income tax is based on basic personal credits, applicable credits and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000, the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple.

Net Child Benefits

•         Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Early Childhood Tax Benefit), Alberta (Alberta Child Benefit, Family Employment Credit), Ontario (Child Benefit), Quebec (Child Assistance Payments), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland and Labrador (Child Benefit).

Property Tax

•         It is assumed that the family at $30,000 and the individual at $25,000 rent accommodation, the family at $60,000 and the senior couple own bungalows, the family at $90,000 owns a two-storey executive-style home, and the individual at $80,000 owns a luxury condominium in a major city for each province. Net local and provincial property taxes are estimated as taxes owing, after credits provided through the property tax system are subtracted.

Sales, Fuel and Carbon Tax Estimates

•          Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums/payroll taxes if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated using family expenditure data, and the relevant sales tax component is extracted. Sales tax includes: provincial retail sales taxes in British Columbia, Saskatchewan, and Manitoba; Quebec’s value added tax; the provincial component of the HST in Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador; and Alberta’s Tourism Levy. Sales tax estimates have been reduced by sales tax credits where applicable.

•          Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the individual at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

•          Carbon tax applies in British Columbia to household consumption of gasoline, natural gas and home heating fuel. Estimated carbon tax liabilities are based on natural gas and home heating fuel consumption amounts from the Survey of Household Spending and the assumed fuel consumption noted above. Net carbon tax is estimated as carbon tax liabilities less the low income climate action tax credit where applicable. Alberta implemented a carbon levy in 2017. The price is currently set at $20 per tonne of carbon dioxide but will increase to $30 per tonne in 2018. Assumptions regarding natural gas and fuel consumption in Alberta are taken from Alberta Treasury Board and Finance.

Health Care Premiums/Payroll Tax

•         A health care premium is levied in British Columbia only. Payroll taxes, in the four provinces that levy them, are paid by the employer. Employer-paid payroll taxes and employer- paid health care premiums are generally reflected in reduced wages.

Effective Tax Rates

•         British Columbia taxes have been calculated using rates in effect for 2017. Taxes for other provinces were calculated using rates that were announced prior to February 1, 2017, and that come into effect during 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A4                    Interprovincial Comparisons of Provincial Personal Income Taxes Payable 1 — 2017

(Rates known as of February 1, 2017)

Taxable income	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec [2]	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland and Labrador
	Annual provincial taxes payable (3) ($)
$10,000	0	0	0	0	0	0	0	0	0	0
$20,000	3	17	307	1,007	408	268	331	862	864	142
$30,000	831	951	1,335	2,044	1,210	1,637	1,536	1,758	1,980	1,672
$40,000	1,412	1,885	2,362	3,220	1,832	3,159	2,676	3,196	3,216	2,726
$50,000	2,149	2,819	3,486	4,424	2,774	4,857	4,040	4,633	4,531	4,118
$60,000	2,904	3,791	4,754	5,668	3,674	6,525	5,495	6,117	5,883	5,544
$70,000	3,674	4,791	6,054	7,036	4,589	8,187	6,977	7,784	7,438	6,994
$80,000	4,506	5,791	7,354	8,776	5,724	9,849	8,459	9,451	9,108	8,552
$100,000	6,797	7,791	9,954	12,256	8,734	13,636	11,727	12,843	12,448	11,712
$125,000	10,268	10,291	13,204	16,606	13,087	18,913	15,857	17,218	17,036	15,662
$150,000	13,943	13,258	16,870	20,956	17,439	24,240	20,204	21,593	21,628	19,941
	Provincial personal income taxes as a per cent of taxable income (%)
$10,000	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
$20,000	0.0	0.1	1.5	5.0	2.0	1.3	1.7	4.3	4.3	0.7
$30,000	2.8	3.2	4.4	6.8	4.0	5.5	5.1	5.9	6.6	5.6
$40,000	3.5	4.7	5.9	8.0	4.6	7.9	6.7	8.0	8.0	6.8
$50,000	4.3	5.6	7.0	8.8	5.5	9.7	8.1	9.3	9.1	8.2
$60,000	4.8	6.3	7.9	9.4	6.1	10.9	9.2	10.2	9.8	9.2
$70,000	5.2	6.8	8.6	10.1	6.6	11.7	10.0	11.1	10.6	10.0
$80,000	5.6	7.2	9.2	11.0	7.2	12.3	10.6	11.8	11.4	10.7
$100,000	6.8	7.8	10.0	12.3	8.7	13.6	11.7	12.8	12.4	11.7
$125,000	8.2	8.2	10.6	13.3	10.5	15.1	12.7	13.8	13.6	12.5
$150,000	9.3	8.8	11.2	14.0	11.6	16.2	13.5	14.4	14.4	13.3

1       Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums, Quebec Parental Insurance Plan premiums, and the basic personal amount.

2       Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.

3       Includes provincial low income reductions, surtaxes payable in Ontario and Prince Edward Island, and the Ontario Health Premium tax. Excludes credits for sales and property tax credits.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A5    Material Assumptions — Revenue

	Updated	Budget	Plan 2018/19	Plan 2019/20
Revenue Source and Assumptions	Forecast	Estimate
($ millions unless otherwise specified)	2016/17	2017/18			2017/18 Sensitivities
Personal income tax *	$9,598	$9,170	$9,598	$10,031
Current calendar year assumptions
Household income growth	3.7%	3.6%	3.8%	3.8%	+/- 1 percentage point change in 2017 BC household income growth equals +/- $100 to $110 million
Compensation of employees growth	4.1%	4.1%	4.1%	4.0%
Tax base growth	2.9%	3.2%	3.8%	3.7%
Average tax yield	5.35%	5.40%	5.44%	5.49%
Current-year tax	$8,432	$8,802	$9,217	$9,638
Prior year’s tax assessments	$420	$430	$440	$450
Unapplied taxes	$80	$80	$80	$80
BC Tax Reduction	$-156	$-159	$-162	$-165
Non-refundable BC tax credits	$-96	$-97	$-92	$-92
Policy neutral elasticity **	1.1	1.2	1.2	1.2	+/- 0.5 change in 2017 BC policy neutral elasticity equals +/- $150 to $170 million
Fiscal year assumptions
Prior-year adjustment	$815

2015 Tax-year	2015 Assumptions
Household income growth	5.3%

+/- 1 percentage point change in 2016
BC household or taxable income growth equals +/- $100 to $110 million one-time effect (prior-year adjustment) and could result in an additional +/-$80 to $100 million base change in 2017/18

Tax base growth	6.6%
Average 2015 tax yield	5.50%
2015 tax	$8,409
2014 & prior year’s tax assessments	$463
Unapplied taxes	$70
BC Tax Reduction	$-151
Non-refundable BC tax credits	$-80
Policy neutral elasticity **	1.9

* Reflects information as at January 27, 2017

** Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax *	$3,002	$3,413	$3,468	$3,516
Components of revenue (fiscal year)
Instalments - subject to general rate	$2,541	$2,807	$3,011	$3,182
Instalments - subject to small business rate	$286	$248	$270	$283
Non-refundable BC tax credits	$-100	$-110	$-116	$-122
Advance instalments	$2,727	$2,945	$3,165	$3,343
International Business Activity Act refunds	$-20	$-25	$-25	$-25
Prior-year settlement payment	$295	$493	$328	$198
Current calendar year assumptions
National tax base ($ billions) BC instalment share of national tax base	$288.5 11.6%	$297.7 12.5%	$301.3 13.3%	$308.6 13.8%	+/- 1% change in the 2017 national tax base equals +/- $20 to $40 million
Effective tax rates (general/small business)	11.0 / 2.5	11.0 / 2.1	11.0 / 2.0	11.0 / 2.0
Share of the BC tax base subject to
small business rate.	33.4%	33.2%	33.1%	32.9%	+/- 1 percentage point change in the 2017 small business share equals -/+ $30 to $40 million
BC tax base growth (post federal measures)	8.8%	4.6%	1.1%	3.0%
BC net operating surplus growth	8.5%	5.0%	2.4%	3.0%

2015 Tax-year	2015 Assumptions				+/- 1% change in the 2016 BC tax base equals +/- $30 to $50 million in 2017/18
BC tax base growth (post federal measures)	9.8%
BC net operating surplus growth	-0.5%
Gross 2015 tax	$2,990
Prior-year settlement payment	$295
Prior years losses/gains (included in above)	$-44
Non-refundable BC tax credits	$-88

* Reflects information as at January 27, 2017

Net cash received from the federal government and cash refunds under the International Business Activity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the BC net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2017/18 instalments from the federal government reflects two-third of payments related to the 2017 tax year (paid during Apr-July 2017 and adjusted in Sept and Dec) and one-third of 2018 payments. Instalments for the 2017 (2018) tax year are based on BC’s share of the national tax base for the 2015 (2016) tax year and a forecast of the 2017 (2018) national tax base. BC’s share of the 2015 national tax base was 12.53%, bopased on tax assessments as of December 31, 2016. Cash adjustments for any under/over payments from the federal government in respect of 2016 will be received/paid on March 29, 2018.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A5    Material Assumptions — Revenue (continued)

	Updated	Budget	Plan 2018/19	Plan 2019/20
Revenue Source and Assumptions	Forecast	Estimate
($ millions unless otherwise specified)	2016/17	2017/18			2017/18 Sensitivities
Provincial sales tax	$6,544	$6,785	$7,061	$7,257
Provincial sales tax base growth (fiscal year)	6.2%	4.3%	4.1%	4.1%	+/- 1 percentage point change in the 2017 consumer expenditure growth equals up to +/- $30 million
Calendar Year nominal expenditure
Durable goods	7.9%	2.4%	2.4%	2.0%
Consumer goods and services	5.8%	4.6%	4.6%	4.5%
Business investment	8.5%	5.0%	5.1%	4.9%
Other	5.5%	4.4%	3.5%	4.1%
Components of Provincial sales tax revenue					+/- 1 percentage point change in the 2017 business investment growth equals up to +/- $15 million
Consolidated Revenue Fund	$6,537	$6,776	$7,052	$7,248
BC Transportation Financing Authority	$7	$9	$9	$9
Fuel and carbon taxes	$2,177	$2,201	$2,226	$2,252
Calendar Year
Real GDP	3.0%	2.1%	2.1%	2.0%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%	2.0%
Natural gas volumes	3.0%	2.1%	2.1%	2.0%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢

Components of revenue
Consolidated Revenue Fund	$521	$525	$529	$533
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$443	$446	$449	$452
	$976	$983	$990	$997
Carbon tax revenue	$1,201	$1,218	$1,236	$1,255
Property taxes	$2,289	$2,395	$2,504	$2,618
Calendar Year
Consumer Price Index	1.8%	2.0%	2.0%	2.0%	+/- 1 percentage point change in 2017 new construction & inflation growth equals up to +/- $20 million in residential property taxation revenue
Housing starts (units)	41,843	29,977	27,512	26,969
Home owner grants (fiscal year)	$809	$821	$834	$846
Components of revenue
Residential (net of home owner grants)	$801	$827	$856	$886
Non-residential	$1,198	$1,252	$1,319	$1,389	+/- 1% change in 2017 total business property assessment value equals up to +/- $20 million in non-residential property taxation revenue
Rural area	$94	$97	$100	$103
Police	$33	$33	$33	$34
BC Assessment Authority	$87	$90	$93	$96
BC Transit	$76	$96	$103	$110
Other taxes	$3,300	$2,840	$2,765	$2,755
Calendar Year
Population	1.2%	1.2%	1.2%	1.2%
Consumer Price Index	1.8%	2.0%	2.0%	2.0%
Housing starts	33.1%	-28.4%	-8.2%	-2.0%
Real GDP	3.0%	2.1%	2.1%	2.0%
Nominal GDP	4.7%	4.1%	4.0%	3.9%

Components of revenue					+/- 5% change to 2017 housing starts equals +/- $40 to 60 million in property transfer revenue, depending on property values
Property transfer	$2,025	$1,542	$1,445	$1,425
15% additional tax (included in above) *	$100	$150	$150	$150
Tobacco	$745	$758	$770	$770
Insurance premium	$530	$540	$550	$560

* The tax was effective August 2, 2016 and the estimate for 2016/17 is 67% of the full year forecast.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A5  Material Assumptions — Revenue (continued)

	Updated	Budget	Plan 2018/19	Plan 2019/20
Revenue Source and Assumptions	Forecast	Estimate
($ millions unless otherwise specified)	2016/17	2017/18			2017/18 Sensitivities
Energy, sales of Crown land tenures,
metals, minerals and other *	$1,213	$1,005	$877	$837
Natural gas price

+/- $0.25 change in the natural gas price equals +/- $60 to $70 million, including impacts on production volumes and royalty program credits, but excluding any changes from natural gas liquids revenue (e.g. butane, pentanes ) Sensitivities can also vary significantly at different price levels +/- 1% change in natural gas volumes equals +/- $2 million on natural gas royalties +/- 1 cent change in the exchange rate equals +/- $4 million on natural gas royalties

Plant inlet, $Cdn/gigajoule	$1.22	$1.61	$1.53	$1.73
Sumas, $US/ MMBtu	$2.08	$2.32	$2.34	$2.59
Natural gas production volumes
Billions of cubic metres	43.5	42.5	46.0	49.7
Petajoules	1,785	1,744	1,886	2,040
Annual per cent change	-2.2%	-2.3%	8.1%	8.2%

Oil price ($US/bbl at Cushing, Ok)	$47.05	$54.69	$60.30	$65.74

Auctioned land base (000 hectares)	107	50	40	40
Average bid price/hectare ($)	$163	$140	$160	$200
Cash sales of Crown land tenures	$17	$7	$6	$8
Metallurgical coal price ($US/tonne, fob West Coast)	$141	$140	$113	$110
Copper price ($US/lb)	$2.26	$2.38	$2.48	$2.61

Annual electricity volumes set by treaty	4.1	4.0	4.0	4.0	+/- US$20 change in the average Metallurgical coal price equals +/- $40 to $50 million +/- 10% change in the average Mid-Columbia electricity price equals +/- $13 million
(million mega-watt hours)
Mid-Columbia electricity price	$24	$27	$25	$27
($US/mega-watt hour)

Exchange rate (US¢/ Cdn$, calendar year)	75.4	73.7	75.3	78.4
Components of revenue
Bonus bid auctions:

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Deferred revenue	$569	$300	$201	$111
Current-year cash (one-ninth)	$2	$1	$1	$1
Fees and rentals	$52	$52	$52	$52
Total bonus bids, fees and rentals	$623	$353	$254	$164
Natural gas royalties	$159	$237	$239	$291
Petroleum royalties	$61	$73	$76	$80
Columbia River Treaty electricity sales	$114	$126	$114	$120
Oil and Gas Commission fees and levies	$50	$49	$49	$50
Coal, metals and other minerals revenue:
Coal mineral tax.	$168	$124	$95	$79
Net metals and other minerals tax	$5	$10	$15	$10
Recoveries related to metal mines	$11	$11	$12	$20
Coal tenures	$8	$8	$8	$8
Miscellaneous mining revenue	$14	$14	$15	$15
Total coal, metals and other minerals revenue	$206	$167	$145	$132

Royalty programs and infrastructure credits
Deep drilling	$-210	$-248	$-227	$-311
Road and pipeline infrastructure	$-28	$-36	$-53	$-81
Total	$-238	$-284	$-280	$-392
Implicit average natural gas royalty rate	7.4%	8.5%	8.3%	8.3%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at January 20, 2017.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A5    Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2016/17	2017/18	2018/19	2019/20	2017/18 Sensitivities
Forests *	$859	$852	$870	$872
Prices (calendar year average)					+/- US$50 change in SPF price equals +/- $75 to $100 million
SPF 2x4 ($US/thousand board feet)	$308	$326	$318	$300
Random Lengths Composite ($US/thousand board feet)	$345	$356	$348	$330	+/- US$50 change in pulp price equals +/-$5 to $10 million +/- Cdn$10 change in average log price equals +/-$15 to $25 million
Pulp ($US/tonne)	$803	$806	$800	$800
Coastal log ($Cdn/cubic metre);
Vancouver Log Market	$127	$118	$110	$110

Crown harvest volumes (million cubic metres)
Interior	45.1	45.5	46.5	46.3	+/- 10% change in Interior harvest volumes equals
Coast	13.4	13.5	13.5	13.7
Total	58.5	59.0	60.0	60.0	+/- $50 to $70 million
BC Timber Sales (included in above)	11.3	11.8	11.4	11.2	+/- 10% change in Coastal harvest volumes equals

Stumpage rates ($Cdn/cubic metre)					+/- $15 to $20 million
Total stumpage rates	$12.88	$12.78	$12.94	$12.99	+/- 1 cent change in exchange rate equals
Components of revenue
Tenures	$471	$496	$526	$534	+/- $10 to $15 million on stumpage revenue
BC Timber Sales	$304	$280	$272	$267
Logging tax	$38	$38	$35	$35
Other CRF revenue	$23	$18	$18	$18	The above sensitivities relate to stumpage revenue only.
Recoveries	$23	$20	$19	$18

* Reflects information as at January 20, 2017

Other natural resources	$490	$463	$483	$478
Components of revenue
Water rental and licences*	$418	$390	$415	$410
Recoveries	$50	$48	$43	$43
Angling and hunting permits and licences	$11	$11	$11	$11
Recoveries	$11	$14	$14	$14

* Water rentals for power purposes are indexed to Consumer Price Index.

Other revenue	$10,674	$10,482	$9,862	$9,818
Medical Services Plan (MSP) premiums					+/- 1 percentage point change in the take-up of 50 per cent reduction equals +/- $15 to $20 million
Take-up rate of 50 per cent reduction	na	na	90%	90%

Components of revenue
Fees and licences
MSP premiums	$2,529	$2,322	$1,719	$1,749	+/- 1 percentage point change in BC’s population growth equals
Consolidated Revenue Fund	$2,459	$2,258	$1,655	$1,685
MSP recoveries	$70	$64	$64	$64	+/- $20 to $30 million in MSP premium revenue
Motor vehicle licences and permits	$529	$536	$543	$552
Other Consolidated Revenue Fund	$403	$430	$402	$401
Summary consolidation eliminations	$-14	$-15	$-15	$-15
Other recoveries	$107	$107	$106	$106
Crown corporations and agencies	$117	$116	$120	$85
Post-secondary education fees	$1,815	$1,900	$1,980	$2,050
Other healthcare-related fees	$399	$383	$386	$386
School Districts	$247	$238	$247	$255
Investment earnings
Consolidated Revenue Fund	$68	$126	$137	$142
Fiscal agency loans & sinking funds earnings	$952	$1,010	$1,010	$1,029
Summary consolidation eliminations	$-61	$-99	$-98	$-102
Crown corporations and agencies	$40	$25	$24	$25
SUCH sector agencies	$190	$177	$182	$185
Sales of goods and services	$1,008	$1,001	$1,018	$1,031
Miscellaneous	$2,345	$2,225	$2,101	$1,939

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table    A5 Material Assumptions — Revenue (continued)

	Updated	Budget
Revenue Source and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2016/17	2017/18	2018/19	2019/20	2017/18 Sensitivities
Health and social transfers	$6,495	$6,670	$6,894	$7,164
National Cash Transfers
Canada Health Transfer (CHT)	$36,068	$37,150	$38,360	$39,894
Annual growth	6.0%	3.0%	3.3%	4.0%
Canada Social Transfer (CST)	$13,348	$13,748	$14,161	$14,586
BC share of national population (June 1)	13.09%	13.10%	13.13%	13.15%	+/- 0.1 percentage point change in BC’s population share equals

BC health and social transfers revenue					+/- $50 million
CHT	$4,723	$4,868	$5,035	$5,246
CST	$1,748	$1,802	$1,859	$1,918
Prior-year adjustments	$21
Health deferral:
Medical Equipment Trust	$3	—	—	—

Other federal contributions	$1,585	$1,647	$1,513	$1,486
Components of revenue
Disaster Financial Assistance	$18	$15	$23	$19
Other Consolidated Revenue Fund	$137	$138	$138	$139
Labour Market Development Agreement	$300	$299	$298	$298
Labour Market and Skills Training Program	$68	$65	$65	$65
Family Support and Children in Care	$49	$49	$49	$49
Youth Justice Services	$18	$18	$18	$18
Emergency Management	$2	$11	$11	$11
Local government services and transfers	—	$71	$1	$1
Other recoveries	$92	$91	$92	$91
Crown corporations and agencies	$319	$297	$220	$193
Post-secondary institutions	$492	$501	$508	$513
Other SUCH sector agencies	$90	$92	$90	$89
Service delivery agency direct revenue	$6,868	$6,658	$6,711	$6,711
School districts	$640	$629	$644	$631
Post-secondary institutions	$3,503	$3,596	$3,712	$3,809
Health authorities and hospital societies	$895	$865	$869	$870
BC Transportation Financing Authority	$523	$554	$560	$567
Other service delivery agencies	$1,307	$1,014	$926	$834
Commercial Crown corporation net income	$2,664	$2,915	$3,075	$2,961
BC Hydro	$684	$698	$712	$712
reservoir water inflows	99%	100%	100%	100%	+/-1% in hydro generation = +/-$10 million

mean gas price	2.29	2.59	2.45	2.52	+/-10% = -/+$1 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	21.54	25.00	26.49	28.52	+/-10% change in electricity trade margins = +/-$20 million
(Mid-C, $US/MWh)
ICBC	$(396)	$(144)	$(25)	$(143)
vehicle growth	+2.5%	+1.8%	+1.8%	+1.8%	+/-1% = +/-$53 million
current claims cost percentage change	+18.1%	+2.8%	+5.0%	+6.3%	+/-1% = -/+$46 million
unpaid claims balance ($ billions)	$10.6	$11.2	$11.8	$13.0	+/-1% = -/+$106 to $112 million
investment return	3.0%	2.5%	2.7%	2.8%	+/-1% return = +/-$156 to $163 million
loss ratio	101.4%	94.1%	92.5%	92.4%

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A6 Natural Gas Price Forecasts — 2017/18 to 2019/20
				Adjusted to fiscal years and $C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2017	2018	2019	2017/18	2018/19	2019/20
GLJ Henry Hub US$/MMBtu (January 1, 2017)	3.60	3.20	3.40	2.96	2.51	2.62
Sproule Henry Hub US$/MMBtu (November 30, 2016)	3.00	3.00	3.50	2.33	2.36	2.84
McDaniel Henry Hub US$/MMBtu (October 1, 2016)	3.05	3.15	3.40	2.43	2.46	2.62
Deloitte Henry Hub US$/Mcf (September 30, 2016)	3.00	3.10	3.25	2.23	2.23	2.27
GLJ Alberta AECO-C Spot CDN$/MMBtu (January 1, 2017)	3.46	3.10	3.27	2.14	1.95	2.12
Sproule Alberta AECO-C Spot CDN$/MMBtu (November 30, 2016)	2.85	2.70	3.19	1.62	1.65	2.12
McDaniel AECO-C Spot C$/MMBtu (October 1, 2016)	3.00	3.15	3.45	1.85	2.03	2.27
Deloitte AECO-C Spot C$/Mcf (September 30, 2016)	2.90	3.05	3.15	1.65	1.78	1.87
GLJ Sumas Spot US$/MMBtu (January 1, 2017)	3.14	2.80	3.00	2.54	2.16	2.32
Sproule Sumas Spot CDN$/MMBtu (November 30, 2016)	2.95	2.86	3.42	1.39	1.48	2.02
GLJ BC Spot Plant Gate CDN$/MMBtu (January 1, 2017)	2.76	2.52	2.80	1.66	1.58	1.82
Sproule BC Station 2 CDN$/MMBtu (November 30, 2016)	2.45	2.36	2.92	1.31	1.40	1.94
McDaniel BC Avg Plant Gate C$MMBtu (October 1, 2016)	2.50	2.75	3.05	1.55	1.80	2.04
Deloitte BC Station 2 C$MMBtu (September 30, 2016)	2.55	2.65	2.80	1.47	1.57	1.72
GLJ Midwest Chicago US$/MMBtu (January 1, 2017)	3.65	3.25	3.45	2.74	2.29	2.40
Sproule Alliance Plant Gate CDN$/MMBtu (November 30, 2016)	3.75	3.56	4.02	2.46	2.46	2.93
EIA Henry Hub US$/MMBtu (November 2016)	3.12
TD Economics Henry Hub FuturesUS$/MMBtu (Nov 17, 2016)	3.20	3.30		2.62
Scotiabank Group Henry Hub US$/MMBtu (December 2, 2016)	3.30	3.50		2.79
BMO Alberta Empress US$/MMBtu (November, 2016)	2.60
CIBC World Markets Inc. Henry Hub US$/MMBtu (August 9, 2016)	2.95	2.80		2.21
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (September 30, 2016)	3.10	3.25	3.75	2.51	2.67	3.06
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (December 5, 2016)				2.94	2.16	1.95
Average all minus high/low				2.12	2.02	2.28
Average one forecast per consultant minus high/low				2.00	1.65	1.93
Natural gas royalty price forecast				1.61	1.53	1.73

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd         US EIA: US Energy Information Administration         AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants             McDaniel: McDaniel & Associates Consultants Ltd

Natural gas prices

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A7    Material Assumptions — Expense

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2016/17	2017/18	2018/19	2019/20	Sensitivities 2017/18
Advanced Education	1,981	2,066	2,062	2,080
Student spaces in public institutions	200,341	200,974	201,244	202,509	Student enrolments may fluctuate due to a number of factors including economic changes and labour market needs.
Children and Family Development	1,451	1,596	1,592	1,592
Average children-in-care caseload (#)	7,250	7,250	7,200	7,100	A 1% increase in the cost per case or a 1% increase in the average funded caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies).
Average annual residential cost per child in care ($)	44,800	44,800	46,600	48,500
Education	5,617	5,923	5,969	5,970
Public School Enrolment (# of FTEs)	549,203	553,435	556,901	560,957	Enrolment figures are based on BC Stats and school district enrolment trends, to which the ministry has added forecasts for distributed learning, adult education and summer learning.
School age (K–12)	527,019	531,251	534,717	538,772
Distributed Learning (online)	12,004	12,004	12,004	12,004
Summer	6,865	6,865	6,865	6,865
Adults	3,315	3,315	3,315	3,315
Forests, Lands and Natural Resource Operations	887	703	696	698
BC Timber Sales	182	183	181	183

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Fire Management	279	63	64	64	For authorized expenditures under the Wildfire Act . Over the past several years, wildfire fighting costs have ranged from a low of $47 million in 2006 to a high of $382 million in 2010.
Health	17,965	18,840	19,341	19,913
Pharmacare	1,173	1,226	1,261	1,300	A 1% change in utilization or prices affects costs by approximately $10 million.

Medical Services Plan (MSP)	4,286	4,570	4,774	4,869	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.
Regional Services	12,234	12,770	13,030	13,466
Justice	527	515	521	521
New cases filed/processed (# for all courts)	240,000	240,000	240,000	240,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputes which would go to court for resolution.

Crown Proceeding Act (CPA)	51	25	25	25	The number of new cases, and the difference between estimated settlements and actual settlements.
Public Safety and Solicitor General	684	742	741	741
Policing, Victim Services and Corrections	629	680	679	679	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A7    Material Assumptions — Expense (continued)

	Updated	Budget
Ministry Programs and Assumptions	Forecast	Estimate	Plan	Plan
($ millions unless otherwise specified)	2016/17	2017/18	2018/19	2019/20	Sensitivities 2017/18
Social Development and Social Innovation	2,738	2,981	3,039	3,056
Temporary Assistance annual average caseload (#)	44,955	42,100	41,300	40,100

The expected to work caseload is sensitive to fluctuations in economic and employment trends. Costs are driven by changes to cost per case and caseload. Cost per case fluctuations result from changes in the needed supports required by clients, as well as caseload composition.

Disability Assistance annual average caseload (#)	98,205	103,000	104,600	105,500

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven by primarily by earning exemption policy exemptions which are dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs
Average caseload (#)	18,150	19,040	19,900	20,730

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care is significantly more costly than day programs.

Average cost per client ($)	44,900	45,200	44,900	43,500
Personal Supports Initiative
Average caseload (#)	1,300	1,560	1,830	2,100
Average cost per client ($)	17,400	17,300	16,700	16,000

Transportation and Infrastructure	988	868	874	874
Emergency Program Act (EPA)	110	15	15	15

For authorized expenditures under the Emergency Program Act, including those for further disasters, and the difference between initial estimates for disaster response and recovery costs and final project costs.

Tax Transfers	1,031	1,166	1,187	1,208
Individuals	464.0	489.0	489.0	489.0
Low Income Climate Action	194.9	195.0	195.0	195.0
Early Childhood Tax Benefit	138.5	145.0	145.0	145.0
Sales Tax	48.8	55.0	55.0	55.0
Small Business Venture Capital	27.3	31.0	31.0	31.0

These tax transfers are now expensed as required under generally accepted accounting principles.

Changes in 2016 tax transfers will result in one-time effect (prior-year adjustment) and could result in an additional base change in 2017/18. Production services tax credit is the most volatile of all tax transfers and is influenced by several factors including delay in filing returns and assessment of claims, length of projects and changes in the exchange rates.

BC Senior’s Home Renovation	2.2	2.0	2.0	2.0
Other tax transfers to individuals	52.1	60.8	60.8	60.8
Family Bonus Program	0.2	0.2	0.2	0.2
Corporations	567.0	677.0	698.0	719.0
Film and Television	50.9	90.0	90.0	90.0
Production Services	339.5	404.0	420.3	437.3
Scientific Research & Experimental Development	61.7	68.0	72.0	76.0
Interactive Digital Media	64.6	59.3	60.0	60.0
Mining Exploration	40.3	42.0	42.0	42.0
Other tax transfers to corporations	10.0	13.7	13.7	13.7
2016/17 tax transfer forecast incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,148	1,181	1,169	1,162
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $57.0 million; $100 million increase in debt level equals $1.4 million.
Short-term	0.61%	0.61%	0.93%	1.54%
Long-term	2.26%	2.78%	3.20%	3.56%
CDN/US exchange rate (cents)	131.8	135.7	131.1	126.8
Service delivery agency net spending	6,489	6,279	6,266	6,614
School districts	393	241	220	295
Post-secondary institutions	3,325	3,180	3,460	3,581
Health authorities and hospital societies	787	674	515	575
BC Transportation Financing Authority	1,139	1,254	1,369	1,496
Other service delivery agencies	845	930	702	667

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A8    Operating Statement — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Revenue	40,680	41,805	42,041	43,748	46,131	47,606	50,890	50,838	51,196	52,045	2.8
Expense	(40,926)	(42,047)	(43,204)	(43,401)	(44,439)	(46,876)	(49,082)	(50,193)	(50,702)	(51,572)	2.6
Surplus (deficit) before unusual items	(246)	(242)	(1,163)	347	1,692	730	1,808	645	494	473
Forecast allowance	—	—	—	—	—	—	(350)	(350)	(250)	(250)
Liability for HST transition funding repayment	—	(1,599)	—	—	—	—	—	—	—	—
Surplus (deficit)	(246)	(1,841)	(1,163)	347	1,692	730	1,458	295	244	223

Percent of GDP: [1]
Surplus (deficit)	-0.1	-0.8	-0.5	0.2	0.7	0.3	0.6	0.1	0.1	0.1
Per cent of revenue:
Surplus (deficit)	-0.6	-4.4	-2.8	0.8	3.7	1.5	2.9	0.6	0.5	0.4
Per capita ($):[2]
Surplus (deficit)	(55)	(409)	(256)	76	364	156	307	61	50	45

1      Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amounts divided by GDP for the 2017 calendar year).

2      Per capita revenue and expense is calculated using July 1 population (e.g. 2017/18 amounts divided by population on July 1, 2017).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A9    Revenue by Source — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Taxation revenue:
Personal income	5,805	6,427	6,977	6,862	8,076	8,380	9,598	9,170	9,598	10,031	6.3
Corporate income	2,026	2,002	2,204	2,427	2,635	2,787	3,002	3,413	3,468	3,516	6.3
Sales	5,614	5,930	6,068	5,303	5,762	5,990	6,544	6,785	7,061	7,257	2.9
Fuel	940	928	890	917	932	973	976	983	990	997	0.7
Carbon	741	959	1,120	1,222	1,198	1,190	1,201	1,218	1,236	1,255	6.0
Tobacco	735	636	614	724	752	734	745	758	770	770	0.5
Property	1,920	1,913	1,985	2,080	2,154	2,219	2,289	2,395	2,504	2,618	3.5
Property transfer	855	944	758	937	1,065	1,533	2,025	1,542	1,445	1,425	5.8
Corporation capital	(3)	(5)	1	—	(1)	—	—	—	—	—	n/a
Insurance premium	399	411	433	458	483	520	530	540	550	560	3.8
	19,032	20,145	21,050	20,930	23,056	24,326	26,910	26,804	27,622	28,429	4.6
Natural resource revenue:
Natural gas royalties	313	339	169	445	493	139	159	237	239	291	-0.8
Bonus bids, rents on drilling rights and leases	923	928	868	859	834	765	623	353	254	164	-17.5
Columbia River Treaty	136	110	89	170	130	116	114	126	114	120	-1.4
Other energy and minerals	514	529	306	269	267	226	317	289	270	262	-7.2
Forests	436	482	562	719	754	865	859	852	870	872	8.0
Other resources	406	424	479	493	459	460	490	463	483	478	1.8
	2,728	2,812	2,473	2,955	2,937	2,571	2,562	2,320	2,230	2,187	-2.4
Other revenue:
Medical Services Plan premiums	1,787	1,919	2,047	2,158	2,254	2,434	2,529	2,322	1,719	1,749	-0.2
Post-secondary education fees	1,235	1,291	1,345	1,445	1,544	1,666	1,815	1,900	1,980	2,050	5.8
Other health-care related fees	308	324	327	333	358	374	399	383	386	386	2.5
Motor vehicle licences and permits	467	479	489	504	499	521	529	536	543	552	1.9
Other fees and licences	643	722	699	770	770	841	860	876	860	832	2.9
Investment earnings	843	1,022	1,173	1,236	1,203	1,226	1,189	1,239	1,255	1,279	4.7
Sales of goods and services	759	930	942	946	967	1,011	1,008	1,001	1,018	1,031	3.5
Miscellaneous	1,929	1,746	1,673	2,256	1,893	2,287	2,345	2,225	2,101	1,939	0.1
	7,971	8,433	8,695	9,648	9,488	10,360	10,674	10,482	9,862	9,818	2.3
Contributions from the federal government:
Canada Health Transfer	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,868	5,035	5,246	4.0
Canada Social Transfer	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,802	1,859	1,918
Harmonized sales tax transition payments	769	580	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	2,064	1,760	1,605	1,645	1,452	1,498	1,585	1,647	1,513	1,486	-3.6
	8,009	7,724	7,047	7,514	7,279	7,647	8,080	8,317	8,407	8,650	0.9
Commercial Crown corporation net income:
BC Hydro	591	558	509	549	581	655	684	698	712	712	2.1
Liquor Distribution Branch	891	909	930	877	935	1,031	1,050	1,054	1,060	1,050	1.8
BC Lotteries (net of payments to federal gov’t)	1,097	1,102	1,116	1,165	1,245	1,304	1,305	1,284	1,301	1,314	2.0
ICBC	315	84	231	136	657	(293)	(396)	(144)	(25)	(143)	-191.6
BC Railway Company	15	14	6	13	5	6	6	5	6	7	-8.1
Transportation Investment Corporation	(7)	(17)	(60)	(88)	(89)	(82)	(88)	(90)	(86)	(86)	32.1
Other	38	41	44	49	37	81	103	108	107	107	12.2
	2,940	2,691	2,776	2,701	3,371	2,702	2,664	2,915	3,075	2,961	0.1
Total revenue	40,680	41,805	42,041	43,748	46,131	47,606	50,890	50,838	51,196	52,045	2.8

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A10    Revenue by Source Supplementary Information — 2010/11 to 2019/20

	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Updated	Budget	Plan 2018/19	Plan 2019/20	Average
							Forecast	Estimate			annual
							2016/17	2017/18			change
Per cent of nominal GDP: [1]											(per cent)
Taxation	9.3	9.3	9.5	9.1	9.6	9.7	10.3	9.8	9.7	9.7	0.4
Natural resources	1.3	1.3	1.1	1.3	1.2	1.0	1.0	0.9	0.8	0.7	-6.3
Other	3.9	3.9	3.9	4.2	3.9	4.1	4.1	3.8	3.5	3.3	-1.7
Contributions from the federal government	3.9	3.6	3.2	3.3	3.0	3.1	3.1	3.1	3.0	2.9	-3.1
Commercial Crown corporation net income	1.4	1.2	1.3	1.2	1.4	1.1	1.0	1.1	1.1	1.0	-3.9
Total revenue	19.8	19.3	19.0	19.1	19.1	19.0	19.4	18.7	18.1	17.7	-1.3
Growth rates (per cent):
Taxation	7.5	5.8	4.5	-0.6	10.2	5.5	10.6	-0.4	3.1	2.9	n/a
Natural resources	3.1	3.1	-12.1	19.5	-0.6	-12.5	-0.4	-9.4	-3.9	-1.9	n/a
Other	4.0	5.8	3.1	11.0	-1.7	9.2	3.0	-1.8	-5.9	-0.4	n/a
Contributions from the federal government	15.6	-3.6	-8.8	6.6	-3.1	5.1	5.7	2.9	1.1	2.9	n/a
Commercial Crown corporation net income	-3.1	-8.5	3.2	-2.7	24.8	-19.8	-1.4	9.4	5.5	-3.7	n/a
Total revenue	7.1	2.8	0.6	4.1	5.4	3.2	6.9	-0.1	0.7	1.7	n/a
Per capita ($):[2]
Taxation	4,262	4,478	4,630	4,561	4,963	5,184	5,663	5,577	5,678	5,775	3.4
Natural resources	611	625	544	644	632	548	539	483	458	444	-3.5
Other	1,785	1,874	1,913	2,102	2,043	2,208	2,246	2,181	2,027	1,994	1.2
Contributions from the federal government	1,793	1,717	1,550	1,637	1,567	1,629	1,700	1,730	1,728	1,757	-0.2
Commercial Crown corporation net income	658	598	611	589	726	576	561	606	632	601	-1.0
Total revenue	9,109	9,292	9,247	9,533	9,931	10,144	10,710	10,577	10,524	10,572	1.7

Real Per Capita Revenue (2016 $)[3]	9,797	9,762	9,608	9,914	10,223	10,330	10,710	10,365	10,111	9,954	0.2
Growth rate (per cent)	4.4	-0.4	-1.6	3.2	3.1	1.0	3.7	-3.2	-2.5	-1.6	0.6

1      Revenue as a percent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2017/18 revenue divided by nominal GDP for the 2017 calendar year).

2      Per capita revenue is calculated using July 1 population (e.g. 2017/18 revenue divided by population on July 1, 2017).

3      Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 revenue).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A11    Expense by Function - 2010/11 to 2019/20 1

							Updated	Budget			Average
	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast	Estimate	Plan 2018/19	Plan 2019/20	annual
($ millions)							2016/17	2017/18			change
											(per cent)
Function:
Health:
Medical Services Plan	3,641	3,873	3,906	4,114	4,136	4,345	4,462	4,763	4,919	5,016	3.6
Pharmacare	1,129	1,147	1,122	1,130	1,120	1,335	1,214	1,347	1,382	1,421	2.6
Regional services	10,597	11,255	11,784	11,960	12,410	12,811	13,284	13,725	14,013	14,459	3.5
Other healthcare expenses	625	642	690	658	704	712	759	794	800	801	2.8
	15,992	16,917	17,502	17,862	18,370	19,203	19,719	20,629	21,114	21,697	3.4
Education:
Elementary and secondary	5,802	5,885	6,002	6,133	6,064	6,303	6,409	6,694	6,756	6,767	1.7
Post-secondary	4,859	4,907	5,103	5,284	5,349	5,502	5,760	5,977	6,114	6,224	2.8
Other education expenses	504	436	423	410	414	407	468	453	454	450	-1.3
	11,165	11,228	11,528	11,827	11,827	12,212	12,637	13,124	13,324	13,441	2.1
Social services:
Social assistance	1,506	1,550	1,552	1,572	1,589	1,641	1,689	1,862	1,882	1,887	2.5
Child welfare	1,118	1,112	1,098	1,097	1,129	1,301	1,372	1,485	1,478	1,478	3.2
Low income tax credit transfers	408	509	534	279	248	247	250	250	250	250	-5.3
Community living and other services	754	769	806	857	881	917	948	1,022	1,058	1,071	4.0
	3,786	3,940	3,990	3,805	3,847	4,106	4,259	4,619	4,668	4,686	2.4
Protection of persons and property	1,448	1,512	1,539	1,520	1,451	1,572	1,605	1,572	1,585	1,532	0.6
Transportation	1,580	1,545	1,555	1,580	1,608	1,670	1,848	1,851	1,920	1,954	2.4
Natural resources & economic development	2,349	1,873	2,092	1,755	2,191	2,562	2,246	2,236	2,188	2,216	-0.6
Other	1,208	1,414	1,346	1,184	1,288	1,264	2,340	1,632	1,471	1,495	2.4
Contingencies	—	—	—	—	—	—	450	400	300	300	n/a
General government	1,146	1,235	1,262	1,386	1,359	1,501	1,447	1,464	1,380	1,381	2.1
Debt servicing	2,252	2,383	2,390	2,482	2,498	2,786	2,531	2,666	2,752	2,870	2.7
Operating expense	40,926	42,047	43,204	43,401	44,439	46,876	49,082	50,193	50,702	51,572	2.6
Unusual items:
HST transition funding repayment	—	1,599	—	—	—	—	—	—	—	—
Total expense	40,926	43,646	43,204	43,401	44,439	46,876	49,082	50,193	50,702	51,572
Per cent of operating expense:
Health	39.1	40.2	40.5	41.2	41.3	41.0	40.2	41.1	41.6	42.1	0.8
Education	27.3	26.7	26.7	27.3	26.6	26.1	25.7	26.1	26.3	26.1	-0.5
Social services and housing	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.2	9.1	-0.2
Protection of persons and property	3.5	3.6	3.6	3.5	3.3	3.4	3.3	3.1	3.1	3.0	-1.9
Transportation	3.9	3.7	3.6	3.6	3.6	3.6	3.8	3.7	3.8	3.8	-0.2
Natural resources & economic development	5.7	4.5	4.8	4.0	4.9	5.5	4.6	4.5	4.3	4.3	-3.2
Other	3.0	3.4	3.1	2.7	2.9	2.7	4.8	3.3	2.9	2.9	-0.2
Contingencies	—	—	—	—	—	—	0.9	0.8	0.6	0.6	n/a
General government	2.8	2.9	2.9	3.2	3.1	3.2	2.9	2.9	2.7	2.7	-0.5
Debt servicing	5.5	5.7	5.5	5.7	5.6	5.9	5.2	5.3	5.4	5.6	0.1
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1       Figures reflect government accounting policies used in the most recent Public Accounts audited financial statements.

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A12   Expense by Function Supplementary Information — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.8	7.8	7.9	7.8	7.6	7.7	7.5	7.6	7.5	7.4	-0.6
Education	5.4	5.2	5.2	5.2	4.9	4.9	4.8	4.8	4.7	4.6	-1.9
Social services	1.8	1.8	1.8	1.7	1.6	1.6	1.6	1.7	1.6	1.6	-1.6
Protection of persons and property	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.5	-3.3
Transportation	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-1.6
Natural resources & economic development	1.1	0.9	0.9	0.8	0.9	1.0	0.9	0.8	0.8	0.8	-4.6
Other	0.6	0.7	0.6	0.5	0.5	0.5	0.9	0.6	0.5	0.5	-1.7
Contingencies	—	—	—	—	—	—	0.2	0.1	0.1	0.1	n/a
General government	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.5	0.5	-1.9
Debt servicing	1.1	1.1	1.1	1.1	1.0	1.1	1.0	1.0	1.0	1.0	-1.3
Operating expense	20.0	19.4	19.5	19.0	18.4	18.8	18.7	18.4	17.9	17.5	-1.4
Growth rates (per cent):
Health	4.3	5.8	3.5	2.1	2.8	4.5	2.7	4.6	2.4	2.8	n/a
Education	1.2	0.6	2.7	2.6	0.0	3.3	3.5	3.9	1.5	0.9	n/a
Social services	8.9	4.1	1.3	-4.6	1.1	6.7	3.7	8.5	1.1	0.4	n/a
Protection of persons and property	4.9	4.4	1.8	-1.2	-4.5	8.3	2.1	-2.1	0.8	-3.3	n/a
Transportation	8.7	-2.2	0.6	1.6	1.8	3.9	10.7	0.2	3.7	1.8	n/a
Natural resources & economic development	8.8	-20.3	11.7	-16.1	24.8	16.9	-12.3	-0.4	-2.1	1.3	n/a
Other	-12.6	17.1	-4.8	-12.0	8.8	-1.9	85.1	-30.3	-9.9	1.6	n/a
General government	-16.7	7.8	2.2	9.8	-1.9	10.4	-3.6	1.2	-5.7	0.1	n/a
Debt servicing	2.5	5.8	0.3	3.8	0.6	11.5	-9.2	5.3	3.2	4.3	n/a
Operating expense	2.9	2.7	2.8	0.5	2.4	5.5	4.7	2.3	1.0	1.7	n/a
Per capita ($): [2]
Health	3,581	3,760	3,850	3,892	3,955	4,092	4,150	4,292	4,340	4,407	2.3
Education	2,500	2,496	2,536	2,577	2,546	2,602	2,660	2,730	2,739	2,730	1.0
Social services	848	876	878	829	828	875	896	961	960	952	1.3
Protection of persons and property	324	336	339	331	312	335	338	327	326	311	-0.5
Transportation	354	343	342	344	346	356	389	385	395	397	1.3
Natural resources & economic development	526	416	460	382	472	546	473	465	450	450	-1.7
Other	270	314	296	258	277	269	492	340	302	304	1.3
Contingencies	—	—	—	—	—	—	95	83	62	61	n/a
General government	257	274	278	302	293	320	305	305	284	281	1.0
Debt servicing	504	530	526	541	538	594	533	555	566	583	1.6
Operating expense	9,164	9,345	9,505	9,456	9,567	9,989	10,331	10,443	10,424	10,476	1.5
Real Per Capita Operating Expense (2016 $) [3]	9,857	9,819	9,874	9,835	9,848	10,171	10,330	10,234	10,013	9,864	0.0
Growth rate (per cent)	0.2	-0.4	0.6	-0.4	0.1	3.3	1.6	-0.9	-2.2	-1.5	0.0

1         Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2017/18 expense divided by nominal GDP for the 2017 calendar year).

2         Per capita expense is calculated using July 1 population (e.g. 2017/18 expense divided by population on July 1, 2017).

3         Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 expense).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A13    Full-Time Equivalents (FTEs) — 2010/11 to 2019/20 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	30,221	27,228	27,326	26,526	26,679	27,192	27,455	28,000	28,100	28,100	-0.8
Service delivery agencies [3]	4,295	4,346	4,508	4,640	4,798	4,803	4,813	4,865	4,866	4,632	0.8
Total FTEs	34,516	31,574	31,834	31,166	31,477	31,995	32,268	32,865	32,966	32,732	-0.6
Growth rates:
Ministries and special offices (CRF)	-3.6	-9.9	0.4	-2.9	0.6	1.9	1.0	2.0	0.4	0.0	-1.0
Service delivery agencies	-4.7	1.2	3.7	2.9	3.4	0.1	0.2	1.1	0.0	-4.8	0.3
Population per FTE: [4]
Total FTEs	129.4	142.5	142.8	147.2	147.6	146.7	147.3	146.3	147.6	150.4	1.7

1         Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2         The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3         Service delivery agency FTE amounts do not include SUCH sector staff employment.

4         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2017 divided by 2017/18 FTEs).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A14    Capital Spending — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	433	560	509	466	420	430	504	687	678	597	3.6
Post-secondary institutions	924	655	591	507	718	746	816	987	880	757	-2.2
Health	916	732	742	690	900	923	1,245	917	962	782	-1.7
BC Transportation Financing Authority	1,080	921	1,005	1,017	822	867	941	1,344	1,226	1,546	4.1
BC Transit	39	37	48	80	83	51	66	161	113	115	12.8
Vancouver Convention Centre expansion	10	1	—	—	—	—	—	—	—	—	n/a
BC Place redevelopment	197	194	6	—	—	—	—	—	—	—	n/a
Government direct (ministries)	261	245	267	298	326	290	374	519	442	442	6.0
Housing	230	196	92	65	107	127	138	134	139	114	-7.5
Other	20	24	19	28	31	25	39	55	51	45	9.4
	4,110	3,565	3,279	3,151	3,407	3,459	4,123	4,804	4,491	4,398	0.8
Self-supported:
BC Hydro	1,519	1,703	1,929	2,036	2,169	2,306	2,613	2,421	2,434	2,961	7.7
Columbia River power projects	67	108	94	52	28	15	5	12	7	18	-13.6
Transportation Investment Corporation	730	734	540	202	76	26	46	592	959	837	1.5
BC Railway Company	6	9	10	8	5	23	9	22	13	12	8.0
ICBC	48	92	73	82	88	90	63	60	40	40	-2.0
BC Lottery Corporation	81	74	97	100	69	68	90	90	90	90	1.2
Liquor Distribution Branch	18	19	10	13	25	23	29	82	29	27	4.6
Other [1]	1	5	12	26	28	23	—	—	—	—	n/a
	2,470	2,744	2,765	2,519	2,488	2,574	2,855	3,279	3,572	3,985	5.5
Total capital spending	6,580	6,309	6,044	5,670	5,895	6,033	6,978	8,083	8,063	8,383	2.7
Per cent of nominal GDP: [2]
Taxpayer-supported	2.0	1.6	1.5	1.4	1.4	1.4	1.6	1.8	1.6	1.5	-3.2
Self-supported	1.2	1.3	1.2	1.1	1.0	1.0	1.1	1.2	1.3	1.4	1.3
Total	3.2	2.9	2.7	2.5	2.4	2.4	2.7	3.0	2.8	2.8	-1.3
Growth rates:
Taxpayer-supported	10.5	-13.3	-8.0	-3.9	8.1	1.5	19.2	16.5	-6.5	-2.1	2.2
Self-supported	-26.5	11.1	0.8	-8.9	-1.2	3.5	10.9	14.9	8.9	11.6	2.5
Total	-7.1	-4.1	-4.2	-6.2	4.0	2.3	15.7	15.8	-0.2	4.0	2.0
Per capita: [3]
Taxpayer-supported	920	792	721	687	733	737	868	999	923	893	-0.3
Self-supported	553	610	608	549	536	548	601	682	734	809	4.3
Total	1,473	1,402	1,329	1,236	1,269	1,286	1,469	1,682	1,657	1,703	1.6

Real Per Capita Capital Spending (2016 $) [4]	1,585	1,473	1,381	1,285	1,306	1,309	1,469	1,648	1,592	1,603	0.1
Growth rate (per cent)	-9.4	-7.0	-6.2	-7.0	1.7	0.2	12.2	12.2	-3.4	0.7	-0.6

1       Includes post-secondary institutions’ self-supported subsidiaries.

2       Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amounts divided by nominal GDP for the 2017 calendar year).

3       Per capita capital spending is calculated using July 1 population (e.g. 2017/18 amounts divided by population on July 1, 2017).

4       Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 capital spending).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A15    Statement of Financial Position — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Financial assets:
Cash and temporary investments	3,060	3,235	3,174	2,802	3,676	3,893	3,964	3,271	3,244	3,145	0.3
Other financial assets	7,990	7,938	8,186	9,336	9,121	9,651	9,894	10,268	10,301	10,815	3.4
Sinking funds	1,410	1,491	1,778	835	977	1,580	1,086	1,120	559	489	-11.1
Investments in commercial Crown corporations:
Retained earnings	7,092	6,998	7,541	7,839	8,271	7,499	7,605	8,094	8,703	9,217	3.0
Recoverable capital loans	13,142	15,167	17,208	19,255	20,624	22,074	23,497	25,151	26,520	28,736	9.1
	20,234	22,165	24,749	27,094	28,895	29,573	31,102	33,245	35,223	37,953	7.2
	32,694	34,829	37,887	40,067	42,669	44,697	46,046	47,904	49,327	52,402	5.4
Liabilities:
Accounts payable & accrued liabilities	7,919	9,119	9,149	8,298	8,312	8,571	9,503	9,855	10,320	10,677	3.4
Deferred revenue	10,749	10,449	9,881	9,683	9,765	9,709	9,648	10,397	10,759	11,196	0.5
Debt:
Taxpayer-supported debt	31,821	34,659	38,182	41,068	41,880	42,727	42,027	43,302	45,184	47,201	4.5
Self-supported debt	13,333	15,534	17,634	19,625	21,040	22,565	24,289	26,135	28,023	30,237	9.5
Forecast allowance	—	—	—	—	—	—	350	350	250	250	n/a
Total provincial debt	45,154	50,193	55,816	60,693	62,920	65,292	66,666	69,787	73,457	77,688	6.2
Add: debt offset by sinking funds	1,410	1,491	1,778	835	977	1,580	1,086	1,120	559	489	-11.1
Less: guarantees and non-guaranteed debt	(455)	(730)	(755)	(726)	(739)	(820)	(805)	(998)	(1,516)	(1,515)	14.3
Financial statement debt	46,109	50,954	56,839	60,802	63,158	66,052	66,947	69,909	72,500	76,662	5.8
	64,777	70,522	75,869	78,783	81,235	84,332	86,098	90,161	93,579	98,535	4.8
Net liabilities	(32,083)	(35,693)	(37,982)	(38,716)	(38,566)	(39,635)	(40,052)	(42,257)	(44,252)	(46,133)	4.1
Capital and other assets:
Tangible capital assets	34,278	35,692	36,762	37,778	39,028	40,282	42,266	44,831	47,074	49,161	4.1
Restricted assets	1,312	1,377	1,442	1,493	1,553	1,668	1,668	1,712	1,757	1,802	3.6
Other assets	891	894	966	1,307	1,281	1,064	1,153	1,156	1,159	1,157	2.9
	36,481	37,963	39,170	40,578	41,862	43,014	45,087	47,699	49,990	52,120	4.0
Accumulated surplus (deficit)	4,398	2,270	1,188	1,862	3,296	3,379	5,035	5,442	5,738	5,987	3.5
Per cent of Nominal GDP: [1]
Net liabilities	15.6	16.5	17.2	16.9	16.0	15.9	15.3	15.5	15.6	15.7	0.0
Capital and other assets	17.8	17.5	17.7	17.7	17.4	17.2	17.2	17.5	17.6	17.7	-0.1
Growth rates:
Net liabilities	8.8	11.3	6.4	1.9	-0.4	2.8	1.1	5.5	4.7	4.3	4.6
Capital and other assets	6.6	4.1	3.2	3.6	3.2	2.8	4.8	5.8	4.8	4.3	4.3
Per capita: [2]
Net liabilities	7,184	7,933	8,355	8,437	8,302	8,446	8,429	8,792	9,096	9,371	3.0
Capital and other assets	8,169	8,438	8,616	8,842	9,012	9,166	9,489	9,924	10,276	10,587	2.9

1  Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amount divided by GDP for the 2017 calendar year).

2  Per capita net liabilities is calculated using July 1 population (e.g. 2017/18 amount divided by population on July 1, 2017).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A16    Changes in Financial Position — 2010/11 to 2019/20

							Updated	Budget
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	10-Year
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	Total
(Surplus) deficit for the year	246	1,841	1,163	(347)	(1,692)	(730)	(1,458)	(295)	(244)	(223)	(1,739)
Comprehensive income (increase) decrease	96	287	(81)	(327)	258	647	(198)	(112)	(52)	(26)	492
Change in accumulated (surplus) deficit	342	2,128	1,082	(674)	(1,434)	(83)	(1,656)	(407)	(296)	(249)	(1,247)
Capital and other asset changes:
Taxpayer-supported capital investments	4,110	3,565	3,279	3,151	3,407	3,459	4,123	4,804	4,491	4,398	38,787
Less: amortization and other accounting changes	(2,051)	(2,151)	(2,209)	(2,135)	(2,757)	(2,205)	(2,139)	(2,239)	(2,248)	(2,311)	(21,845)
Increase in net capital assets	2,059	1,414	1,070	1,016	1,250	1,254	1,984	2,565	2,243	2,087	16,942
Increase (decrease) in restricted assets	71	65	65	51	60	115	—	44	45	45	561
Increase (decrease) in other assets	120	3	72	341	(26)	(217)	89	3	3	(2)	386
	2,250	1,482	1,207	1,408	1,284	1,152	2,073	2,612	2,291	2,130	17,889
Increase (decrease) in net liabilities	2,592	3,610	2,289	734	(150)	1,069	417	2,205	1,995	1,881	16,642
Investment and working capital changes:
Increase (decrease) in cash and temporary investments	149	175	(61)	(372)	874	217	71	(693)	(27)	(99)	234
Increase (decrease) in warehouse borrowing investments	—	—	—	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(366)	(94)	543	298	432	(772)	106	489	609	514	1,759
Self-supported capital investments	2,470	2,744	2,765	2,519	2,488	2,573	2,855	3,278	3,572	3,985	29,249
Less: loan repayments and other accounting changes	(924)	(719)	(724)	(472)	(1,119)	(1,123)	(1,432)	(1,624)	(2,203)	(1,769)	(12,109)
	1,180	1,931	2,584	2,345	1,801	678	1,529	2,143	1,978	2,730	18,899
Other working capital changes	(480)	(871)	1,073	1,256	(169)	930	(1,122)	(693)	(1,355)	(350)	(1,781)
	849	1,235	3,596	3,229	2,506	1,825	478	757	596	2,281	17,352
Increase (decrease) in financial statement debt	3,441	4,845	5,885	3,963	2,356	2,894	895	2,962	2,591	4,162	33,994
(Increase) decrease in sinking fund debt	(81)	(81)	(287)	943	(142)	(603)	494	(34)	561	70	840
Increase (decrease) in guarantees	39	99	(34)	27	(33)	6	(316)	1	(1)	1	(211)
Increase (decrease) in non-guaranteed debt	(130)	176	59	(56)	46	75	301	192	519	(2)	1,180
Increase (decrease) in total provincial debt	3,269	5,039	5,623	4,877	2,227	2,372	1,374	3,121	3,670	4,231	35,803
Represented by increase (decrease) in:
Taxpayer-supported debt	1,853	2,838	3,523	2,886	812	847	(700)	1,275	1,882	2,017	17,233
Self-supported debt	1,416	2,201	2,100	1,991	1,415	1,525	1,724	1,846	1,888	2,214	18,320
Forecast allowance	—	—	—	—	—	—	350	—	(100)	—	250
Total provincial debt	3,269	5,039	5,623	4,877	2,227	2,372	1,374	3,121	3,670	4,231	35,803

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Tavbable A17    Provincial Debt — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	6,964	7,813	9,408	10,223	9,280	8,034	5,167	3,609	2,350	1,066	-18.8
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	4,092	4,185	4,315	4,386	4,518	4,731	4,933	5,352	5,653	5,941	4.2
School districts	6,016	6,407	6,830	7,245	7,600	8,033	8,481	8,977	9,596	10,151	6.0
	10,108	10,592	11,145	11,631	12,118	12,764	13,414	14,329	15,249	16,092	5.3
Health facilities	4,895	5,293	5,691	6,038	6,522	6,998	7,553	8,012	8,658	9,214	7.3
Highways, ferries and public transit
BC Transit	158	183	163	143	123	106	95	83	109	151	-0.5
BC Transportation Financing Authority	5,785	6,287	7,084	7,912	8,428	9,185	9,982	11,023	12,199	13,652	10.0
Public transit	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.0
SkyTrain extension	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.2
	8,095	8,644	9,421	10,229	10,725	11,465	12,251	13,280	14,482	15,977	7.8
Other
BC Immigrant Investment Fund	347	398	363	440	414	304	216	156	101	58	-18.0
BC Pavilion Corporation	250	383	383	382	381	389	397	410	418	425	6.1
Provincial government general capital	570	808	1,073	1,372	1,698	1,987	2,301	2,746	3,120	3,502	22.4
Social Housing	511	674	658	719	715	760	701	733	779	841	5.7
Other	81	54	40	34	27	26	27	27	27	26	-11.9
	1,759	2,317	2,517	2,947	3,235	3,466	3,642	4,072	4,445	4,852	11.9
Total other taxpayer-supported debt	24,857	26,846	28,774	30,845	32,600	34,693	36,860	39,693	42,834	46,135	7.1
Total taxpayer-supported debt	31,821	34,659	38,182	41,068	41,880	42,727	42,027	43,302	45,184	47,201	4.5
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	11,710	12,978	14,167	15,559	16,544	17,928	19,585	20,798	21,705	23,058	7.8
BC Lotteries	85	90	132	155	140	150	158	171	176	182	8.8
Columbia Power Corporation	—	—	—	—	300	296	291	286	281	276	n/a
Columbia River power projects	183	481	475	470	464	459	448	434	417	400	9.1
Post-secondary institution subsidiaries	173	173	215	198	222	310	310	310	310	310	6.7
Transportation Investment Corporation	1,148	1,779	2,610	3,209	3,335	3,389	3,465	4,089	5,078	5,947	20.1
Other	34	33	35	34	35	33	32	47	56	64	7.3
Total self-supported debt	13,333	15,534	17,634	19,625	21,040	22,565	24,289	26,135	28,023	30,237	9.5
Forecast allowance	—	—	—	—	—	—	350	350	250	250	n/a
Total provincial debt	45,154	50,193	55,816	60,693	62,920	65,292	66,666	69,787	73,457	77,688	6.2

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A18    Provincial Debt Supplementary Information — 2010/11 to 2019/20 1

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
($ millions)	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(percent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.4	3.6	4.2	4.5	3.9	3.2	2.0	1.3	0.8	0.4	-22.0
Education facilities	4.9	4.9	5.0	5.1	5.0	5.1	5.1	5.3	5.4	5.5	1.1
Health facilities	2.4	2.4	2.6	2.6	2.7	2.8	2.9	2.9	3.1	3.1	3.1
Highways, ferries and public transit	3.9	4.0	4.3	4.5	4.5	4.6	4.7	4.9	5.1	5.4	3.6
Other	0.9	1.1	1.1	1.3	1.3	1.4	1.4	1.5	1.6	1.6	7.5
Total taxpayer-supported debt	15.5	16.0	17.2	17.9	17.4	17.1	16.1	15.9	15.9	16.0	0.4
Self-supported debt:
Commercial Crown corporations & agencies	6.5	7.2	8.0	8.6	8.7	9.0	9.3	9.6	9.9	10.3	5.2
Warehouse borrowing program	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	6.5	7.2	8.0	8.6	8.7	9.0	9.3	9.6	9.9	10.3	5.2
Total provincial debt	22.0	23.2	25.2	26.5	26.1	26.1	25.5	25.6	25.9	26.4	2.0
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-5.4	12.2	20.4	8.7	-9.2	-13.4	-35.7	-30.2	-34.9	-54.6	-14.2
Education facilities	5.3	4.8	5.2	4.4	4.2	5.3	5.1	6.8	6.4	5.5	5.3
Health facilities	11.5	8.1	7.5	6.1	8.0	7.3	7.9	6.1	8.1	6.4	7.7
Highways, ferries and public transit	7.9	6.8	9.0	8.6	4.8	6.9	6.9	8.4	9.1	10.3	7.9
Other	57.5	31.7	8.6	17.1	9.8	7.1	5.1	11.8	9.2	9.2	16.7
Total taxpayer-supported debt	6.2	8.9	10.2	7.6	2.0	2.0	-1.6	3.0	4.3	4.5	4.7
Self-supported debt:
Commercial Crown corporations & agencies	11.9	16.5	13.5	11.3	7.2	7.2	7.6	7.6	7.2	7.9	9.8
Warehouse borrowing program	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	11.9	16.5	13.5	11.3	7.2	7.2	7.6	7.6	7.2	7.9	9.8
Total provincial debt	7.8	11.2	11.2	8.7	3.7	3.8	2.1	4.7	5.3	5.8	6.4
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,559	1,737	2,069	2,228	1,998	1,712	1,087	751	483	217	-19.7
Education facilities	2,263	2,354	2,451	2,535	2,609	2,720	2,823	2,981	3,135	3,269	4.2
Health facilities	1,096	1,176	1,252	1,316	1,404	1,491	1,590	1,667	1,780	1,872	6.1
Highways, ferries and public transit	1,813	1,921	2,072	2,229	2,309	2,443	2,578	2,763	2,977	3,245	6.7
Other	394	515	554	642	696	739	766	847	914	986	10.7
Total taxpayer-supported debt	7,125	7,703	8,398	8,949	9,016	9,105	8,845	9,009	9,288	9,588	3.4
Self-supported debt:
Commercial Crown corporations & agencies	2,985	3,453	3,879	4,276	4,529	4,808	5,112	5,437	5,760	6,142	8.3
Total self-supported debt	2,985	3,453	3,879	4,276	4,529	4,808	5,112	5,437	5,760	6,142	8.3
Total provincial debt	10,111	11,156	12,277	13,226	13,545	13,913	14,030	14,519	15,100	15,781	5.1
Real Per Capita Provincial Debt (2016 $) [4]	10,875	11,721	12,757	13,754	13,944	14,167	14,030	14,229	14,507	14,858	3.5
Growth rate (per cent)	5.1	7.8	8.8	7.8	1.4	1.6	-1.0	1.4	2.0	2.4	3.7

1     Numbers may not add due to rounding.

2     Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2017/18 debt divided by nominal GDP for the 2017 calendar year).

3     Per capita debt is calculated using July 1 population (e.g. 2017/18 debt divided by population on July 1, 2017).

4     Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 debt).

Budget and Fiscal Plan — 2017/18 to 2019/20

Appendix

Table A19    Key Provincial Debt Indicators — 2010/11 to 2019/20

							Updated	Budget			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Estimate	Plan	Plan	annual
	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	change
											(per cent)
Debt to revenue (per cent)
Total provincial	88.5	94.7	104.1	107.6	106.4	105.8	101.6	106.1	110.2	113.9	2.9
Taxpayer-supported	78.8	85.1	93.7	96.1	94.1	91.0	84.0	87.6	91.1	93.5	1.9
Debt per capita ($) [1]
Total provincial	10,111	11,156	12,277	13,226	13,545	13,913	14,030	14,519	15,100	15,781	5.1
Taxpayer-supported	7,125	7,703	8,398	8,949	9,016	9,105	8,845	9,009	9,288	9,588	3.4
Debt to nominal GDP (per cent) [2]
Total provincial	22.0	23.2	25.2	26.5	26.1	26.1	25.5	25.6	25.9	26.4	2.0
Taxpayer-supported	15.5	16.0	17.2	17.9	17.4	17.1	16.1	15.9	15.9	16.0	0.4
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.2	4.3	4.4	4.5	4.2	4.8	3.8	4.1	4.3	4.3	0.2
Taxpayer-supported	4.0	4.0	3.9	3.9	3.6	4.2	3.2	3.4	3.6	3.7	-0.7
Interest costs ($ millions)
Total provincial	2,155	2,300	2,336	2,547	2,465	2,946	2,508	2,678	2,836	2,918	3.4
Taxpayer-supported	1,596	1,625	1,590	1,686	1,591	1,960	1,624	1,686	1,767	1,880	1.8
Interest rate (per cent) [4]
Taxpayer-supported	5.2	4.9	4.4	4.3	3.8	4.6	3.8	4.0	4.0	4.1	-2.6
Background Information:
Revenue ($ millions)
Total provincial [5]	51,041	53,001	53,618	56,422	59,145	61,726	65,591	65,805	66,675	68,181	3.3
Taxpayer-supported [6]	40,391	40,742	40,749	42,745	44,492	46,927	50,005	49,417	49,590	50,492	2.5
Debt ($ millions)
Total provincial	45,154	50,193	55,816	60,693	62,920	65,292	66,666	69,787	73,457	77,688	6.2
Taxpayer-supported [7]	31,821	34,659	38,182	41,068	41,880	42,727	42,027	43,302	45,184	47,201	4.5
Provincial nominal GDP ($ millions) [8]	205,117	216,786	221,414	228,973	240,900	249,981	261,808	272,540	283,412	294,600	4.1
Population (thousands at July 1) [9]	4,466	4,499	4,546	4,589	4,645	4,693	4,752	4,807	4,865	4,923	1.1

1     The ratio of debt to population (e.g. 2017/18 debt divided by population at July 1, 2017).

2     The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2017/18 debt divided by 2017 nominal GDP).

3     The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4     Weighted average of all outstanding debt issues.

5     Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6     Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7     Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8     Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2017 is used for the fiscal year ended March 31, 2018).

9     Population at July 1st within the fiscal year (e.g. population at July 1, 2017 is used for the fiscal year ended March 31, 2018).

Budget and Fiscal Plan — 2017/18 to 2019/20

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British Columbia | Ministry of Finance